SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

     For the fiscal year ended December 31, 2012.

Or

☐	Transition report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

     For the transition period from                      to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:

THE GOLDMAN SACHS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC

200 West Street

New York, NY 10282

The Goldman Sachs 401(k) Plan

Financial Statements and Supplemental Schedules

December 31, 2012 and 2011

(With Independent Registered Public Accounting Firm’s Report Thereon)

The Goldman Sachs 401(k) Plan

Index

December 31, 2012 and 2011

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–25

Supplemental Schedules*

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	26–83

Schedule H, Line 4i — Schedule of Assets (Acquired and Disposed of Within the Plan Year)	84

Schedule H, Line 4j — Schedule of Reportable Transactions	85

Schedule G, Part 1 — Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible	86-88

Signatures

Index to Exhibits

Consent of PricewaterhouseCoopers, LLP
EX-23: Consent of PricewaterhouseCoopers, LLP

*

All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Goldman Sachs 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) at December 31, 2012 and 2011, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year), schedule of assets (acquired and disposed of within the plan year), schedule of reportable transactions and schedule of loans or fixed income obligations in default or classified as uncollectible are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY

July 1, 2013

The Goldman Sachs 401(k) Plan

Statements of Net Assets Available for Benefits

December 31, 2012 and 2011

	As of December
in thousands	2012	2011
Assets

Total investment assets at fair value (Note 3)	$5,394,649	$4,854,580

Employee contributions	4,840	4,842
Employer contributions, net	90,445	94,762
Notes receivable from participants	29,840	26,308
Interest and dividends	4,684	4,757
Due from brokers and other receivables	159,087	113,603

Total receivables	288,896	244,272

Total assets	5,683,545	5,098,852

Liabilities

Total investment liabilities at fair value (Note 3)	189,206	118,683

Due to brokers and other payables	42,346	37,726
Accrued expenses	25,473	2,498

Total liabilities	257,025	158,907

Net assets reflecting all investments at fair value	5,426,520	4,939,945
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(6,740)	(818)

Net assets available for benefits	$5,419,780	$4,939,127

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan

Statements of Changes in Net Assets Available for Benefits

December 31, 2012 and 2011

	Year Ended December
in thousands	2012	2011
Additions

Investment income/(loss):
Net appreciation/(depreciation) in fair value of investments (Note 3)	$557,960	$(175,758)
Interest and dividends	75,981	75,835
Less: Investment management fees and other expenses	(40,440)	(17,211)

Total investment income/(loss)	593,501	(117,134)

Interest income on notes receivable from participants	1,148	1,141

Contributions:
Employee	172,728	185,932
Employer, net	90,445	94,762

Total contributions	263,173	280,694

Total additions	857,822	164,701

Deductions

Benefits paid	377,169	233,000

Total deductions	377,169	233,000

Net increase/(decrease)	480,653	(68,299)

Net assets available for benefits

Beginning of year	4,939,127	5,007,426

End of year	$5,419,780	$4,939,127

The accompanying notes are an integral part of these financial statements.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Note 1.

Plan Description

The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document, as most recently amended on December 19, 2012, for a more complete description of the Plan’s provisions. Items referenced “as defined” are defined in the Plan document or separate provisions to the Plan.

The Plan became effective on January 1, 1945 and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design, and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.

General

The Plan is a defined contribution plan to which participants, in addition to rolling over contributions from other qualified plans, may elect to make pre-tax 401(k) and after-tax Roth 401(k) contributions each year based on their compensation, as determined under the Plan. The Plan’s “Plan Year” is the 12-month period commencing on January 1 and ending on the following December 31. The Plan offers a dollar-for-dollar “Firm Matching Contribution” of up to 4% of an eligible participant’s total compensation, capped by applicable statutory limitations. If 4% of an eligible participant’s total compensation is less than $6,000, The Goldman Sachs Group, Inc. (the firm) will allocate a “Supplemental Contribution” equal to the difference. In addition to these contributions, the firm will also allocate to each eligible participant an “Additional Retirement Contribution” up to $4,000. Collectively, the Firm Matching Contribution, Supplemental Contribution and Additional Retirement Contribution are herein referred to as the “Firm Contributions.” The Plan’s Retirement Committee, as defined (the Committee), monitors the investment objectives and performance of the Plan’s individual investment options. The Committee consists of employees of the firm or its affiliates, including, in some cases, senior management of the firm or its affiliates. Participants direct their contributions and the Firm Contributions into various investment options offered by the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments are managed in mutual funds, collective trust funds and separately managed accounts. Hewitt Associates, LLC is the recordkeeper of the Plan.

The Plan also offers participants the option to invest in the Stock Fund, as defined (the Company Stock Fund), a separately managed account, which primarily invests in shares of the firm’s common stock. In accordance with a policy adopted by the Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Company Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Company Stock Fund. In addition, participants are restricted from transferring into or out of the Company Stock Fund during the “black-out” periods that are part of the firm’s compliance procedures designed to avoid violations of applicable securities laws.

Eligibility

Employees become eligible to make pre-tax 401(k) and after-tax Roth 401(k) contributions to the Plan as of the first day of the month after they join the firm as employees. In addition, employees are eligible, as determined under the Plan document, to participate in the Firm Matching Contributions and Supplemental Contributions generally as of the first day of the month after they complete one Year of Service, as defined, and attain age 21. In addition, to be eligible for the Supplemental Contribution, the employee must be employed on the last day of the firm’s fiscal year that ends with or within the Plan Year. Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) eligible for benefits under the Goldman Sachs Employees’ Pension Plan as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the firm as of the last day of the current fiscal year.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Vesting

Participants are immediately fully vested in their own 401(k) contributions, the Firm Matching Contributions and Supplemental Contributions, and the earnings thereon. Participants became fully vested after three Years of Service in the Firm Profit Sharing Contributions (which were discretionary profit sharing contributions made by the firm prior to January 1, 2008) and Additional Retirement Contributions, and the earnings thereon. Additionally, upon the earliest to occur of the following: (i) attainment of age 65 while employed by the firm, (ii) disability retirement, (iii) death or (iv) Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds or a portion thereof allocated to the participant’s account or may receive periodic distributions from the Plan. Forfeitures of terminated participants’ unvested Firm Profit Sharing and Additional Retirement Contributions can be used to reduce Firm Contributions. For the years ended December 31, 2012 and 2011, forfeited unvested accounts totaled $135,000 and $119,000, respectively, and, in part, have been used to reduce Employer contributions.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings thereon (including net realized and unrealized investment appreciation and depreciation) allocated to such participant’s account.

Notes Receivable from Participants

A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to the Firm Contributions. Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans generally must be repaid within five years, or in some cases, ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

Trust Agreement

The Plan’s investments are owned by the Master Trust, which is subject to a trust agreement (the Trust Agreement) with State Street Bank & Trust Company (the Trustee).

Note 2.

Summary of Significant Accounting Policies

Basis of Accounting

These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

Use of Estimates

Preparation of these financial statements requires management to make certain estimates and assumptions, the most important of which relates to fair value measurements of the Plan investments. These estimates and assumptions are based on the best available information but actual results could be materially different.

Reclassifications

Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Employer Contributions

The employer contributions receivable is presented on the Statements of Net Assets Available for Benefits, net of forfeited unvested account balances as of December 31, 2012 and 2011.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Participant loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.

Risks and Uncertainties

The Plan provides for various investment options, which include investments in any combination of equities, fixed income securities, individual guaranteed investment contracts, currency and commodities, futures, forwards, options, other derivative contracts and real estate investment trusts.

Investments are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Expenses

Investment advisory expenses are borne by the Plan and are included in Net appreciation/(depreciation) in fair value of investments.

The investment managers of the Multi-Market Hedge Fund Option, Multi-Strategy Hedge Fund Option and Global Equity Long-Short Hedge Fund Option (each of which is a separately managed account on behalf of the Plan), charge fixed asset-based management fees plus annual incentive fees of 15% to 20% of the net investment income earned, if any, by each fund. These expenses are reported separately and included in Investment management fees and other expenses. Other administrative and custodial fees are paid by the Plan, unless paid by the firm.

Investments

The investments of the Plan are reported at fair value. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Mutual funds and collective trust funds represent investments with various investment managers. The respective fair values of these investments are determined by reference to the investment options’ respective underlying assets, which are principally marketable equity and fixed income securities. Mutual funds are valued based on the quoted net asset value per share held. Collective trust funds are valued based on the net asset value per unit as reported by the investment managers.

Investments within separately managed accounts are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest, which approximates fair value.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Common stock, preferred stock, fixed income securities, real estate investment trusts, options and futures traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers’) best estimate of fair value (as defined in Note 4).

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information. See Note 10 for further information about derivatives.

Investments denominated in currencies other than the U.S. dollar are converted using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions. Interest income is recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Due from brokers and other receivables and Due to brokers and other payables may include cash or securities maintained with brokers and counterparties for margin account balances, collateral posted and received in conjunction with the Plan’s investment portfolio, and the amounts due to and due from brokers for the settlement of purchase and sale transactions. These balances are not considered cash and short-term investments of the Plan. As of December 31, 2012 and 2011, Due from brokers and other receivables primarily included margin account balances, collateral posted, and receivables for unsettled trades. As of December 31, 2012 and 2011, Due to brokers and other payables primarily included margin account balances, collateral received, and payables for unsettled trades. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Note 3 presents the Net appreciation/(depreciation) in the fair value of investments, which consists of realized gains or losses and unrealized appreciation/(depreciation) on investments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Recent Accounting Developments

Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 820)

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2011-04, “Fair Value Measurements (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain principles related to measuring fair value, and requires additional disclosures about fair value measurements. ASU No. 2011-04 was effective for periods beginning after December 15, 2011. The Plan adopted the standard on January 1, 2012. Adoption of ASU No. 2011-04 did not materially affect the Plan’s statements of net assets available for benefits or statements of changes in net assets available for benefits.

Disclosures about Offsetting Assets and Liabilities (ASC 210)

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” ASU No. 2011-11, as amended by ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” requires disclosure of the effect or potential effect of offsetting arrangements on the Plan’s financial position as well as enhanced disclosure of the rights of setoff associated with the Plan’s recognized assets and recognized liabilities. ASU No. 2011-11 is effective for periods beginning on or after January 1, 2013. Since these amended principles require only additional disclosures concerning offsetting and related arrangements, adoption will not affect the Plan’s statements of net assets available for benefits or statements of changes in net assets available for benefits.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Note 3.

Net Investments at Fair Value

The following is a summary of the fair value of the Plan’s net investments:

	As of December
in thousands	2012	2011
Assets

Collective trusts	$1,458,590	$1,233,198
Mutual funds	1,507,237	1,759,918
Managed accounts:
Cash and short-term investments	30,890	36,987
Stable value fund	561,537	598,397
Fixed income securities	394,514	326,343
Common and preferred stocks	1,243,780	866,480
Derivative contracts	27,922	24,783
Real estate investment trusts	170,179	8,474

Total investment assets at fair value	$5,394,649	$4,854,580

Liabilities
Managed accounts:
Derivative contracts	$24,085	$16,898
Investments sold, but not yet purchased, at fair value:
Managed accounts:
Fixed income securities	12,093	7,659
Common and preferred stocks	151,938	93,069
Real estate investment trusts	1,090	1,057

Total investment liabilities at fair value	$189,206	$118,683

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

The Plan’s investments appreciated/(depreciated) (including gains and losses on investments bought, sold, and held during the year) as follows:

	Year Ended December
in thousands	2012	2011
Net appreciation/(depreciation) in fair value of investments
Collective trusts	$191,807	$(21,525)
Mutual funds	107,606	(57,644)
Managed accounts:
Cash and short-term investments	(2,455)	(227)
Collective trusts	—	(188)
Fixed income securities	50,486	5,816
Common and preferred stocks	199,674	(112,149)
Derivative contracts	10,842	10,159

Total net appreciation/(depreciation) in fair value of investments	$557,960	$(175,758)

The following presents the fair value of investments that represent 5% or more of the Plan’s net assets available for benefits:

in thousands	As of December
	2012	2011
State Street Global Advisors S&P 500 Flagship Securities Non-Lending Fund	$492,691	$439,018
Goldman Sachs Financial Square Money Market Fund	379,367	388,741

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Note 4.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments are marked at closing prices. Fair value measurements do not include transaction costs.

The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced parameters as inputs including, but not limited to, interest rates, volatilities, equity or debt prices, foreign exchange rates, commodity prices, and credit spreads.

U.S. GAAP has a three-level fair value hierarchy for disclosure of fair value measurements. The fair value hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in the fair value hierarchy is based on the lowest level of input that is significant to its fair value measurement.

The fair value hierarchy is as follows:

Level 1.	Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities.

Level 2.	Inputs to valuation techniques are observable, either directly or indirectly.

Level 3.	One or more inputs to valuation techniques are significant and unobservable.

Level 1 instruments are valued using quoted market prices for identical unrestricted instruments in active markets. The Plan defines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan defines active markets for debt instruments based on both average daily trading volume and the number of days with trading activity.

Valuations of level 2 instruments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Level 3 instruments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument and include relevant broker quotations. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of level 3 instruments.

For valuation inputs involving broker quotations, consideration is given to the nature of the quotations (e.g. indicative and/or firm) and the relationship of recent market activity to the prices provided from alternative pricing sources.

The investment managers and custodian, on behalf of the Plan, use independent pricing sources to value plan assets traded on exchanges and independent quoted prices or developed models for all assets not traded on exchanges. Investment managers review their valuation approaches on an ongoing basis and revise as necessary based on changing market conditions to ensure values represent a fair value. These valuation approaches are periodically reviewed by the plan sponsor staff.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Total Plan investment assets at fair value classified within level 3 as of December 31, 2012 and 2011 were $620.9 million and $635.1 million, respectively, which primarily consisted of the Plan’s Stable Value Fund. As of December 31, 2012 and 2011, such amounts were approximately 12% and 13%, respectively, of Total investment assets at fair value. See Note 3 for further information about net investments at fair value.

Investment Assets and Investment Liabilities by Level

The tables below present, by level within the fair value hierarchy, investment assets and investment liabilities of the Plan accounted for at fair value. See Note 3 for further information about net investments at fair value.

	Investment Assets at Fair Value as of December 2012
in thousands	Level 1	Level 2	Level 3		Total
Collective trusts:
Large cap	$655,315	$—	$—		$655,315
Asset allocation	390,975	—	—		390,975
International	—	156,573	—		156,573
Small cap	98,711	—	—		98,711
Mid cap	105,926	—	—		105,926
Fixed income	51,090	—	—		51,090

Total collective trusts	1,302,017	156,573	—		1,458,590

Mutual funds:
Fixed income	545,652	—	—		545,652
Mid cap	263,638	—	—		263,638
International	181,669	—	—		181,669
Large cap	83,893	—	—		83,893
Money market	432,385	—	—		432,385

Total mutual funds	1,507,237	—	—		1,507,237

Managed accounts:
Cash and short-term investments	5,790	25,100	—		30,890
Stable value fund	4,987	—	556,550	[1]	561,537
Fixed income securities	99,443	232,911	62,160	[2]	394,514
Common and preferred stocks	1,229,515	12,042	2,223	[3]	1,243,780
Derivative contracts	—	27,922	—		27,922
Real estate investment trusts	170,179	—	—		170,179

Total managed accounts	1,509,914	297,975	620,933		2,428,822

Total investment assets at fair value	$4,319,168	$454,548	$620,933		$5,394,649

1.	Principally consists of investments in non-public investment vehicles.

2.	Principally consists of mortgage-backed securities and collateralized debt obligations.

3.	Principally consists of private equity investments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

	Investment Liabilities at Fair Value as of December 2012
in thousands	Level 1	Level 2	Level 3	Total
Investments at fair value:
Managed accounts:
Derivative contracts	$—	$24,085	$—	$24,085
Investments sold, but not yet purchased, at fair value:
Managed accounts:
Fixed income securities	4,525	7,568	—	12,093
Common and preferred stocks	150,082	1,856	—	151,938
Real estate investment trusts	1,090	—	—	1,090

Total investment liabilities at fair value	$155,697	$33,509	$—	$189,206

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

	Investment Assets at Fair Value as of December 2011
in thousands	Level 1	Level 2	Level 3		Total
Collective trusts:
Large cap	$577,679	$—	$—		$577,679
Asset allocation	286,835	—	—		286,835
International	—	133,780	—		133,780
Small cap	93,321	—	—		93,321
Mid cap	92,597	—	—		92,597
Fixed income	48,986	—	—		48,986

Total collective trusts	1,099,418	133,780	—		1,233,198

Mutual funds:
Fixed income	495,640	—	—		495,640
Mid cap	310,045	—	—		310,045
International	164,988	—	—		164,988
Large cap	138,893	—	—		138,893
Money market	439,770	—	—		439,770
Real estate investment trusts	—	136,223	—		136,223
Commodities	74,359	—	—		74,359

Total mutual funds	1,623,695	136,223	—		1,759,918

Managed accounts:
Cash and short-term investments	34,886	2,101	—		36,987
Stable value fund	2,202	—	596,195	[1]	598,397
Fixed income securities	58,586	231,047	36,710	[2]	326,343
Common and preferred stocks	848,650	15,615	2,215	[3]	866,480
Derivative contracts	—	24,783	—		24,783
Real estate investment trusts	8,474	—	—		8,474

Total managed accounts	952,798	273,546	635,120		1,861,464

Total investment assets at fair value	$3,675,911	$543,549	$635,120		$4,854,580

1.	Principally consists of investments in non-public investment vehicles.

2.	Principally consists of mortgage-backed securities and collateralized debt obligations.

3.	Principally consists of private equity investments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

	Investment Liabilities at Fair Value as of December 2011
in thousands	Level 1	Level 2	Level 3	Total
Investments at fair value:
Managed accounts:
Derivative contracts	$—	$16,898	$—	$16,898
Investments sold, but not yet purchased, at fair value:
Managed accounts:
Fixed income securities	—	7,659	—	7,659
Common and preferred stocks	92,217	852	—	93,069
Real estate investment trusts	1,057	—	—	1,057

Total investment liabilities at fair value	$93,274	$25,409	$—	$118,683

Transfers Between Levels of the Fair Value Hierarchy

Transfers between levels are reported at the beginning of the reporting period in which they occur. During the year ended December 2012, transfers into level 1 from level 2 of investments were $1.3 million, which represents transfers of short non-U.S. sovereign debt, reflecting the level of market activity in these instruments. Transfers into level 2 from level 1 of investments were $2.2 million and primarily represented transfers of non-U.S. government obligations, reflecting the level of market activity in these instruments.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Level 3 Rollforward

The tables below present changes in fair value for all investment assets categorized as level 3 as of the end of the year:

	Level 3 Investment Assets at Fair Value for the Year Ended December 2012
in thousands	Stable Value Fund	Fixed Income Securities	Common Stock	Total
Balance, beginning of year	$596,195	$36,710	$2,215	$635,120
Net realized gains/(losses)	—	2,591	—	2,591	[1]
Net unrealized gains/(losses) relating to instruments still held at year end	5,922	7,577	30	13,529	[1]
Purchases	6,439	28,053	—	34,492
Sales	(52,006)	(17,798)	(22)	(69,826)
Transfers into level 3	—	5,027	—	5,027

Balance, end of year	$556,550	$62,160	$2,223	$620,933

1.	Gains and losses (realized and unrealized) included in changes in net assets for the period above are reported in net appreciation/(depreciation) in fair value of investments.

Fixed income transfers into level 3 of $5.0 million primarily reflected transfers from level 2 of certain collateralized loan obligations and bank loans due to a decline in the transparency of market prices used to value these securities.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

	Level 3 Investment Assets at Fair Value for the Year Ended December 2011
in thousands	Stable Value Fund	Fixed Income Securities	Common Stock	Total
Balance, beginning of year	$608,594	$49,588	$2,203	$660,385
Net realized gains/(losses)	—	1,294	—	1,294	[1]
Net unrealized gains/(losses) relating to instruments still held at the reporting date	14,279	(1,300)	46	13,025	[1]
Purchases	211,902	16,962	—	228,864
Sales	(238,580)	(14,402)	(34)	(253,016)
Net transfers in and/or (out) of level 3	—	(15,432)	—	(15,432)

Balance, end of year	$596,195	$36,710	$2,215	$635,120

[1].	Gains and losses (realized and unrealized) included in changes in net assets for the period above are reported in net appreciation/(depreciation) in fair value of investments.

Net fixed income transfers out of level 3 of $15.4 million primarily reflected transfers to level 2 of certain residential mortgage-backed securities due to improved transparency of market prices used to value these securities, as well as unobservable inputs no longer being significant to the valuation of these securities.

Except for the Plan’s Stable Value Fund (see Note 5), level 3 investments are valued primarily using unadjusted broker quotations.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Note 5.

Description of the Plan’s Investment Contracts

Fully benefit-responsive investment contracts held by a defined contribution plan are required to be reported at fair value rather than contract value with an offsetting asset or liability in the Statements of Net Assets Available for Benefits. The Statements of Changes in Net Assets Available for Plan Benefits are prepared on a contract value basis.

The Plan’s Stable Value Fund (the Fund) invests in synthetic guaranteed investment contracts (GICs), each with similar characteristics. A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, designed to provide a contract value “wrapper” around a portfolio of bonds or other fixed income securities that are owned by the Fund. As of December 31, 2012, the assets underlying the Fund’s wrap contracts were interests in fixed income collective trust funds (Dwight1 Term Funds 2012-2016), and separately managed account bond portfolios (managed by PIMCO and BlackRock, respectively). Prior to April 2011, the underlying assets included units in the Dwight Target 2 Fund and the Dwight Target 5 Fund, each a fixed income collective trust funds. The wrap contracts are obligated to provide an interest crediting rate not less than zero. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized over the duration of the underlying assets or other amortization period agreed upon by the investment manager and wrap provider, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value.

The Fund owns units of the Goldman Sachs Financial Square Money Market Fund, which serves as the Fund’s short-term liquidity vehicle.

Variables that Impact Future Crediting Rates

Primary variables impacting future crediting rates of wrap contracts include:

-	current yield of the underlying assets within the wrap contract
-	duration of the underlying assets covered by the wrap contract or other amortization period agreed upon by the investment manager and the wrap provider
-	existing difference between the market value of the underlying assets within the wrap contract and contract value of the wrap contract

Crediting Rate Calculation Methodology

The Fund uses the following formula to calculate future crediting rates for the wrap contracts:

CR = [(1+Y)*(MV/CV) ^ (1/D)]-1-Fees

CR = crediting rate

MV = market value of underlying assets

CV = contract value

D = weighted average duration of the portfolio or other amortization period agreed upon by the investment manager and the wrap provider

Y = weighted average annual effective yield to maturity of the underlying portfolio

Fees = annualized % charge for wrap provider and investment management fees

1	Effective May 15, 2012, Goldman Sachs Asset Management, L.P. (GSAM) acquired Dwight Asset Management Company LLC (Dwight), the investment manager of the Plan’s Stable Value Fund.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

The net crediting rate reflects fees paid to wrap contract issuers and other fees agreed upon by the investment manager and the wrap provider.

Basis and Frequency of Determining Interest Crediting Rates

Prior to July 1, 2011, the wrap contract crediting rates were reset on a staggered, quarterly basis. On and after July 1, 2011, the wrap contract crediting rates are reset on a monthly basis.

Minimum Crediting Rates

Wrap contracts provide an interest rate floor of zero percent.

Relationship between Future Crediting Rates and Adjustment between Fair Value (Market Value) and Contract Value

The crediting rate of the wrap contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the underlying assets to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

Limitations on the Ability of the Fund to Transact At Contract Value

The benefit-responsive investment contracts (i.e., wrap contracts), which are agreements with insurance companies and other financial institutions, are designed to help preserve principal and provide a stable crediting rate. These contracts are fully benefit-responsive and provide that Plan participant-initiated withdrawals permitted under the Plan will be paid at contract value. In addition to certain wrap agreement termination provisions discussed below, wrap contracts provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations, and that the issuer determines will have a material adverse effect on the issuer’s financial interest, to be paid with a market value adjustment to the contract value amount of such withdrawal as defined in such contracts.

While each contract issuer specifies the events which may trigger such a market value adjustment, such events include all or some of the following: (i) amendments to the Plan documents or Plan’s administration; (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) complete or partial termination of the Plan or its merger with another plan; (iv) failure of the Plan or its Master Trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or Fund; (vi) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund; (vii) the establishment of a defined contribution plan that competes with the Plan for participant contributions; and (viii) unless made in accordance with the withdrawal provisions of the Plan, the withdrawal from the wrap contract at the direction of the Plan sponsor (“market-value event”1).

1

For purposes of the Plan’s contracts, “market-value events” are defined as follows: (i) a change of employment status due to (a) the transfer or other change of employment from an employer to a parent, subsidiary or any company under common ownership or control with the employer or (b) a spin-off, sale or merger of any unit of the employer where a withdrawal is the result of a transfer to another plan unless, in any of these cases, there is a cessation of employment constituting a “separation from service” for purposes of Section 401(k) or Section 402 of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code); (ii) a partial or full Plan termination which is not the result of financial hardship, such as a court ordered liquidation under applicable bankruptcy or insolvency statutes; (iii) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Plan or Fund; and (iv) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

In addition, wrap contracts typically provide for an adjustment to contract value if a security that is part of the underlying assets defaults or otherwise becomes impaired as defined in the wrap contract. In the event of an impairment, contract value is generally decreased by the amortized cost of the impaired security and, if such security is subsequently sold, contract value is increased by the amount of such sales proceeds.

Terminations at Other than Contract Value

Wrap contracts held in the Fund are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the contract value or the market value of the contract equals zero due to qualified participant withdrawals. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts permit the issuer to terminate at market value and provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination.

Wrap contracts also define certain termination events that permit the issuer to terminate the contract at market value. Termination events typically include all or some of the following: (i) termination or replacement of the investment manager without the issuer’s consent or the investment manager ceases to be a “qualified professional asset manager” within the meaning of PTE 84-14 under ERISA, (ii) the Plan or its Master Trust is fully or partially terminated or fails to be exempt from federal income taxation, (iii) the Plan merges with another plan, (iv) a security is sold or subject to a lien other than as permitted under the contract, (v) the contract holder engages in fraud or other action that materially and adversely affects the risk profile of the contract, (vi) there is any change in law, regulation, ruling, or accounting requirement applicable to the Plan or Fund that could cause substantial withdrawals from the Fund, or (vii) performance of the issuer’s obligations under the contract becomes illegal.

The wrap contracts permit the issuer or investment manager to elect at any time to convert the underlying assets to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying assets on the date of the amortization election (Amortization Election) or such other date agreed upon by the investment manager and wrap provider. After the effective date of an Amortization Election, the underlying assets must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the underlying assets by such termination date.

Average Yield Calculation

Average yields for Stable Value Fund:

	Year Ended December
	2012	2011
Based on actual earnings[1]	0.54%	1.00%
Based on interest rate credited to participants[2]	0.96%	0.78%

1.	Computed by dividing the annualized one-day actual earnings of the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.

2.	Computed by dividing the annualized one-day earnings credited to participants in the Fund on the last day of the Plan Year by the fair value of the investments of the Fund on the same date.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Note 6.

Related Party Transactions

An affiliate of the firm manages several mutual fund investment options within the Plan. These investments include the Goldman Sachs Financial Square Treasury Obligations Fund, Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Short Duration Government Fund, Goldman Sachs Core Fixed Income Fund, Goldman Sachs High Yield Fund, Goldman Sachs Structured US Equity Fund, Goldman Sachs Large Cap Value Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Growth Opportunities Fund, Goldman Sachs Mid Cap Value Fund, and Goldman Sachs Real Estate Securities Fund, each of which is an investment company registered under the Investment Company Act of 1940. In 2012, the Goldman Sachs Structured US Equity Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Growth Opportunities Fund, and Goldman Sachs Real Estate Securities Fund were removed as investment options within the Plan. No fees were paid, or were payable by the Plan, for investment management services relating to any of these funds for the years ended December 31, 2012 and 2011; however, investment advisory fees may be paid from the funds to the firm or its affiliates. Effective May 15, 2012, an affiliate of the firm manages the Plan’s Stable Value Fund. See Note 5 for further information about the Plan’s Investment Contracts.

In addition, an affiliate of the Trustee manages several investment options within the Plan. These investments include the S&P 500 Flagship Securities Non-Lending Fund, S&P Mid Cap Index Securities Non-Lending Fund, Russell 2000 Index Securities Non-Lending Fund, and Emerging Markets Index Securities Non-Lending Fund, each of which is a bank collective trust fund. Fees associated with the management of these funds qualify as party-in-interest transactions. An affiliate of the Trustee also served as a counterparty to one of the Plan’s synthetic GICs at December 31, 2012 and 2011.

The Plan offers as an investment option the Company Stock Fund, which primarily invests in shares of the firm’s common stock. As of December 31, 2012 and 2011, the Plan’s interest in the Company Stock Fund represented 670,226 and 679,502 shares of the firm’s common stock with a fair market value of $85.5 million and $61.4 million respectively. Purchases of $5.7 million and $10.6 million and sales of $7.2 million and $2.9 million of the firm’s common stock were made through the Company Stock Fund during the years ended December 31, 2012 and 2011, respectively. The Company Stock Fund is managed by an affiliate of the Trustee.

Dwight, an affiliate of the firm, manages the Stable Value Fund. Effective May 15, 2012, no fees are paid to Dwight for acting as the stable value manager. Because this investment option includes collective trust funds that are subadvised by Dwight and sponsored by Goldman Sachs Trust Company, N.A. (GSTC), these investments are classified as Related Party Transactions following GSAM’s acquisition of Dwight. Investment advisory fees are permitted to be paid from the collective trust funds to GSTC, and may be shared with Dwight and other affiliates.

Note 7.

Plan Termination

The firm intends to continue the Plan indefinitely but reserves the right to discontinue or amend the Plan at any time subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

Note 8.

Income Tax Status

The Internal Revenue Service has determined and informed the firm by a letter dated November 20, 2012, that the Plan and Master Trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since the receipt of the letter, Plan management believes that the Plan continues to be designed and operated in all material respects in compliance with the applicable requirements of the Internal Revenue Code.

Note 9.

Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of Net assets available for benefits from the Plan’s financial statements to the Form 5500:

	As of December
in thousands	2012	2011
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$5,419,780	$4,939,127
Add/(reduce) adjustment from contract value to fair value	6,740	818
Add/(reduce) by amounts allocated to withdrawing participants	(29,402)	(29,732)

Net assets available for benefits, per the Form 5500	$5,397,118	$4,910,213

The following is a reconciliation of Benefits paid to participants from the Plan’s financial statements to the Form 5500:

	Year Ended December
in thousands	2012	2011
Benefits paid to participants, per Statements of Changes in Net Assets Available for Benefits	$377,169	$233,000
Add/(reduce) amounts allocated to withdrawing participants, end of year	29,402	29,732
Add/(reduce) for amounts allocated to withdrawing participants, beginning of year	(29,732)	(18,065)

Benefits paid to participants, per the Form 5500	$376,839	$244,667

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2012 and 2011, but had not yet been paid as of that date.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

The following is a reconciliation of Net appreciation/(depreciation) in fair value of investments from the Plan’s financial statements to the Form 5500:

	Year Ended December
in thousands	2012	2011
Total net appreciation/(depreciation), per Statements of Changes in Net Assets Available for Benefits	$557,960	$(175,758)
Add/(reduce) prior year adjustments from fair value to contract value for fully benefit-responsive investment contracts	(818)	13,461
Add/(reduce) adjustments from contract value to fair value for fully benefit-responsive investment contracts	6,740	818

Total net appreciation/(depreciation), per the Form 5500	$563,882	$(161,479)

Note 10.

Financial Instruments with Off-Balance Sheet Risk

Derivatives are instruments that derive their value from underlying asset prices, indices, reference rates and other inputs, or a combination of these factors. In accordance with the investment strategy of the separately managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance sheet market and credit risk, including derivatives. Derivatives may be privately negotiated contracts, which are usually referred to as over-the-counter (OTC) derivatives, or they may be listed and traded on an exchange (exchange-traded). The Plan enters into various types of derivatives, including:

•	Futures and Forwards. Contracts that commit counterparties to purchase or sell financial instruments, commodities or currencies in the future.

•

Swaps. Contracts that require counterparties to exchange cash flows such as currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, financial instruments, commodities, currencies or indices.

•

Options. Contracts in which the option purchaser has the right, but not obligation, to purchase from or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price.

Market risk includes risk that arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.

As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2012 and 2011

The Plan is subject to credit risk of counterparty nonperformance on derivative contracts in a gain position, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

Derivatives are accounted for at fair value. The table below presents the fair value and the notional amount of derivative contracts by major product type on a gross basis. Notional amounts, which represent the sum of gross long and short derivative contracts, provide an indication of the volume of the Plan’s derivative activity; however, they do not represent anticipated losses.

in thousands	As of December 2012
Type of Derivative Exposure	Derivative Assets	Derivative Liabilities	Notional Amount
Interest rates	$991	$1,036	$ 315,851
Credit	3,511	1,684	84,346
Currencies	3,583	3,815	226,956
Commodities	108	104	15,245
Equities	19,729	17,446	528,172

Total	$27,922	$24,085	$ 1,170,570

in thousands	As of December 2011
Type of Derivative Exposure	Derivative Assets	Derivative Liabilities	Notional Amount
Interest rates	$2,811	$2,166	$ 377,444
Credit	6,153	1,468	105,798
Currencies	3,349	1,861	370,308
Commodities	8	—	1,045
Equities	12,462	11,403	255,778

Total	$24,783	$16,898	$1,110,373

The following presents the Plan’s appreciation/(depreciation) in fair value of derivatives:

in thousands	Appreciation/(Depreciation) for the Years Ended December
Type of Derivative Exposure	2012	2011
Interest rates	$11,754	$1,520
Credit	(2,533)	408
Currencies	(2,224)	(2,668)
Commodities	314	2,844
Equities	3,531	8,055

Total	$10,842	$10,159

The Goldman Sachs 401(k) Plan

Notes to Financial Statements

December 31, 2011 and 2010

The Plan’s investment managers enter into various derivative transactions that are considered credit derivatives under U.S. GAAP. The Plan’s written and purchased credit derivatives include credit default swaps and total return swaps. All of the Plan’s written and purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds.

Investments sold, but not yet purchased as of December 31, 2012 and 2011, involve obligations to deliver specified securities at contracted prices and thereby create a liability (see Note 3) to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased, may exceed the amount recognized in the financial statements.

The Plan’s investment managers typically monitor risk exposure related to financial instruments by utilizing the use of financial, credit and legal reporting systems.

Note 11.

Subsequent Events

Effective January 1, 2013, the Archon Group, L.P. 401(k) Plan was merged into the Plan and transferred $89.0 million in net assets into the Plan. All assets transferred into the Plan were transferred at fair value on the effective date of the transfer.

Effective June 1, 2013, the Plan’s Stable Value Fund was closed, and its underlying synthetic GIC contracts were terminated. All assets remaining in the Stable Value Fund as of such date were liquidated and transferred at fair value, which equaled contract value, to other investment options under the Plan.

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
Common Collectives
STATE STREET GLOBAL ADVISORS/S&P 500 FLAGSHIP SECURITIES NON-LENDING FUND	17,213,717	$492,691,009
STATE STREET GLOBAL ADVISORS/EMERGING MARKETS INDEX SECURITIES NON-LENDING FUND	5,692,094	156,572,428
STATE STREET GLOBAL ADVISORS/S&P MID CAP INDEX SECURITIES NON-LENDING FUND	5,890,024	105,926,190
STATE STREET GLOBAL ADVISORS/RUSSELL 2000 INDEX SECURITIES NON-LENDING FUND	6,460,160	98,711,246
BLACKROCK/EQUITY VALUE FUND	5,403,132	90,340,370
BLACKROCK/LIFEPATH INDEX 2045 FUND	7,147,290	72,902,359
BLACKROCK/EQUITY GROWTH FUND	5,543,220	72,283,588
BLACKROCK/LIFEPATH INDEX 2040 FUND	6,166,929	62,779,338
BLACKROCK/LIFEPATH INDEX 2035 FUND	5,813,207	59,120,312
BLACKROCK/LIFEPATH INDEX 2030 FUND	4,616,575	46,858,232
BLACKROCK/LIFEPATH INDEX 2050 FUND	4,379,851	44,674,482
BLACKROCK/20+ TREASURY BOND FUND	1,179,550	43,678,741
BLACKROCK/LIFEPATH INDEX 2025 FUND	4,174,978	42,250,773
BLACKROCK/LIFEPATH INDEX 2020 FUND	2,904,621	29,336,676
BLACKROCK/LIFEPATH INDEX 2015 FUND	2,352,574	23,713,943
BLACKROCK/LIFEPATH INDEX RETIREMENT FUND	928,338	9,339,085
PIMCO FDS SHORT TERM FLTG NAV	740,327	7,411,418
PIMCO FDS SHORT TERM FLTG NAV

Total Common Collectives	86,606,587	$1,458,590,190

Mutual Funds
GOLDMAN SACHS FINANCIAL SQUARE MONEY MARKET FUND	374,380,243	$374,380,243
GOLDMAN SACHS MID CAP VALUE FUND	6,710,041	263,637,527
GMO INTERNATIONAL INTRINSIC VALUE FUND	8,176,194	171,291,269
GOLDMAN SACHS HIGH YIELD FUND	20,750,819	151,688,485
VANGUARD INFLATION-PROTECTED SECURITIES FUND	11,113,171	129,135,100
WESTERN ASSET CORE PLUS BOND FUND	8,543,115	99,698,157
GOLDMAN SACHS LARGE CAP VALUE FUND	6,584,971	83,892,527
GOLDMAN SACHS SHORT DURATION GOVERNMENT FUND	7,354,304	75,234,526
GOLDMAN SACHS CORE FIXED INCOME FUND	5,843,980	62,530,588
GOLDMAN SACHS FINANCIAL SQUARE TREASURY OBLIGATIONS FUND	58,005,010	58,005,010
ASHMORE EMERGING MARKETS LOCAL CURRENCY BOND FUND	2,591,438	27,365,581
DODGE & COX INTERNATIONAL STOCK FUND	299,581	10,377,491

Total Mutual Funds	510,352,866	$1,507,236,501

Managed Accounts
Dwight Stable Value Fund
GOLDMAN SACHS FINANCIAL SQUARE MONEY MKT	4,987,957	$4,987,957

Synthetic Investment Contracts — Dwight
IXIS FINANCIAL PRODUCTS	183,259,102	$185,504,534
MONUMENTAL LIFE	183,275,138	185,521,281
STATE STREET	183,276,762	185,523,434

Total Dwight Stable Value Fund	554,798,959	$561,537,206

Common Stock
3M CO	6,460	$599,811
AAC TECHNOLOGIES HOLDINGS IN	21,910	76,323
ABBOTT LABORATORIES	9,775	640,263
ABBOTT LABORATORIES-W/I	(3,543)	(111,250)
ABIOMED INC	47,508	639,458
ACCENTURE PLC CL A	3,600	239,400

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ACCO BRANDS CORP	64,220	471,375
ACHILLION PHARMACEUTICALS	16,800	134,736
ACME PACKET INC	28,300	625,996
ACORDA THERAPEUTICS INC	7,900	196,394
ACTAVIS INC	47,600	4,093,600
ACUITY BRANDS INC	14,910	1,009,854
ADELPHIA CONTINGENT CVV 4	2,537,894	0
ADELPHIA CONTINGENT CVV 6D	620,000	0
ADELPHIA CONTINGENT CVV 6E/F	4,855,113	0
ADOBE SYSTEMS INC	101,375	3,819,902
ADT CORP/THE	3,543	164,714
ADTRAN INC	(21,749)	(424,975)
AEROPOSTALE INC	19,000	247,190
AETNA INC	105,116	4,867,922
AFC ENTERPRISES	11,800	308,334
AFLAC INC	(13,369)	(710,161)
AGILE PROPERTY HOLDINGS LTD	48,000	67,505
AGILENT TECHNOLOGIES INC	32,600	1,334,644
AGRICULTURAL BANK OF CHINA-H	33,000	16,307
AIA GROUP LTD	2,110,100	8,235,603
AIFUL CORP	6,100	41,150
AIR LIQUIDE SA	26,000	3,258,163
AIR PRODUCTS + CHEMICALS INC	2,835	238,197
AIRASIA BHD	675,702	605,436
AIXTRON SE	(58,590)	(686,327)
AIXTRON SE-SPONSORED ADR	(9,622)	(114,983)
AKAMAI TECHNOLOGIES INC	900	36,819
AKFEN HOLDING AS	32,052	167,022
ALCOA INC	(120,876)	(1,049,204)
ALEXION PHARMACEUTICALS INC	17,800	1,669,818
ALIOR BANK SA	15,517	314,110
ALKERMES PLC	31,800	588,936
ALL AMERICA LATINA LOGISTICA	152,500	618,938
ALLERGAN INC	53,700	4,925,901
ALLETE INC	16,200	663,876
ALLIANCE DATA SYSTEMS CORP	2,000	289,520
ALLIANZ SE REG	18,700	2,583,748
ALLISON TRANSMISSION HOLDING	297	6,065
ALLSCRIPTS HEALTHCARE SOLUTI	61,900	583,098
ALPHA NATURAL RESOURCES INC	35,554	346,296
ALTERA CORP	30,900	1,064,196
ALTISOURCE ASSET MANAGEMENT	5,800	475,600
ALTISOURCE PORTFOLIO SOL	51,900	4,497,395
ALTISOURCE RESIDENTI-CL B-	19,333	306,235
ALTRA HOLDINGS INC	5,800	127,890
AMADEUS IT HOLDING SA-A SHS	111,300	2,798,538
AMAZON.COM INC	13,611	3,418,129
AMBUJA CEMENT REG S GDR	83,318	304,694
AMBUJA CEMENTS LTD	150,535	552,246
AMERCAN EXPRESS CO	10,489	602,908
AMERICA MOVIL ADR SERIES L	214,069	4,953,557
AMERICAN INTERNATIONAL GROUP	646,460	22,820,038
AMERICAN REALTY CAPITAL TRUST	18,162	209,589
AMERIGAS PARTNERS-LP	(1,746)	(67,640)
AMERIPRISE FINANCIAL INC	2,700	169,101
AMERIS BANCORP	39,113	488,521
AMERISTAR CASINOS INC	21,291	558,676
AMETEK INC	16,500	619,905

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
AMGEN CORP	(13,043)	(1,124,307)
AMGEN INC	800	69,056
AMIL PARTICIPACOES SA	80,851	1,218,195
AMPHENOL CORP CL A	800	51,760
ANACOR PHARMACEUTICALS INC	36,600	190,320
ANADOLU EFES BIRACILIK VE	95,476	1,374,872
ANDHRA BANK	182,603	392,601
ANGLO AMERICAN PLC	234,913	7,187,157
ANGLO IRISH BANK CORP PLC	43,800	—
ANHEUSER BUSCH INBEV SPN ADR	27,200	2,377,552
ANHEUSER-BUSCH INBEV NV	17,584	1,525,074
ANHEUSER-BUSCH INBEV SPN ADR	6,570	574,284
ANHUI CONCH CEMENT CO LTD H	512,381	1,864,201
ANNALY CAPITAL MANAGEMENT IN	3,375	47,385
ANSYS INC	12,700	855,218
AOL INC	(19,900)	(589,239)
APACHE CORP	4,370	343,045
APPLE INC	25,948	13,830,121
APPLE INC (AAPL)	3,327	1,770,540
APPLIED INDUSTRIAL TECH INC	14,470	607,885
APPLIED MATERIALS INC	92,200	1,054,768
ARCH COAL INC	13,900	101,748
ARENA PHARMACEUTICALS INC	54,300	489,786
ARES CAPITAL CORP	55,100	964,250
ARIAD PHARMACEUTICALS INC	43,600	836,248
ARM HOLDINGS PLC	271,000	3,383,122
ARM HOLDINGS PLC SPONS ADR	56,850	2,150,636
ARMOUR ENERGY LTD	179,130	46,587
ARRIS GROUP INC	25,700	383,958
ARTHUR J GALLAGHER & CO	(23,010)	(797,297)
ARUBA NETWORKS INC	23,500	487,625
ASHLAND INC	(2,953)	(237,451)
ASM PACIFIC TECHNOLOGY	74,171	902,395
ASPEN TECHNOLOGY INC	42,200	1,166,408
AT&T INC	(68,994)	(2,325,788)
ATHENAHEALTH INC	20,500	1,505,725
ATLAS COPCO AB A SHS	66,200	1,814,396
ATLAS ENERGY LP	197,432	6,858,788
ATLAS PIPELINE PARTNERS LP	232,000	7,324,240
ATLAS RESOURCE PARTNERS LP	154,457	3,470,649
ATMEL CORP	353,100	2,312,805
AU OPTRONICS CORP	521,000	233,262
AURORA OIL AND GAS LTD	(24,647)	(94,366)
AUTODESK INC	8,100	286,335
AUXILIUM PHARMACEUTICALS INC	13,600	252,008
AV CONCEPT HOLDINGS LTD	908,000	57,405
AVAGO TECHNOLOGIES LTD	50,869	1,610,045
AVALONBAY COMMUNITIES INC	(2,000)	(271,180)
AVANIR PHARMACEUTICALS INC A	39,700	104,411
AVEO PHARMACEUTICALS INC	14,500	116,725
AVON PRODUCTS INC	(63,279)	(908,686)
AXIS BANK LTD	76,767	1,895,357
B/E AEROSPACE INC	57,873	2,858,927
BAIDU INC SPON ADR	10,523	1,055,352
BANCO MACRO SA ADR	11,741	212,982
BANCO SANTANDER (BRASIL) SA	131,128	958,723
BANCO SANTANDER BRASIL ADS	239,756	1,743,026
BANCO SANTANDER BRASIL-ADS	14,173	103,179

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BANCOLOMBIA S.A. SPONS ADR	14,909	992,641
BANCOLOMBIA SA	24,800	421,053
BANCORPSOUTH INC	35,165	511,299
BANK OF AMERICA CORP	(18,893)	(219,348)
BANK OF AYUDHYA PCL FOREIGN	2,222,234	2,360,988
BANK OF AYUDHYA PCL-FOREIGN	537,100	570,822
BANK OF AYUDHYA PUBLIC-NVDR	97,900	104,047
BANK OF CHINA LTD - H	42,000	18,750
BANK OF KENTUCKY FINL CORP	11,200	276,976
BANK OF MONTREAL	(5,410)	(331,874)
BANK OF NEW YORK MELLON CORP	(26,059)	(669,716)
BANK PEKAO SA REG S GDR	24,100	1,292,965
BANK RAKYAT INDONESIA PERSER	202,868	146,297
BAOXIN AUTO GROUP LTD	229,500	185,661
BAXTER INTERNATIONAL INC	9,975	664,934
BAZAARVOICE INC	35,154	328,690
BBMG CORPORATION - H	31,000	28,158
BEAM INC	8,117	495,868
BEAZER HOMES USA INC	(9,201)	(155,405)
BECTON DICKINSON & CO	(5,749)	(449,514)
BECTON DICKINSON AND CO	(11,273)	(881,436)
BELL ALIANT INC	(25,984)	(689,067)
BERKSHIRE HATHAWAY INC-CL B	4,250	381,225
BG GROUP PLC	95,500	1,571,758
BIDVEST GROUP LTD	69,869	1,774,559
BIG C SUPERCENTER PCL FORGN	21,800	147,519
BIG C SUPERCENTER PCL NVDR	43,400	293,684
BIOGEN IDEC INC	7,300	1,070,692
BLACK DIAMOND INC	47,307	387,917
BLACK HILLS CORP	10,300	374,302
BLOOMIN BRANDS INC	33,900	530,196
BLOUNT INTERNATIONAL INC	15,682	248,089
BLUESTONE GLOBAL LTD	390,651	5,690
BMC SOFTWARE INC	94,925	3,764,726
BOEING CO/THE	7,300	550,128
BOISE INC	44,100	350,595
BONANZA CREEK ENERGY INC	10,100	280,679
BOND STREET HOLDINGS LLC-A	60,000	1,230,000
BOND STREET HOLDINGS LLC-B	40,000	800,000
BORGWARNER INC	18,000	1,289,160
BOSTON PRIVATE FINL HOLDING	91,100	820,811
BOSTON PROPERTIES INC	1,273	134,696
BOSTON SCIENTIFIC CORP	779,625	4,467,252
BP PLC-SPONS ADR	59,054	2,459,009
BRE PROPERTIES INC	6,400	325,312
BRIDGE BANCORP INC	14,100	286,794
BRISTOL-MYERS SQUIBB CO	(5,905)	(192,444)
BROADCOM CORP CL A	27,400	909,954
BROADRIDGE FINANCIAL SOLUTIO	24,890	569,483
BROADSOFT INC	16,500	599,445
BROOKDALE SENIOR LIVING INC	53,148	1,345,707
BRU AU	234,734	586,065
BRUNSWICK CORP	17,800	517,802
BUFFALO WILD WINGS INC	6,100	444,202
BUNGE LTD	20,000	1,453,800
BURGER KING WORLDWIDE INC	(34,700)	(570,468)
BURU ENERGY LTD	19,183	47,895
C.H. ROBINSON WORLDWIDE INC	(6,789)	(429,201)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CABOT CORP	21,300	847,527
CABOT OIL + GAS CORP	13,200	656,568
CACI INTERNATIONAL INC CL A	3,849	211,810
CADENCE PHARMACEUTICALS INC	12,200	58,438
CALIX NETWORKS INC	40,200	309,138
CALLAWAY GOLF COMPANY	160,600	1,043,900
CAMERON INTERNATIONAL CORP	31,790	1,794,863
CAMPBELL SOUP CO	(66,844)	(2,332,187)
CANADIAN NATL RAILWAY CO	2,721	247,592
CANADIAN PACIFIC RAILWAY LTD	78,095	7,939,330
CAPITAL ONE FINANCIAL CORP	58,300	3,377,319
CAPITALAND LTD	(170,000)	(514,898)
CAPMARK FINANCIAL GROUP INC	112,289	1,347,468
CARDINAL FINANCIAL CORP	22,900	372,583
CARDINAL HEALTH INC	(1,172)	(48,263)
CARDTRONICS INC	13,700	325,238
CAREFUSION CORP	15,949	455,822
CARNIVAL CORP	22,700	834,679
CATERPILLAR INC	16,600	1,487,028
CAVIUM INC	16,280	508,099
CELADON GROUP INC	37,700	681,239
CELGENE CORP	34,400	2,707,968
CELTIC EXPLORATION LTD	9,208	243,908
CENTERPOINT ENERGY INC	224,406	4,319,816
CENTRAL PATTANA PUB CO FOREI	654,357	1,748,728
CENTURYLINK INC	(29,880)	(1,168,906)
CEPHEID INC	43,200	1,460,592
CERNER CORP	27,500	2,135,100
CERRO RESOURCES NL	569,936	77,077
CFR PHARMACEUTICALS SA	897,507	226,814
CHART INDUSTRIES INC	12,400	826,708
CHARTER COMMUNICATION-A	3,471	264,629
CHEESECAKE FACTORY INC/THE	12,950	423,724
CHEMED CORP	(360)	(24,692)
CHIMEI INNOLUX CORP	1,002,000	538,339
CHIMERA INVESTMENT CORP	1,082,600	2,825,586
CHINA FOODS LTD	271,460	250,416
CHINA LIFE INSURANCE CO H	215,000	703,181
CHINA LIFE INSURANCE CO ORDS	(18,000)	(58,758)
CHINA LONGYUAN POWER GROUP-H	1,530,000	1,058,099
CHINA MEDICAL TECH-SPON ADR	9,062	23,199
CHINA MENGNIU DAIRY CO	18,963	53,825
CHINA MERCHANTS BANK H	832,945	1,835,502
CHINA MOBILE LTD	209,698	2,441,699
CHINA OVERSEAS LAND + INVEST	587,251	1,750,195
CHINA PACIFIC INSURANCE GR-A USD PNOTE CS 11DEC15	11,500	41,496
CHINA PACIFIC INSURANCE GR-H	296,000	1,094,175
CHINA PETROLEUM & CHEM-ADR	184	21,145
CHINA PETROLEUM & CHEMICAL-H	22,000	24,922
CHINA PRIVATE EQUITY INVESTM	786	83
CHINA RESOURCES CEMENT	682,709	447,456
CHINA RESOURCES ENTERPRISE	679,377	2,449,872
CHINA RESOURCES GAS GROUP LT	255,484	527,393
CHINA SHENHUA ENERGY CO H	233,735	1,025,306
CHINA SOUTH LOCOMOTIVE - H	44,000	38,377
CHINA UNICOM HONG KONG LTD	117,000	187,490
CHINA UNICOM HONG KONG-ADR	(3,807)	(62,016)
CHINA VANKE CO LTD USD P NOTE CS	26,300	42,684
CHINA VANKE CO USD PNOTE CITI 20JAN15	19,400	31,486
CHINALCO YUNNAN COPPER RESOURCES LTD	38,321	3,229

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CHIPOTLE MEXICAN GRILL INC	4,530	1,347,494
CHOW TAI FOOK JEWELLERY GROUP	94,200	151,196
CHROMA ATE INC	106,268	236,769
CHUBB CORP	6,045	455,309
CHURCHILL DOWNS INC	1,851	122,999
CIENA CORP	26,400	414,480
CIGNA CORP	97,497	5,212,191
CIMB GROUP HOLDINGS BHD	242,701	605,562
CIMPOR-CIMENTOS DE PORTUGAL	79,786	364,537
CISCO SYSTEMS INC	15,457	303,734
CITIC SECURITIES CO LTD-H	644,000	1,628,592
CITIGROUP INC	7,797	308,449
CITRIX SYSTEMS INC	43,692	2,868,291
CLEAN ENERGY FUELS CORP	6,000	74,700
CLEARWIRE CORP-CLASS A	117,498	339,569
CLECO CORPORATION	4,600	184,046
CLOUD PEAK ENERGY INC	7,600	146,908
CME GROUP INC	36,900	1,871,199
COACH INC	16,265	902,870
COALBANK LTD	1,044,115	16,293
COCA COLA CO/THE	400	14,500
COCA COLA HELLENIC BOTTLING	38,764	904,584
COCA COLA ICECEK AS	50,820	1,053,589
COCA-COLA ENTERPRISES	67,042	2,127,243
COCHLEAR LTD	21,590	1,773,005
COEUR D ALENE MINES CORP	8,900	218,940
COGNIZANT TECH SOLUTIONS A	28,742	2,126,540
COLFAX CORP	5,905	238,267
COMCAST CORP CLASS A	39,104	1,461,093
COMCAST CORP-SPECIAL CL A	9,321	334,810
COMMUNITY HEALTH SYSTEMS INC	(1,417)	(43,559)
COMMVAULT SYSTEMS INC	11,000	766,810
CONAGRA FOODS INC	14,915	439,993
CONCHO RESOURCES INC	2,000	161,120
CONCUR TECHNOLOGIES INC	24,000	1,620,480
CONOCOPHILLIPS	(42,100)	(2,441,379)
CONSOLIDATED EDISON INC	(2,991)	(166,120)
CORE LABORATORIES N.V.	5,100	557,481
CORP MOCTEZUMA SER	125,222	303,750
COSTCO WHOLESALE CORP	1,000	98,770
COTT CORPORATION	18,700	150,161
COUNTRY GARDEN HOLDINGS CO	1,355,756	710,195
COVANCE INC	(3,544)	(204,737)
COVIDIEN PLC	38,781	2,239,215
CREE INC	(38,216)	(1,298,580)
CROCS INC	103,600	1,490,804
CROMWELL PROPERTY-NEW SHARES	42,789	36,501
CROWN CASTLE INTL CORP	95,102	6,862,560
CSI PROPERTIES LTD	790,000	32,108
CSL LTD	32,500	1,818,666
CSX CORP	(2,608)	(51,456)
CTRIP.COM INTERNATIONAL ADR	30,389	692,565
CUBIC CORP	3,500	167,895
CUMMINS INC	1,800	195,030
CVS CAREMARK CORP	5,400	261,090
DABUR INDIA LTD	250,175	587,425
DAIWA SECURITIES GROUP INC	8,000	43,819
DANA HOLDING CORP	21,280	332,181

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
DANAHER CORP	45,234	2,528,581
DASSAULT SYSTEMES SA	32,950	3,659,060
DAUM COMMUNICATIONS CORP	3,423	291,278
DAVITA HEALTHCARE PARTNERS I	10,000	1,105,300
DBS GROUP HOLDINGS LTD	79,000	959,771
DELHAIZE GROUP	(17,162)	(684,915)
DENBURY RESOURCES INC	201,700	3,267,540
DEUTSCHE BANK AG-REGISTERED	(12,405)	(549,417)
DEVON ENERGY CORPORATION	9,685	504,007
DFC GLOBAL CORP	102,084	1,889,575
DIALOG AXIATA PLC	2,102,970	136,685
DIAMONDBACK ENERGY INC	17,500	334,600
DIEBOLD INC	(7,696)	(235,575)
DISCOVER FINANCIAL SERVICES	124,573	4,802,289
DISCOVERY COMMUNICATIONS C	12,100	707,850
DISCOVERY LTD	4,969	36,422
DISH NETWORK CORP-A	186,200	6,777,680
DOLBY LABORATORIES INC-CL A	(17,074)	(500,780)
DOLLAR GENERAL CORP	140,513	6,195,218
DOLLAR TREE INC	2,000	81,120
DONGFENG MOTOR GRP CO LTD-H	132,000	203,693
DOVER CORP	7,045	462,927
DR HORTON INC	(102,474)	(2,026,936)
DREAMWORKS ANIMATION SKG A	5,258	87,125
DRESSER RAND GROUP INC	21,600	1,212,624
DULUTH METALS LTD	50,900	126,204
DUN & BRADSTREET CORP	(5,905)	(464,428)
DUNKIN BRANDS GROUP INC	(9,622)	(319,258)
E FUND CSI100 ASHARE ETF-HKD	48,400	189,841
E*TRADE FINANCIAL CORP	473,981	4,242,130
EASTMAN CHEMICAL CO	69,858	4,753,837
EATON VANCE CORP	(30,550)	(973,018)
EBAY INC	28,400	1,448,968
ECOLAB INC	8,100	582,390
EDWARDS LIFESCIENCES CORP	2,500	225,425
EIRCOM EQUITY	75	—
EL PASO ELECTRIC CO	17,120	546,299
ELECTRONIC ARTS INC	(150,594)	(2,186,625)
ELEKTA AB-B SHS	(23,984)	(373,966)
ELI LILLY & CO	(1,772)	(87,395)
ELSWEDY ELECTRIC CO	59,908	216,500
EMBOTELLADORA ANDINA ADR B	15,517	589,180
EMC CORP/MA	89,953	2,275,811
EMC CORP/MASS	(76,289)	(1,930,112)
ENERGIZER HOLDINGS INC	(4,441)	(355,191)
ENERGY SELECT SECTOR SPDR	(33,100)	(2,364,002)
ENERGY TRANSFER EQUITY LP	45,498	2,069,249
ENERGY TRANSFER PARTNERS LP	18,758	805,281
ENERGY XXI BERMUDA	155,640	5,006,939
ENN ENERGY HOLDINGS LTD	134,457	585,474
ENVESTNET INC	26,000	362,700
EOG RESOURCES INC	55,205	6,668,212
EPAM SYSTEMS INC	11,800	213,580
EQT CORP	4,600	271,308
EQUINIX INC	34,811	7,178,028
ERICSSON (LM) TEL-SP ADR	9,350	94,435
ERICSSON LM-B SHS	38,210	382,500
ESTERLINE TECHNOLOGIES CORP	7,250	461,173

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
EURASIA DRILLIN GDR REGS	12,605	449,999
EXAR CORP	7,900	70,310
EXCO RESOURCES INC	30,800	208,516
EXELIXIS INC	146,700	670,419
EXLSERVICE HOLDINGS INC	41,829	1,108,469
EXPEDIA INC	1,300	79,885
EXPRESS SCRIPTS HOLDING CO	195,378	10,550,412
EXPRESS SCRIPTS HOLDING CO (ESRX)	38,727	2,091,258
EXXON MOBIL CORP	468	40,505
F5 NETWORKS INC	7,880	765,542
FACEBOOK INC A	192,060	5,112,769
FACTSET RESEARCH SYSTEMS INC	(11,480)	(1,010,929)
FAIRCHILD SEMICONDUCTOR INTE	133,500	1,922,400
FAMILY DOLLAR STORES	72,497	4,597,035
FANUC CORP	23,779	4,374,228
FASTENAL CO	18,100	845,089
FBN HOLDINGS PLC	1,428,026	143,847
FEDEX CORP	10,000	917,200
FERRO CORP	75,945	317,450
FIDELITY NATIONAL FINL-A	74,776	1,760,975
FIDELITY NATIONAL INFORMATIO	26,330	916,547
FINANCIAL INSTITUTIONS INC	40,450	753,584
FINANCIAL SELECT SECTOR SPDR	(11,315)	(185,453)
FINISAR CORPORATION	10,800	176,040
FIRST CITY MONUMENT BANK PLC	6,188,420	144,654
FIRST MERCHANTS CORP	50,633	751,394
FIRST QUANTUM MINERALS LTD	162,435	3,574,320
FIRST REPUBLIC BANK/CA	1,500	49,170
FIRST SOLAR INC	5,100	157,488
FISERV INC	3,100	244,993
FIVE BELOW	6,300	201,852
FLEETCOR TECHNOLOGIES INC	21,693	1,163,829
FLIR SYSTEMS INC	23,500	524,285
FLSMIDTH & CO A/S	(1,660)	(96,043)
FMC TECHNOLOGIES INC	2,600	111,358
FOMENTO ECONOMICO MEXICA-UBD	24,360	245,073
FOMENTO ECONOMICO MEX-SP ADR	8,801	886,261
FORD MOTOR CO	10,202	132,116
FORESTAR GROUP INC	8,930	154,757
FORRESTER RESEARCH INC	9,870	264,516
FORTRESS INVESTMENT GRP-CL A	60,550	265,815
FOSSIL INC	24,900	2,318,190
FRANCESCAS HOLDINGS CORP	8,650	224,554
FRANKLIN RESOURCES INC	10,200	1,282,140
FREEPORT-MCMORAN COPPER	148,300	5,071,860
FREESCALE SEMICONDUCTOR LTD	(4,934)	(54,323)
FRESENIUS MEDICAL CARE AG +	42,000	2,896,552
FRESENIUS SE & CO KGAA	17,400	2,000,361
FRONTIER COMMUNICATIONS CORP	(69,273)	(296,488)
FUJITSU LTD	13,000	53,967
FULTON FINANCIAL CORP	17,600	169,136
FUSION-IO INC	(38,853)	(890,899)
G III APPAREL GROUP LTD	8,200	280,686
GALLERY MEDIA GROUP LTD	139	173,750
GAMESTOP CORP	(20,631)	(517,632)
GAMESTOP CORP-CLASS A	(21,449)	(538,155)
GANNETT CO	150,860	2,716,989
GARDNER DENVER INC	16,384	1,122,304

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
GAZPROM OAO SPON ADR	77,600	755,048
GENERAL MILLS INC	4,755	192,086
GENERAL MOTORS CO	14,178	408,752
GENESCO INC	10,300	566,500
GENESEE + WYOMING INC CL A	6,400	486,912
GENOMMA LAB INTERNACIONAL B	355,404	726,901
GENPACT LTD	5,470	84,785
GENTING SINGAPORE PLC	(945,520)	(1,071,873)
GENUINE PARTS CO	(1,672)	(106,306)
GEOEYE INC	9,500	291,935
GEORGIA GULF CORP	(591)	(24,396)
GILEAD SCIENCES INC	2,733	200,739
GIVEN IMAGING LTD	114,693	2,003,687
GLOBAL LOGISTIC PROPERTIES L	287,810	654,863
GLOBAL MEDIACOM TBK PT	333,500	83,046
GLOBAL PORTS INV GDR REG S	27,488	387,581
GLOBUS MEDICAL INC A	55,451	581,681
GLP J-REIT	56	42,749
GMX RESOURCES INC	113,707	56,854
GNC HOLDINGS INC CL A	14,400	479,232
* GOLDMAN SACHS GROUP INC	670,226	85,494,029
GOODYEAR TIRE & RUBBER CO	31,920	440,815
GOOGLE INC CL A	18,239	12,922,301
GRAINCORP LTD-A	36,008	462,620
GRANITE CONSTRUCTION INC	5,170	173,815
GRAPHIC PACKAGING HOLDING CO	245,800	1,587,868
GREE ELECTRIC APPLIANCES CITI USD P NOTE	34,600	141,496
GREE ELECTRIC APPLIANCES P-NOTE CS	4,300	17,585
GREEN MOUNTAIN COFFEE ROASTE	1,700	70,312
GREEN MOUNTAIN COFFEE ROASTERS	(2,953)	(122,077)
GRIFFON CORP	32,800	375,888
GROUPON INC	(11,021)	(53,562)
GRUPO FINANCIERO BANORTE O	130,857	841,108
GRUPO FINANCIERO INBURSA O	416,754	1,257,387
GT ADVANCED TECHNOLOGIES INC	5,500	16,610
GT CAPITAL HOLDINGS INC	38,660	583,789
GUANGXI LIUGONG MACHINERY-A CITI USD P-NOTE	22,100	35,478
GUARANTY TRUST BANK	1,991,821	293,384
GUARANTY TRUST BANK GDR REGS	136,834	985,205
GUIDEWIRE SOFTWARE INC	12,800	380,416
H3 CVR	68,400	—
HALCON RESOURCES CORP	80,200	554,984
HALLIBURTON CO	182,200	6,320,518
HANG LUNG GROUP	11,000	62,519
HANOVER INSURANCE GROUP INC/	22,800	883,272
HARBINGER GROUP INC	247,300	1,901,737
HARLEY DAVIDSON INC	(1,278)	(62,323)
HARRIS CORP	(4,994)	(244,506)
HARTFORD FINANCIAL SVCS GRP	30,285	679,595
HASBRO INC	(22,822)	(819,310)
HDFC BANK LTD - ADR	(12,554)	(511,199)
HDFC BANK LTD ADR	9,700	394,984
HEADWATERS INC	64,800	554,688
HEARTLAND PAYMENT SYSTEMS IN	13,100	386,450
HEARTWARE INTERNATIONAL INC	12,445	1,044,758
HEICO CORP	5,762	257,907
HEIDELBERGCEMENT AG	14,960	904,534
HENGAN INTL GROUP CO LTD	4,000	36,101

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
HENRY SCHEIN INC	(1,072)	(86,182)
HERO SUPERMARKET TBK PT	166,000	74,492
HERTZ GLOBAL HOLDINGS INC	(110,726)	(1,801,512)
HEWLETT-PACKARD CO	(78,950)	(1,125,038)
HIKMA PHARMACEUTICALS PLC	12,489	154,490
HILLSHIRE BRANDS CO/THE	90,587	2,549,118
HJ HEINZ CO	(43,390)	(2,502,735)
HMS HOLDINGS CORP	13,000	336,960
HOLLYFRONTIER CORP	2,910	135,461
HOME DEPOT INC	7,600	470,060
HOME INNS & HOTELS MANAG-ADR	8,000	231,200
HOMEAWAY INC	(11,221)	(246,862)
HON HAI PRECISION INDUSTRY	109,000	333,727
HONAM PETROCHEMICAL CORP	391	90,105
HONEYWELL INTERNATIONAL INC	9,000	571,230
HORMEL FOODS CORP	(13,239)	(413,189)
HOST HOTELS & RESORTS INC	(51,899)	(813,257)
HOTEL SHILLA CO LTD	20,682	853,240
HSBC HOLDINGS PLC	88,400	927,285
HSN INC	17,200	947,376
HUMANA INC	63,500	4,358,005
HUNT (JB) TRANSPRT SVCS INC	2,000	119,420
HURON CONSULTING GROUP INC	55,122	1,857,060
ICF INTERNATIONAL INC	9,500	222,680
ICICI BANK LTD SPON ADR	40,880	1,782,777
ICICI BANK LTD USD PNOTE CITI 24OCT12	5,002	103,915
IDACORP INC	13,000	563,550
IDEXX LABORATORIES INC	(1,772)	(164,442)
IGNITE RESTAURANT GROUP INC	22,000	286,000
IHS INC CLASS A	32,400	3,110,400
ILLINOIS TOOL WORKS	6,325	384,623
ILLUMINA INC	8,700	483,633
IMAX CORP	5,200	116,896
IMMUNOGEN INC	31,100	396,525
IMPERIAL OIL LTD	35,400	1,522,200
INCYTE CORP	23,500	390,335
INDOCEMENT TUNGGAL PRAKARSA	786,678	1,828,989
INFOSYS LTD	20,560	868,293
INFOSYS LTD SP ADR	16,324	690,505
INGENICO	(3,600)	(204,321)
INMET MINING CORPORATION	5,129	382,466
INTEL CORP	(101,801)	(2,099,137)
INTERCONTINENTALEXCHANGE INC	23,575	2,918,821
INTERFACE INC	14,620	235,090
INTERNATIONAL BANCSHARES CRP	25,500	460,275
INTERNATIONAL PAPER CO.	2,953	117,648
INTL BUSINESS MACHINES CORP	2,115	405,128
INTL CONTAINER TERM SVCS INC	517,511	932,623
INTL RECTIFIER CORP	65,140	1,154,932
INTUIT INC	67,400	4,010,300
INTUITIVE SURGICAL INC	910	446,237
INVESCO LTD	30,100	785,309
IPG PHOTONICS CORP	10,683	712,022
IRONWOOD PHARMACEUTICALS INC	39,500	437,908
ISHARES CORE S&P SMALL-CAP E	(537)	(41,940)
ISHARES DJ US HOME CONSTRUCT	1,709	36,162
ISHARES FTSE CHINA 25 INDEX	(48,637)	(1,967,367)
ISHARES MSCI HONG KONG INDEX	(42,472)	(824,806)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ISHARES MSCI JAPAN INDEX FD	(2,362)	(23,030)
ISIS PHARMACEUTICALS INC	27,300	285,558
ITAU UNIBANCO HLDNG PREF ADR	237,609	3,911,044
ITC HOLDINGS CORP	(1,164)	(89,523)
IXIA	41,100	697,878
JAPAN AIRLINES CO LTD	15,200	648,524
JGC CORP	55,000	1,702,192
JOHNSON & JOHNSON	5,228	366,483
JPMORGAN CHASE & CO	16,759	736,894
JUNIPER NETWORKS INC	24,420	480,341
K12 INC	11,201	228,948
KAKAKU.COM INC	8,714	286,683
KANSAS CITY SOUTHERN	5,600	467,488
KASIKORNBANK PCL-FOREIGN	29,400	186,033
KATANGA MINING LTD	420,991	254,503
KB HOME	16,640	262,912
KDDI CORP	9,800	688,215
KEPPEL CORP LTD	6,000	54,028
KEYENCE CORP	4,800	1,325,114
KIA MOTORS CORPORATION	8,412	446,136
KIMBERLY CLARK CORP	818	69,064
KINDER MORGAN ENERGY PRTNRS	4,726	377,088
KINDER MORGAN INC	367,977	13,000,627
KINDER MORGAN MANAGEMENT	(4,726)	(356,624)
KIWOOM SECURITIES CO LTD	5,407	297,478
KKR & CO LP	240,900	3,668,907
KKR FINANCIAL HOLDINGS LLC	703,755	7,431,653
KODIAK OIL + GAS CORP	55,000	486,750
KONINKLIJKE PHILIPS ELECTRON	3,700	97,204
KOREA ELECTRIC POWER CORP	108,443	3,084,407
KOSMOS ENERGY LTD	22,957	283,519
KOTAK MAHINDRA BANK LTD	125,716	1,491,429
KROGER CO	(27,756)	(722,211)
KUBOTA CORP	87,520	994,752
KUMHO PETRO CHEMICAL CO LTD	722	88,444
KWEICHOW MOUTAO CO CITI USD P NOTE	1,400	46,929
KWG PROPERTY HOLDING LTD	85,000	63,828
L’OREAL	17,200	2,378,763
LABORATORY CRP OF AMER HLDGS	(4,355)	(377,230)
LAFARGE MALAYAN CEMENT BHD	102,997	324,013
LAKELAND BANCORP INC	74,778	761,240
LAMBOO RESOURCES LTD	211,391	31,887
LAREDO PETROLEUM INC	3,115	56,568
LAS VEGAS SANDS CORP	47,191	2,178,337
LATTICE SEMICONDUCTOR CORP	251,300	1,002,687
LEAP WIRELESS INTL INC	136,500	907,725
LEAPFROG ENTERPRISES INC	113,700	981,231
LENNAR CORP - B SHS	2,791	85,237
LENNAR CORP A	600	23,202
LENNAR CORP-CL A	(65,672)	(2,539,536)
LG CHEM LTD	257	79,610
LG DISPLAY CO LTD	5,140	149,811
LI + FUNG LTD	1,640,000	2,903,011
LI NING CO LTD	393,295	256,248
LIBERTY GLOBAL INC-A	18,913	1,190,762
LIBERTY GLOBAL INC-SERIES C	59	3,466
LIBERTY INTERACTIVE CORP	7,086	139,452
LIBERTY INTERACTIVE CORP A	195,350	3,844,488

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
LIBERTY MEDIA CORP - LIBER-A	5,400	626,454
LIBERTY MEDIA CORP - LIBERTY CAP -A	72,937	8,461,421
LIFE TECHNOLOGIES CORP	29,527	1,447,709
LIMITED BRANDS INC	33,200	1,562,392
LINEAR TECHNOLOGY CORP	7,200	246,960
LINKEDIN CORP A	13,600	1,561,552
LINN ENERGY LLC-UNITS	237,300	8,362,452
LIQUIDITY SERVICES INC	22,451	917,348
LKQ CORP	81,800	1,725,980
LMI AEROSPACE INC	7,930	153,366
LOGITECH INTERNATIONAL- US LINE	(30,729)	(231,697)
LOGITECH INTERNATIONAL-REG	(59,210)	(448,247)
LOJAS RENNER S.A.	11,134	433,669
LONGFOR PROPERTIES	421,967	822,065
LONGTOP FINANCIAL-SPON ADR	38,622	—
LONZA GROUP AG REG	17,400	938,290
LORAL SPACE & COMMUNICATIONS	29,600	1,617,936
LORILLARD INC	(5,013)	(584,867)
LSR GROUP	2,888	53,370
LSR GROUP OJSC GDR REGS	77,616	323,348
LUK FOOK HOLDINGS INTL LTD	40,000	125,927
LULULEMON ATHLETICA INC	11,618	885,640
LUMBER LIQUIDATORS HOLDINGS	14,400	760,752
LUPIN LTD	103,471	1,155,857
LUXFER HOLDINGS PLC ADR	28,800	353,376
LVMH MOET HENNESSY LOUIS VUI	7,300	1,335,856
M & T BANK CORP	(4,049)	(398,705)
M3 INC	678	1,080,534
MACY’S INC	53,770	2,098,105
MAGNESITA REFRATARIOS SA	40,597	163,578
MAGNIT	11,639	1,792,406
MANTECH INTERNATIONAL CORP-A	(7,329)	(190,114)
MARFRIG ALIMENTOS SA	61,072	252,938
MARKET VECTORS OIL SERVICE E	(43,500)	(1,680,405)
MARRIOTT INTERNATIONAL CL A	9,400	350,338
MARSH + MCLENNAN COS	4,600	158,562
MARUTI SUZUKI INDIA LTD	25,716	699,575
MASTERCARD INC CLASS A	16,396	8,055,027
MATERIALS SELECT SECTOR SPDR	(1,381)	(51,843)
MATTEL INC	(10,316)	(377,772)
MATTRESS FIRM HOLDING CORP	26,200	642,686
MAZDA MOTOR CORP	92,000	184,594
MB FINANCIAL INC	44,600	880,850
MCDONALD S CORP	4,960	437,522
MCGRAW HILL COMPANIES INC	597	32,638
MCKESSON CORP	36,022	3,492,693
MCMORAN EXPLORATION CO	426,600	6,846,930
MEAD JOHNSON NUTRITION CO	13,400	882,926
MEDIATEK INC	81,644	909,530
MEDICINES COMPANY	16,200	388,314
MEDTRONIC INC	15,340	629,247
MEGACABLE HOLDINGS CPO	174,474	432,625
MEGASTUDY CO LTD	2,517	184,794
MELCO CROWN ENTERTAINME-ADR	157,571	2,653,496
MELLANOX TECHNOLOGIES LTD	(6,238)	(370,412)
MERCADOLIBRE INC	9,300	730,701
MERCANTILE BANK CORP	26,608	439,032
MERCHANTS BANCSHARES INC	2,900	77,633

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
MERCK & CO. INC.	32,484	1,329,895
MERCK CVR	68,400	—
MEREDITH CORP	(10,869)	(374,437)
MERITAGE HOMES CORP	5,400	201,690
MERITOR INC	144,500	683,485
METALS USA HOLDINGS CORP	6,900	120,681
METLIFE INC	122,066	4,020,854
METROPCS COMMUNICATIONS INC	(78,988)	(785,141)
METTLER TOLEDO INTERNATIONAL	7,655	1,479,712
MGM RESORTS INTERNATIONAL	(44,444)	(517,328)
MICHAEL KORS HOLDINGS LTD	32,677	1,667,507
MICHELIN (CGDE)	41,500	3,921,403
MICRON TECHNOLOGY INC	16,047	101,738
MICROS SYSTEMS INC	(2,230)	(94,641)
MICROSEMI CORP	25,796	353,172
MICROSTRATEGY INC CL A	5,200	485,576
MIDSTATES PETROLEUM CO INC	89,700	618,033
MIDWESTONE FINANCIAL GROUP I	9,700	198,947
MISUMI GROUP INC	47,100	1,276,845
MITSUBISHI ELECTRIC CORP	119,000	1,003,102
MITSUBISHI HEAVY INDUSTRIES	40,300	192,856
MITSUBISHI UFJ FINANCIAL GRP	312,200	1,659,643
MITSUI & CO LTD	38,100	563,680
MIZUHO FINANCIAL GROUP INC	52,500	95,047
MOL HUNGARIAN OIL AND GAS PL	19,407	1,559,956
MOLSON COORS BREWING CO -B	(7,980)	(341,464)
MONDELEZ INTERNATIONAL INC	236,382	6,016,678
MONGOLIAN MINING CORP	992,813	486,745
MONITISE PLC	1,516,000	837,281
MONSANTO CO	6,700	634,155
MONSTER BEVERAGE CORP	3,600	190,368
MOOG INC CLASS A	17,825	731,360
MORGAN STANLEY	40,913	782,257
MOTOROLA SOLUTIONS INC	100,100	5,573,568
MPG OFFICE TRUST INC	9,152	28,188
MTN GROUP LTD	53,100	1,111,518
MYLAN LABS INC	(111,092)	(3,049,475)
MYRIAD GENETICS INC	(7,086)	(193,094)
NAGOYA RAILROAD CO LTD	(51,000)	(135,263)
NATIONAL ENERGY	27,154	—
NATIONAL FUEL GAS CO	22,923	1,161,967
NATIONAL OILWELL VARCO INC	200	13,670
NATURAL GROCERS BY VITAMIN C	13,000	248,170
NAVISTAR INTERNATIONAL CORP	7,200	156,744
NCR CORPORATION	78,603	2,002,804
NESTLE SA SPONS ADR FOR REG	56,400	3,675,588
NETAPP INC	66,741	2,239,161
NETSPEND HOLDINGS INC	24,080	284,626
NEW WORLD DEPT STORE CHINA	372,840	240,516
NEW YORK COMMUNITY BANCORP	(41,250)	(540,375)
NEWS CORP-CL A	223,312	5,696,689
NEWS CORP-CLASS B	(2,940)	(77,146)
NEXEN INC	46,811	1,261,088
NIDEC CORP	900	51,839
NIELSEN HOLDINGS NV	53,469	1,635,617
NIGERIAN BREWERIES PLC	921,691	867,682
NIKE INC CL B	60,190	3,105,804
NISSAN MOTOR CO LTD	204,900	1,916,212

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
NN INC	30,980	283,777
NOBLE ENERGY INC	12,219	1,243,161
NOBLE GROUP LTD	6,941	6,563
NOKIA CORP - SPON ADR	(62,925)	(248,554)
NOKIA OYJ	(358,280)	(1,383,058)
NOKIAN RENKAAT OYJ	39,970	1,586,164
NOMOS BANK GDR REG S	26,478	358,777
NORDSTROM INC	11,640	622,740
NORTHERN TIER ENERGY LP	(2,846)	(72,402)
NORTHERN TRUST CORP	6,300	316,008
NORTHROP GRUMMAN CORP	(5,307)	(358,647)
NORTHWEST BANCSHARES INC	24,300	295,002
NOVAGOLD RESOURCES INC	23,622	106,535
NOVATEK OAO SPONS GDR REG S	14,670	1,757,466
NOVO NORDISK A/S SPONS ADR	19,925	3,251,959
NOVOLIPET STEEL GDR REG S	16,623	336,616
NOVOROSSIYSK GDR REG S	61,143	418,830
NPS PHARMACEUTICALS INC	43,800	398,580
NTT DOCOMO INC	116	165,867
NU SKIN ENTERPRISES INC - A	(16,890)	(625,775)
NVR INC	1,676	1,541,920
NYSE EURONEXT	188,200	5,935,828
O KEY GROUP SA GDR REGS	6,004	70,247
O REILLY AUTOMOTIVE INC	6,000	536,520
OCCIDENTAL PETROLEUM CORP	10,250	785,253
OCEANEERING INTL INC	15,000	806,850
OCWEN FINANCIAL CORP	52,400	1,812,516
OGX PETROLEO E GAS PARTICIPA	627,372	1,342,071
OMNICOM GROUP	(13,057)	(652,328)
OMNOVA SOLUTIONS INC	43,530	305,145
ONYX PHARMACEUTICALS INC	4,800	362,544
OPEN TEXT CORP	(7,771)	(434,303)
OPTIMER PHARMACEUTICALS INC	25,400	229,870
OPTO CIRCUITS INDIA LTD	74,179	145,203
ORACLE CORP	200	6,664
ORASCOM CONSTRUCTION GDR	7,864	316,133
ORASCOM CONSTRUCTION INDS	34,828	1,387,243
OREILLY AUTOMOTIVE INC	(4,274)	(382,181)
ORIX CORP	(19,180)	(2,143,153)
ORTHOFIX INTERNATIONAL NV	22,190	872,733
OSIM INTERNATIONAL LTD	(55,000)	(77,890)
OUTOTEC OYJ	(15,739)	(879,790)
OWENS & MINOR INC	(27,809)	(792,835)
OWENS CORNING	34,300	1,268,757
PACIFIC BIOSCIENCES OF CALIF.	6,420	10,914
PACIFIC RUBIALES ENERGY CORP	(11,180)	(260,322)
PACTERA TECHNOLOGY ADR	74,053	587,978
PALL CORP	8,866	534,265
PALO ALTO NETWORKS INC	3,200	171,264
PANDORA MEDIA INC	34,500	316,710
PAREXEL INTERNATIONAL CORP	42,600	1,260,534
PARKER HANNIFIN CORP	5,420	461,025
PARKSON RETAIL GROUP LTD	794,848	639,911
PDC ENERGY INC	34,290	1,138,771
PEGATRON CORP	54,000	69,834
PEPSICO INC	7,675	525,200
PERRIGO CO	18,000	1,872,540
PETROBAKKEN ENERGY LTD	(18,303)	(189,761)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
PETROCHINA CO LTD-H	120,000	170,002
PETROLEO BRASILEIRO S.A. ADR	140,787	2,741,123
PETROLEO BRASILEIRO-SPON ADR	(89,502)	(1,728,284)
PETSMART INC	600	41,004
PFIZER INC	26,670	668,884
PHH CORP	(10,793)	(245,541)
PHILWEB CORP	163,800	50,108
PICC PROPERTY & CASUALTY -H	146,000	204,575
PICK N PAY STORES LTD	118,824	623,082
PING AN INSURANCE GROUP CO-H	12,500	104,671
PIONEER NATURAL RESOURCES CO	(27,695)	(2,952,010)
PLATINUM UNDERWRITERS HLDGS	5,781	265,926
PNC FINANCIAL SERVICES GROUP	8,635	503,507
POLARIS INDUSTRIES INC	(15,124)	(1,272,685)
POLYCOM INC	451,773	4,725,546
PORTLAND GENERAL ELECTRIC CO	17,700	484,272
POSTMEDIA NETWORK CANADA CORP EXP	2,601	4,979
POSTMEDIA NETWORK CANADA CORP HLDBK EXP	64	123
POTASH CORP OF SASKATCHEWAN	48,800	1,985,672
POWER ONE INC	5,300	21,783
PPG INDUSTRIES INC	(72,047)	(9,751,561)
PPL CORPORATION	(8,850)	(253,376)
PRADA S.P.A.	89,620	855,115
PRAXAIR INC	12,200	1,335,290
PRECISION CASTPARTS CORP	13,500	2,557,170
PRICELINE.COM INC	7,516	4,670,080
PRICESMART INC	6,500	500,825
PRIMERICA INC	56,400	1,692,564
PRIMERO MINING CORP	(12,822)	(82,681)
PROCTER & GAMBLE	7,533	511,415
PROGRESSIVE CORP	161,485	3,407,334
PRUDENTIAL FINANCIAL INC	8,030	428,240
PVH CORP	24,300	2,697,543
PYI CORP LTD	1,583,482	34,937
QEP RESOURCES INC	5,905	178,744
QIHOO 360 TECHNOLOGY CO-ADR	(1,500)	(44,535)
QLIK TECHNOLOGIES INC	63,238	1,373,529
QUALCOMM INC	263,220	16,299,646
QUEST DIAGNOSTICS	(1,776)	(103,488)
QUIDEL CORP	7,900	147,493
RALPH LAUREN CORP	30,731	4,607,192
RAMAYANA LESTARI SENTOSA PT	2,245,697	284,280
RANGE RESOURCES CORP	4,800	301,584
RASPADSKAYA	152,534	295,916
REALOGY HOLDINGS CORP	44,189	1,854,170
REALTY INCOME CORP	(5,146)	(206,921)
RED HAT INC	27,300	1,445,808
REED ELSEVIER NV	206,905	3,054,555
REGAL ENTERTAINMENT GROUP-A	(22,093)	(308,197)
REGENERON PHARMACEUTICALS	21,200	3,626,684
RELIGARE HEALTH TRUST	218,000	157,932
REPUBLIC SERVICES INC	(8,858)	(259,805)
RESEARCH IN MOTION	(153,686)	(1,824,253)
RESOLUTE ENERGY CORP	38,390	312,111
RESOLUTE FOREST PRODUCTS	(15,750)	(208,530)
REX ENERGY CORP	77,800	1,012,956
REYNOLDS AMERICAN INC	(38,383)	(1,590,208)
RHB CAPITAL BHD	92,194	231,842

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
RICHTEK TECHNOLOGY CORP	43,690	255,018
RIGEL PHARMACEUTICALS INC	52,400	340,600
ROBBINS & MYERS INC	(11,703)	(695,743)
ROBINSON DEPT STORE PCL FOR	182,900	397,609
ROCHE HOLDING AG GENUSSCHEIN	12,960	2,605,167
ROCKWELL AUTOMATION INC	14,800	1,243,052
ROCKWELL COLLINS INC	(2,606)	(151,591)
ROCKWOOD HOLDINGS INC	27,529	1,361,584
ROGERS COMMUNICATIONS -CL B	(16,595)	(755,093)
ROGERS CORP	30,600	1,519,596
ROPER INDUSTRIES INC	8,900	992,172
ROSETTA RESOURCES INC	29,070	1,318,615
ROSS STORES INC	3,100	167,865
ROYAL BAFOKENG PLATINUM LTD	17,504	118,627
RREEF CHINA COMMERCIAL TRUST	798,800	2,480
RTI INTERNATIONAL METALS INC	3,800	104,728
RUE21 INC	23,900	678,521
RYANAIR HOLDINGS PLC-ADR	6,437	220,660
RYLAND GROUP INC	(8,991)	(328,172)
SABMILLER PLC	105,516	4,843,667
SAFEWAY INC	(112,964)	(2,043,519)
SAFRAN SA	20,814	895,056
SAKS INC	(4,154)	(43,659)
SALESFORCE.COM INC	15,300	2,571,930
SALLY BEAUTY HOLDINGS INC	41,800	985,226
SAMSUNG ELECTRO 144A GDR PFD	6,650	2,673,300
SAMSUNG ELECTRONICS CO LTD	4,215	5,995,990
SAMSUNG FIRE + MARINE INS	10,510	2,140,140
SANCHEZ ENERGY CORP	3,910	70,380
SANDRIDGE ENERGY INC	1,181,761	7,504,182
SANDS CHINA LTD	10,800	47,308
SAP AG SPONSORED ADR	47,240	3,797,151
SAPIENT CORPORATION	72,358	764,100
SAREPTA THERAPEUTICS INC	11,700	301,860
SASOL LTD	24,000	1,026,260
SAUER DANFOSS INC	11,320	604,148
SBERBANK	1,029,020	3,153,946
SCHLUMBERGER LTD	66,520	4,609,235
SCHNEIDER ELECTRIC SA	34,200	2,472,246
SCHWAB (CHARLES) CORP	24,030	345,071
SEAGATE TECHNOLOGY	(21,160)	(643,687)
SEATTLE GENETICS INC	20,700	480,240
SEMEN INDONESIA PERSERO TBK	231,276	380,361
SEMGROUP CORP CLASS A	26,100	1,019,988
SENSATA TECHNOLOGIES HOLDING	77,951	2,531,848
SERVICENOW INC	5,200	156,156
SEVEN & I HOLDINGS CO LTD	41,880	1,176,461
SHANDONG WEIGAO GP MEDICAL-H	28,000	27,854
SHANGRI-LA ASIA LTD	13,000	25,898
SHEFFIELD RESOURCES LTD	57,123	32,684
SHERWIN WILLIAMS CO/THE	6,400	984,448
SHINHAN FINANCIAL GROUP LTD	49,525	1,797,208
SHORETEL INC	169,490	718,638
SHRIRAM TRANSPORT FINANCE	72,573	996,074
SHUTTERFLY INC	(20,737)	(619,414)
SIAM COMMERCIAL BANK FOREIGN	62,317	369,746
SIGMA-ALDRICH	(2,362)	(173,796)
SIGNET JEWELERS LTD	(259)	(13,831)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SINA CORP	3,078	154,577
SINGAPORE PRESS HOLDINGS LTD	(103,260)	(340,594)
SINGLE TOUCH SYSTEMS INC	12,158	7,903
SIRIUS XM RADIO INC	3,062,938	8,851,891
SJM HOLDINGS LIMITED	38,000	88,252
SK HYNIX INC	4,050	97,893
SK TELECOM ADR	(4,687)	(74,195)
SKS MICROFINANCE LTD	11,491	33,766
SKY DEUTSCHLAND AG	34,418	187,670
SKYWORKS SOLUTIONS INC	65,239	1,324,331
SLM CORP	874,400	14,978,473
SMITH (A.O.) CORP	9,800	618,086
SODASTREAM INTERNATIONAL LTD	2,474	111,058
SOHU.COM INC	3,555	168,294
SOLAR CAPITAL LTD	25,540	610,661
SONOVA HOLDING AG REG	15,600	1,728,126
SOURCEFIRE INC	6,800	321,096
SOUTH JERSEY INDUSTRIES	11,300	568,729
SOUTHWEST GAS CORP	19,500	826,995
SPDR GOLD TRUST	5,709	924,974
SPDR S&P REGIONAL BANKING ETF	(4,300)	(120,271)
SPDR S&P RETAIL ETF	(19,700)	(1,228,803)
SPECTRUM BRANDS HOLDINGS INC	2,700	121,311
SPIRIT AIRLINES INC	7,900	139,988
SPRINT NEXTEL CORP	2,710,893	15,370,763
SPX CORP	1,497	105,015
STANDARD BANK GROUP LTD	45,412	636,295
STANDARD CHARTERED PLC	118,000	3,018,116
STANDARD PACIFIC CORP	9,152	67,267
STANLEY BLACK & DECKER INC	(3,908)	(289,075)
STAPLES INC	89,560	1,020,984
STAR ASIA FINANCIAL LTD-144A	108,299	162,449
STAR ASIA SPV	37,730	30,184
STARBUCKS CORP	26,400	1,415,568
STARWOOD HOTELS + RESORTS	28,600	1,640,496
STATE STREET CORP	3,900	183,339
STERLING CONSTRUCTION CO	47,850	475,629
STERLING FINL CORP/SPOKANE	40,861	853,178
STEVEN MADDEN LTD	17,105	723,028
STEWART INFORMATION SERVICES	25,900	673,400
STOCKLAND	36,409	133,703
STORA ENSO OYJ-R SHS	(105,820)	(732,246)
STRYKER CORP	2,919	160,020
STX OSV HOLDINGS LTD	2,581,000	2,746,644
SUFFOLK BANCORP	4,300	56,330
SUMMIT MIDSTREAM PARTNERS LP	10,107	200,422
SUN PHARMACEUTICAL INDUS	147,549	1,983,119
SWATCH GROUP AG/THE BR	4,270	2,151,444
SWIRE PROPERTIES LTD	167,400	558,324
SYNAGEVA BIOPHARMA CORP	3,200	148,128
SYNAPTICS INC	5,000	149,850
SYNERGY RESOURCES CORP	38,700	208,593
SYNGENTA AG ADR	35,650	2,880,520
SYSCO CORP	(22,630)	(716,466)
SYSMEX CORP	27,100	1,242,717
TAIWAN SEMICONDUCTOR	162,000	541,190
TAIWAN SEMICONDUCTOR MANUFAC	2,162,596	7,223,796
TAIWAN SEMICONDUCTOR SP ADR	82,700	1,419,132

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
TALLINK GROUP AS	440,301	501,546
TARGA RESOURCES CORP	10,500	554,820
TARGACEPT INC	13,300	58,254
TATA CONSULTANCY SVCS LTD	29,115	666,233
TATA MOTORS LTD PNOTE CITI 24OCT12	16,355	93,327
TATA MOTORS LTD-SPON ADR	(26,096)	(749,477)
TD AMERITRADE HOLDING CORP	6,600	110,946
TEAM HEALTH HOLDINGS INC	20,163	580,090
TELEDYNE TECHNOLOGIES INC	8,200	533,574
TELEKOMUNIKASI INDONESIA PER	1,002,634	941,514
TELENET GROUP HOLDING NV	187,000	8,799,179
TENARIS SA-ADR	(2,362)	(99,015)
TENNECO INC	20,600	723,266
TERADATA CORP	73,320	4,537,775
TERNIUM SA SPONSORED ADR	25,753	606,483
TESARO INC	42,500	720,375
TESCO PLC	227,910	1,244,772
TESLA MOTORS INC	19,800	670,626
TEVA PHARMACEUTICAL-SP ADR	1,120	41,821
TEXAS ROADHOUSE INC	14,500	243,600
THAI BEVERAGE PCL	3,379,809	1,092,939
THERMO FISHER SCIENTIFIC INC	8,300	529,374
THL CREDIT INC	17,800	263,262
THOMSON REUTERS CORP	(50,670)	(1,469,302)
TIFFANY & CO	(938)	(53,785)
TIM HORTONS INC	600	29,508
TIVO INC	119,600	1,472,276
TJX COMPANIES INC	9,495	403,063
TORNIER NV	34,900	585,971
TOSHIBA CORP	28,000	108,810
TOTVS SA	21,367	421,496
TOWN SPORTS INTERNATIONAL	45,600	485,640
TOYOTA MOTOR CORP	59,200	2,734,041
TPK HOLDING CO LTD	1,000	17,668
TRACTEBEL ENERGIA SA	22,154	360,848
TRACTOR SUPPLY COMPANY	14,000	1,237,040
TRADE ME LTD	294,241	958,090
TRANSDIGM GROUP INC	25,649	3,497,498
TRANSOCEAN LTD	160,800	7,181,328
TRAVELERS COS INC/THE	(6,037)	(433,577)
TREX COMPANY INC	3,200	119,136
TRIMBLE NAVIGATION LTD	34,000	2,032,520
TRIPADVISOR INC	12,229	512,640
TRIUS THERAPEUTICS INC	26,100	124,758
TUI AG	(118,818)	(1,231,502)
TULLOW OIL PLC	167,498	3,433,301
TUMI HOLDINGS INC	8,200	170,970
TURKIYE GARANTI BANKASI	283,091	1,468,831
TURKIYE GARANTI BANKASI ADR	466,200	2,424,240
TYCO INTERNATIONAL LTD	122,280	3,576,690
ULTA SALON COSMETICS + FRAGR	12,500	1,228,250
ULTRAPAR PARTICIPACOES SA	26,208	592,512
UMPQUA HOLDINGS CORP	6,700	78,993
UNDER ARMOUR INC CLASS A	11,800	572,654
UNICHARM CORP	45,400	2,360,180
UNILEVER PLC	31,800	1,223,007
UNIMICRON TECHNOLOGY CORP	34,100	36,172
UNION PACIFIC CORP	11,600	1,458,352

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
UNITED BANK FOR AFRICA PLC	9,889,950	288,813
UNITED CONTINENTAL HOLDINGS	(109,594)	(2,562,308)
UNITED MICROELECTRONICS - ADR	131,549	261,783
UNITED MICROELECTRONICS CORP	28,000	11,283
UNITED PARCEL SERVICE-CL B	7,210	531,593
UNITED STATES OIL FUND LP	(3,835)	(127,974)
UNITED STATES STEEL CORP	(9,624)	(229,532)
UNITED TECHNOLOGIES CORP	28,373	2,326,870
UNITEDHEALTH GROUP INC	116,242	6,304,966
UNIVERSAL DISPLAY CORP	6,570	168,323
UNIVERSAL FOREST PRODUCTS	700	26,628
UNIVERSAL STAINLESS + ALLOY	12,600	463,302
URBAN OUTFITTERS INC	7,200	283,392
US AIRWAYS GROUP INC	133,990	1,808,865
US BANCORP	10,800	344,952
USG CORP	(14,250)	(399,998)
UTILITIES SELECT SECTOR SPDR	(1,831)	(63,939)
VALASSIS COMMUNICATIONS INC	(15,123)	(389,871)
VALE SA-SP ADR	(20,127)	(421,862)
VALEANT PHARMACEUTICALS INTE	300	17,931
VALIDUS HOLDINGS LTD	39,400	1,362,452
VALUECLICK INC	(15,650)	(303,767)
VANGUARD HEALTH SYSTEMS INC	61,570	754,233
VANTAGE DRILLING CO	408,465	747,491
VANTIV INC	9,893	202,015
VEECO INSTRUMENTS INC	(20,406)	(601,773)
VERIFONE SYSTEMS INC	102,600	3,045,168
VERISIGN INC	62,800	2,437,896
VERISK ANALYTICS INC CLASS A	39,300	2,004,300
VF CORP	2,815	424,981
VIENNA INSURANCE GROUP AG	12,855	684,277
VIRGIN AUSTRALIA HOLDINGS LTD	96,798	42,294
VIRGIN MEDIA INC	(21,534)	(791,375)
VIRTUS INVESTMENT PARTNERS	2,060	249,136
VISA INC CLASS A SHARES	46,180	6,999,964
VITRAN CORP INC	77,452	376,417
VMWARE INC CLASS A	16,100	1,515,654
VOLCANO CORP	25,630	605,124
WAGEWORKS INC	19,600	348,880
WALGREEN CO	86,557	3,203,475
WALT DISNEY CO/THE	18,570	924,600
WANT WANT CHINA HOLDINGS LTD	536,455	739,189
WASTE MANAGEMENT INC	(87,281)	(2,944,861)
WATERS CORP	(7,811)	(680,494)
WATSCO INC	7,000	524,300
WATTS WATER TECHNOLOGIES A	15,700	674,943
WEIGHT WATCHERS INTL INC	(16,691)	(873,941)
WELLCARE HEALTH PLANS INC	31,800	1,548,342
WELLPOINT INC	60,377	3,678,167
WELLS FARGO & CO	84,447	2,886,398
WESCO AIRCRAFT HOLDINGS INC	(4,852)	(64,095)
WEST CHINA CEMENT LTD	1,320,938	260,750
WESTERN ALLIANCE BANCORP	63,900	672,867
WESTERN UNION CO	213,300	2,903,013
WESTPORT INNOVATIONS INC	13,100	349,901
WEX INC	24,449	1,842,721
WGL HOLDINGS INC	3,900	152,841
WHOLE FOODS MARKET INC	10,430	951,734

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
WILLIAMS COS INC	151,900	4,973,206
WILLIAMS SONOMA INC	10,800	472,716
WINDSTREAM CORP	(77,968)	(645,575)
WINTEK CORP	27,000	14,320
WINTRUST FINANCIAL CORP	(376)	(13,799)
WIPRO LTD-ADR	(17,153)	(150,260)
WISDOMTREE INVESTMENTS INC	63,100	386,172
WMI HOLDINGS CORP	4,831	4,058
WOLVERINE WORLD WIDE INC	13,700	561,426
WOODWARD INC	17,100	652,023
WORKDAY INC CLASS A	3,500	190,750
WORTHINGTON INDUSTRIES	8,500	220,915
WPP PLC	180,400	2,603,974
WPX ENERGY INC	99,633	1,482,539
WR GRACE & CO	25,386	1,706,701
WUMART STORES INC H	96,668	206,784
WUXI PHARMATECH CAYMAN ADR	78,580	1,237,635
WW GRAINGER INC	1,500	303,555
WYNN MACAU LTD	24,800	67,036
WYNN RESORTS LTD	(19,085)	(2,146,872)
X 5 RETAIL GROUP NV REGS GDR	62,899	1,122,747
XENOPORT INC	65,030	505,283
XILINX INC	7,500	269,250
XINYI GLASS HOLDINGS LTD	1,369,000	844,271
XL GROUP PLC	192,445	4,822,672
XPO LOGISTICS INC	14,665	254,878
XSTRATA PLC	77,950	1,341,009
XYLEM INC	(4,805)	(130,216)
YAHOO! INC	34,674	690,013
YANZHOU COAL MINING CO-H	6,000	9,925
YAPI VE KREDI BANKASI	367,449	1,070,620
YASKAWA ELECTRIC CORP	(18,000)	(170,826)
YOUKU TUDOU INC	34,961	637,689
YUM BRANDS INC	7,200	478,080
ZIMMER HOLDINGS	(1,772)	(118,122)
ZIPCAR INC	14,300	117,832

Total Common Stock	125,462,603	$1,082,210,227

Cash and Short Term Investments
AET&D OPT	2,188,425	$0
AUSTRAILIAN DOLLAR	17,491	18,159
CANADIAN DOLLAR	7,748	7,781
CHILEAN PESO	853,529	1,783
CITIGROUP REPO	4,500,000	4,500,000
DANISH KRONER	29,725	0
DEXIA CREDIT LOCAL SA NY	1,400,000	1,400,000
EGYPTIAN POUND	107	17
EURO CURRENCY	100,348	133,867
HONG KONG DOLLAR	71,976	9,285
INDIAN RUPEE	132	2
J P MORGAN TERM REPO	8,900,000	8,900,000
JAPANESE YEN	1,725,427	19,956
JP MORGAN SWEEP PROGRAM/MONEY MARKET FUNDS	2,895,538	2,895,538
MALAYSIAN RINGGIT	7	2
MEXICAN PESO	185,461	14,282
NEW TAIWAN DOLLAR	215	7
NEW ZEALAND DOLLAR	30,159	24,881

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
NORWEGIAN KRONE	215	39
PARIBAS REPO	8,900,000	8,900,000
POUND STERLING	8,148	13,244
REPO CREDIT SUISSE	2,800,000	2,800,000
SOUTH KOREAN WON	17,811	17
THAILAND BAHT	488,775	15,978
TUX/U ESC	70,967	0
USD CASH	—	535,969
VIRGINIA ELECT & PWR	700,000	699,498

Total Cash and Short Term Investments	35,892,205	$30,890,306.7

Fixed Income Securities
ABN AMRO BANK NV 3.25% 18 Jan 2013	300,000	$395,967
ACE 2006-HE4 M2 0.55594 10/25/2036 ESC	1	—
ACE 2007-HE3 M1 0.785 01/25/2037 (ESC)	1	—
ADELPH COM 10.25 11/1/06 NA ESC	23,947	156
ADELPHIA COMM 7.5% 01/04 NA ESCROW	8,100	69
ADLAC 3.25 05/01/21 NA ESCROW	2,031,000	—
AEGIS ASSET BACKED SECURITIES 0.55725% 25 Oct 2035	265,437	245,654
AERO INVENTORY RCF USD	2,296,809	91,872
AFRICAN DEVELOPMENT BANK 5.25% 23 Mar 2022	200,000	226,633
AGILE PROPERTY HLDGS LTD 4 04/28/2016	2,400,000	2,469,000
AHERN RENTALS INC 9.25 08/15/2013 (NON ACC)	484,000	314,600
AHM 2007-1 GIOP FLT 05/25/2047	15,894,142	2,162,795
AIFUL TEMP 1 CITI	18,615,656	144,898
ALBA 2005-1 C FLT 11/25/2042	83,964	96,680
ALCOA INC 5.25 03/15/2014	922,000	1,319,512
ALGOSAIBI TL SYNDICATE	25,324	253
AMERICAN MUNI PWR OHIO INC OH 7.734% 15 Feb 2033	100,000	134,274
AMERICAN MUNI PWR OHIO INC OH 8.084% 15 Feb 2050	200,000	292,164
AMGEN INC 0.375 02/01/2013	1,024,000	1,144,804
ARMT 2005-2 6M2 FLT 06/25/2035	26,000	14,950
ARMT 2005-9 1A4 FLT 11/25/2035	71,000	44,730
ARRAN RESIDENTIAL MORTGAGES FU 2.241% 19 Nov 2047	84,929	112,334
ARRAN RESIDENTIAL MORTGAGES FU 2.62% 16 May 2047	15,917	21,011
ARSI 2006-W1 M3 0.71625 03/25/2036 ESC	1	—
ASHWELL RATED SA FLT 06/20/2014	100,000	107,324
ATLAN 4 A FLT 06/21/2032	317,119	406,989
ATRIUM CDO II PREF	160,000	78,400
ATRIUM CDO IV 4A SUB 6/8/2019	260,000	195,650
ATRIUM CDO PREF	120	39,600
ATRIUM V 5A SUB	260,000	332,800
ATRM 3A SUB	260,000	141,700
AUST + NZ BANKING GROUP 1% 06 Oct 2015	1,100,000	1,107,040
AVAYAR 7% 4/01/2019	390,000	362,700
AVIATION CAPITAL GROUP 7.125% 15 Oct 2020	400,000	421,260
AVOCA IV-X D 2/18/2022	700,000	635,017
AWAL BANK SYN CLAIM	97	4
BAFC 2007-E 8A5 0.5 09/20/2047 ESC	2	—
BALTA 2006-1 11A1 FLT 02/25/2036	45,129	31,222
BANC OF AMERICA MORTGAGE SECUR 4.018944% 25 Sep 2035	383,237	351,206
BANC OF AMERICA MORTGAGE SECUR 5.222049% 25 Jul 2035	59,174	58,075
BANCO BILBAO VIZCAYA ARG 3% 09 Oct 2014	600,000	794,670
BANCO BILBAO VIZCAYA ARG 4.125% 13 Jan 2014	200,000	267,808
BANK OF AMERICA CORP 0.886% 23 May 2017	400,000	486,514
BATTERY PK CITY B-1 FLT 11/01/2039	175,000	154,000
BATTERY PK CITY B-2 FLT 11/01/2039	250,000	220,000

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BATTERY PK CITY B-3 FLT 11/01/2039	225,000	198,000
BEAR STEARNS ADJUSTABLE RATE M 3.576898% 25 Oct 2035	136,041	138,558
BEAR STEARNS ADJUSTABLE RATE M 4.125% 25 Mar 2035	357,705	360,137
BEAR STEARNS ADJUSTABLE RATE M 5.1365% 25 Aug 2035	256,232	261,257
BEAR STEARNS ADJUSTABLE RATE M 5.2815% 25 Aug 2035	77,666	66,148
BEAR STEARNS ALT A TRUST 2.923855% 25 Nov 2036	442,927	295,151
BEAR STEARNS STRUCTURED PRODUC 2.6557% 26 Jan 2036	144,894	91,449
BELGIUM KINGDOM 3.5 06/28/2017	(535,000)	(792,374)
BELGIUM KINGDOM 3.5% 28 Jun 2017	500,000	738,963
BELGIUM KINGDOM 4.25 09/28/2022	(535,000)	(842,639)
BLUEMOUNTAIN CLO LTD 0.5475% 15 Nov 2017	480,313	474,739
BNCMT 2007-1 A5 FLT 03/25/2037	610,000	92,690
BNCMT 2007-2 M2 FLT 05/25/2037	35,126	77
BNP PARIBAS CAP TRST VI 5.868 PERP	254,000	335,407
BNP PARIBAS HOME LOAN 4.75% 28 May 2013	300,000	402,034
BOATS INVEST NETHERLANDS 11 03/31/2017 PIK FBN	553,791	409,517
BONOS Y OBLIG DEL ESTADO 3.25% 30 Apr 2016	200,000	260,753
BONOS Y OBLIG DEL ESTADO 3.4 04/30/2014	(25,500)	(34,116)
BONOS Y OBLIG DEL ESTADO 3.75% 31 Oct 2015	300,000	398,004
BONOS Y OBLIG DEL ESTADO 3.8% 31 Jan 2017	200,000	262,404
BONOS Y OBLIG DEL ESTADO 4 04/30/2020	(80,000)	(100,944)
BONOS Y OBLIG DEL ESTADO 4 07/30/2015	(258,000)	(349,121)
BONOS Y OBLIG DEL ESTADO 4% 30 Jul 2015	300,000	402,711
BONOS Y OBLIG DEL ESTADO 4.2% 31 Jan 2037	200,000	210,410
BONOS Y OBLIG DEL ESTADO 4.25 10/31/2016	(262,000)	(353,029)
BONOS Y OBLIG DEL ESTADO 4.25% 31 Oct 2016	700,000	936,170
BONOS Y OBLIG DEL ESTADO 5.5% 30 Jul 2017	500,000	698,027
BONOS Y OBLIG DEL ESTADO 5.85% 31 Jan 2022	100,000	137,272
BROD 2006-2A A1AD FLT 02/01/2049 144A	12,029,294	992,417
BROD 2006-2A A1AT FLT 02/01/2049 144A	9,053,577	751,447
BSABS 2006-AC2 22A4 FLT 03/25/2036	135,424	40,627
BSABS 2006-HE8 1A3 FLT 10/25/2036	150,000	22,013
BSABS 2006-HE8 21A3 FLT 10/25/2036	195,000	58,071
BUMF 6 A1 FLT 08/15/2040	47,180	60,932
BUMF 6 A2 FLT 08/15/2040	14,642	15,371
BUMI INVESTMENT PTE LTD 10.75 10/06/2017	102,000	91,290
BUNDESREPUB. DEUTSCHLAND 3.25% 04 Jul 2021	300,000	464,881
BUNDESREPUB. DEUTSCHLAND 4% 04 Jan 2037	100,000	179,166
BUNDESREPUB. DEUTSCHLAND 4.25% 04 Jul 2018	300,000	477,606
BUNDESREPUB. DEUTSCHLAND 6.5% 04 Jul 2027	500,000	1,060,935
BUONI POLIENNALI DEL TES 2% 01 Jun 2013	900,000	1,190,120
BUONI POLIENNALI DEL TES 3% 01 Nov 2015	300,000	401,835
BUONI POLIENNALI DEL TES 3.75% 01 Aug 2015	700,000	953,520
BUONI POLIENNALI DEL TES 3.75% 01 Aug 2016	900,000	1,229,158
BUONI POLIENNALI DEL TES 4.5% 01 Mar 2019	100,000	137,868
BUONI POLIENNALI DEL TES 5% 01 Aug 2039	100,000	131,774
BUONI POLIENNALI DEL TES 5% 01 Sep 2040	200,000	263,542
BUONI POLIENNALI DEL TES 5.75% 01 Feb 2033	100,000	143,415
BURLINGTN NORTH SANTA FE 5.75% 15 Mar 2018	254,000	307,291
CAESARS 8 1/2% 2/15/2020	(622,000)	(617,335)
CAISSE CENTRALE DESJARDN 2.55% 24 Mar 2016	100,000	105,830
CAISSE D AMORT DETTE SOC 1.375% 27 Jan 2014	400,000	403,910
CAISSE FRANCAISE DE FIN 5.25% 16 Feb 2017	400,000	445,090
CALLAHAN NRH WESTF 14.125 07/15/11 (NON-ACC) ESC	9,000	—
CALLIDUS DEBT CLASS 4A INC 04/	757,000	503,405
CALLIDUS DEBT CLASS 5A INC 11/	614,000	593,534
CALLIDUS DEBT CLASS 7A SUB 1/2	1,212,000	1,018,080
CAMBER 3A A1 5/8/40 (0.512969	27,490,000	4,315,071

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CAMBER 3A B 5/8/40	2,400,000	72,000
CAMBR 7A B FLT 06/12/2042 144A	96,752	—
CAPITALAND LTD 2.875 09/03/2016	250,000	219,231
CAPMARK TL STUB	3,471,105	64,215
CASTLE GARDEN 2005-1A SUB	260,000	253,500
CENT CDO LTD 2007-15A SUB	1,284,000	1,399,560
CHINA UNICOM(HK) LTD 0.75% 18OCT15 CVB	1,800,000	1,905,750
CHLPA 10-1 A_A	373,377	250,162
CIE FINANCEMENT FONCIER 1% 17 Apr 2014	600,000	594,269
CIE FINANCEMENT FONCIER 2.125% 22 Apr 2013	500,000	502,250
CIFC FUNDING LTD 0.51388% 01 Mar 2021	200,000	194,110
CLEARWIRE COMM/FINANCE 8.25 12/01/2040 144A	878,000	959,215
CLEVELAND ELECTRIC ILLUM 5.7% 01 Apr 2017	363,000	410,018
CMLTI 2007-AMC1 A2C FLT 12/25/2036	701,000	237,429
CMSI 2004-5 B2 08/25/2034	20,276	17,538
CMSI 2006-5 1A11 FLT 10/25/2036	36,596	27,218
COMDISCO 6.125% 01/15/03	117,000	0
COMDISCO 6.13% 8/01/01	56,000	0
COMDISCO 7.25% 9/01/02	98,000	0
COMDISCO 9.5% 08/15/03	65,000	0
COMM MORTGAGE TRUST	9,424,870	44,419
COMMERZBANK AG 4 09/16/2020	(152,000)	(227,110)
COMMO 2006-5A A1B 12/5/47	15,000,000	712,623
COMMONWEALTH BANK AUST 0.81% 25 Jun 2014	900,000	906,581
COMSTOCK FUNDING 2006-1A INC 5	2,300,000	1,771,000
COMUNIDAD AUTO DE MURCIA 4.695 03/30/2020	30,000	29,315
COMUNIDAD DE MADRID 4.2% 24 Sep 2014	600,000	764,005
CON WAY INC 7.25% 15 Jan 2018	1,500,000	1,737,558
CORTEFIEL SA TL B1	29,637	17,220
COUNCIL OF EUROPE 5.625% 14 Dec 2015	1,000,000	1,094,511
COUNTRYWIDE ALTERNATIVE LOAN T 4.12938% 20 Dec 2046	273,371	174,320
COUNTRYWIDE HOME LOANS 5.59% 25 Mar 2035	148,436	129,053
CRE CDO CLAWBACK DEAL I	123,199	2,853
CRE CDO DEAL I	770,975	504,238
CREDIT AG HOME LOAN SFH 1% 21 Jul 2014	400,000	400,670
CREDIT LOGEMENT SA 2.026 PERPETUAL	429,000	356,892
CREDIT LOGEMENT SA FLT PERPETUAL	1,100,000	791,640
CS FIRST BOSTON COMMERCIAL MOR 0.934% 25 Oct 2034	18,559	18,306
CSAM FUNDING 2A D1 SUB 12.78%	690,000	703,455
CSAM FUNDING 4A SUB 6/9/2016	260,000	157,300
CSAM FUNDING III PREF	250	163,750
CSAM FUNDING PREFERRED	110,000	67,650
CSFB 2005-7 2A3 FLT 08/25/2035	57,009	13,005
CSMC 2007-3 AX 6 04/25/2037	137,696	25,506
CULLIGAN INTL TERM LOAN	582,533	530,105
CWALT 2006-39CB 1A2 FLT 01/25/2037	26,101	14,191
CWALT 2006-OA16 M1 FLT 10/25/2046 ESCROW	1	—
CWALT 2007-OH1 A1D FLT 04/25/2047	169,639	108,396
CWHL 2005-1 2A1 FLT 03/25/2035	9,498	6,270
CWHL 2005-7 3X 0 03/25/2035	1,544,192	53,352
CWHL 2007-HY7 3AX FLT 11/25/2037	571,011	2,998
CWL 2004-6 M5 FLT 08/25/2034	123,673	74,317
CWL 2005-AB1 M2 FLT 9 08/25/2035	154,804	10,836
CWL 2006-S9 A5 FLT 08/25/2036	36,667	23,385
CWL 2007-1 M2 FLT 07/25/2037	154,804	539
CWL 2007-S1 A5 FLT 11/25/2036	80,523	48,540
DECO 2007-E6X A3 FLT 04/27/2018	33,748	36,988
DECO 6-UK2X A2 FLT 07/27/2017	228,732	249,234

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
DERIV LBIE GR	59,297	53,277
DERIV LBSF GR	22,642	10,749
DEXIA CREDIT LOCAL 1% 29 Apr 2014	600,000	591,971
DEXIA CREDIT LOCAL 1.166067% 18 Sep 2013	400,000	526,987
DEXIA CREDIT LOCAL 2.75% 10 Jan 2014	700,000	706,595
DEXIA CREDIT LOCAL 2.75% 29 Apr 2014	600,000	608,464
DEXIA CREDIT LOCAL SA NY 2% 05 Mar 2013	500,000	500,413
DHI 2 05/15/2014	1,712,000	2,707,829
DNB BANK ASA 3.875 06/29/2020	(169,000)	(255,372)
DNB BANK ASA 4.25 01/18/2022	(100,000)	(154,094)
DNB BANK ASA 4.375 02/24/2021	(100,000)	(155,259)
DOW CHEMICAL 4 1/8% 11/15/2021	(650,000)	(712,855)
DRYDEN CLO SUB 9/20/2019 2005-	1,940,000	1,183,400
DSLA 2004-AR2 A2A FLT 11/19/2044	5,523	4,427
EASTMAN KODAK CO 9.75 03/01/2018 144A DFT	24,000	19,320
ECLIP 2006-1 A FLT 01/25/2018	637,891	826,413
ECLIP 2006-3 A FLT 07/25/2019	92,545	33,075
EDISON MISSION 7.2% 5/15/2019	270,000	143,438
EDISON MISSION ENERGY 7 05/15/2017 DEFAULTED	167,000	88,093
EDISON MISSION ENERGY 7.2 05/15/2019 (NON ACC)	95,000	50,113
EDISON MISSION ENERGY 7.5 06/15/2013 (NON ACC)	48,000	25,320
EDISON MISSION ENERGY 7.625 05/15/2027 (NON ACC)	736,000	388,240
EDISON MISSION ENERGY 7.75 06/15/2016 DFT NA	48,000	25,320
EIRCOM TLB EUR	25,191	26,445
EMC 1.75% 12/1/2013	1,278,000	2,041,153
ENERGY FUTURE TXU 10% 12/01/20	(197,000)	(222,118)
EPICP DRUM A FLT 01/25/2022	147,411	149,642
ESAIL 2006-2X C1C FLT 12/15/2044	54,000	50,331
ESAIL 2006-2X D1C FLT 12/15/2044	99,000	71,165
ESAIL 2006-4X B1A FLT 12/10/2044	72,015	63,034
ESAIL 2006-4X C1C FLT 12/10/2044	126,884	109,801
ESAIL 2007-3X A3A 1.064 06/13/2045	800,000	602,148
ESAIL 2007-3X D1A FLT 06/13/2045	323,000	85,304
ESAIL 2007-3X E1C FLT 06/13/2045	78,000	23,429
ESAIL 2007-4X A2A FLT 06/13/2045	1,473,774	1,699,610
ESAIL 2007-4X A3A FLT 06/13/2045	287,000	216,652
ESAIL 2007-4X A3C FLT 06/13/2045	243,000	226,325
ESAIL 2007-4X E1C FLT 06/13/2045	145,000	43,495
ESAIL 2007-5X A1A FLT 09/13/2045	551,578	509,851
ESAIL 2007-5X A1A FLT 09/13/2045 EUR COR	805,249	744,332
ESAIL 2007-5X A1C FLT 09/13/2045	843,251	931,505
ESAIL 2007-6NCX A2A FLT 09/13/2045	869,000	964,868
ESAIL 2007-PR1X A FLT 09/13/2045	1,701,480	1,567,146
ESAIL 2007-PR1X A FLT 09/13/2045 GBP COR	659,544	607,472
ESCROW COMDISCO MTN 0.00 I	44,000	—
ESCROW COMDISCO MTN 0.00 II	29,000	—
ETRADE 6 3/8% 11/15/2019	1,080,000	1,104,750
EUMF 2008-1X A3 FLT 03/13/2046	1,498,000	1,203,350
EUMF 2008-1X A3 FLT 03/13/2046 GBP COR	1,234,000	991,277
EURO 27X B FLT 07/25/2017	254,000	325,972
EURO 28X A FLT 05/15/2017	310,636	378,405
EUROFIMA 5.625% 29 Jul 2015	500,000	543,421
EUROPCAR GROUPE SA 11.5 05/15/2017 REGS	633,000	881,850
EUROPEAN INVESTMENT BANK 6% 06 Aug 2020	800,000	918,110
EUROPEAN MEDIA 10% 2015	335,417	318,646
EUROPEAN UNION 2.375% 22 Sep 2017	200,000	286,378
EUROPEAN UNION 2.5% 04 Dec 2015	1,400,000	1,968,909
EUROPEAN UNION 2.75% 03 Jun 2016	400,000	571,209

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
EUROPEAN UNION 3.25% 07 Nov 2014	400,000	557,848
EUROPEAN UNION 3.625% 06 Apr 2016	200,000	292,176
EVERGREEN SOLAR INC 13 04/15/2015 (NON-ACC)	16,947	169
EVERGREEN SOLAR INC 4 07/15/2013 (DEFAULT)	20,000	60
EXPORT IMPORT BK KOREA 5.75% 22 May 2013	145,000	193,995
FANNIE MAE 0% 09 Oct 2019	1,400,000	1,226,480
FANNIE MAE 0.75% 28 Nov 2014	7,000,000	7,009,310
FED HOME LN DISCOUNT NT 0.04% 20 Feb 2013	10,500,000	10,499,433
FEDERAL NATL MTG ASSN DISC NTS 0.01% 27 Feb 2013	1,100,000	1,099,932
FFMER 2007-4 2M3 0.52063 07/25/2037 (ESC)	1	—
FHLT 2006-1 2A4 FLT 04/25/2036	304,000	87,695
FHR 3346 SC FLT 10/15/2033	2,889,989	441,518
FIRST CLO LTD 0.65289% 14 Dec 2016	10,124	10,098
FIRST DATA CORP 11 1/4% 3/31/2	1,680,000	1,675,800
FKP LTD 8 05JAN16 CVB	300,000	302,727
FMS WERTMANAGEMENT 1% 20 Jan 2014	600,000	791,247
FMS WERTMANAGEMENT 1.26619% 16 Jun 2014	400,000	651,739
FMS WERTMANAGEMENT 2.375% 15 Dec 2014	1,200,000	1,648,387
FMS WERTMANAGEMENT 3.375% 17 Jun 2021	200,000	303,086
FNMA CONV 15YR TBA 2.5% 01 Dec 2099	1,000,000	1,045,625
FNMA POOL AQ0616 2.5% 01 Oct 2027	49,679	51,987
FNMA TBA 30YR SINGLE FAMILY JA 3.5% 01 Dec 2099	7,000,000	7,462,930
FNR 2004-29 PS FLT 05/25/2034	194,574	33,073
FNR 2004-92 S FLT 08/25/2034	95,700	12,709
FNR 2005-79 NS FLT 09/25/2035	183,118	26,900
FNR 2006-42 CI FLT 06/25/2036	681,078	97,231
FNR 2006-43 SJ FLT 06/25/2036	103,485	14,181
FNR 2006-62 SB FLT 04/25/2036	124,431	21,166
FNR 2007-53 SG FLT 06/25/2037	131,316	18,302
FNR 2009-106 SA FLT 01/25/2040	221,270	32,527
FNR 2009-90 QI 6.34375 08/25/2036	968,581	137,798
FNR 2010-10 SE FLT 02/25/2040	463,293	67,400
FNR 2010-21 SA FLT 03/25/2040	584,218	78,230
FNR 2010-56 AS FLT 06/25/2040	592,765	78,785
FNR 2010-58 SA FLT 06/25/2040	250,442	39,522
FONDO REESTRUCTURACION 4.4% 21 Oct 2013	200,000	267,313
FORE CLO LTD 0.56375% 20 Jul 2019	600,000	580,160
FOSSE MASTER ISSUER PLC 1% 18 Oct 2054	300,000	501,272
FRANCE (GOVT OF) 3 04/25/2022	(1,086,000)	(1,570,342)
FRANCE (GOVT OF) 4.25 10/25/2017	(1,086,000)	(1,676,133)
FREDDIE MAC 0.43344% 15 May 2036	983,975	982,851
FREDDIE MAC 0.61875% 15 Jul 2036	30,688	30,838
FREDDIE MAC 0.689% 15 Nov 2036	3,322,313	3,346,084
FREMF 2011-K11 C 0 12/25/2048	132,439	46,354
FREMF K-007I C 0 05/25/2020	1,009,658	393,767
FSTAR 2007-1A AF4 FLT 01/25/2035 144A	258,006	179,877
GENERALITAT DE VALENCIA 3.25 07/06/2015	323,000	379,604
GENERALITAT DE VALENCIA 4 11/02/2016	550,000	613,702
GENERALITAT DE VALENCIA 4.375 07/16/2015	194,000	230,559
GENERALITAT DE VALENCIA 4.75 03/20/2014	51,000	64,652
GENERALITAT DE VALENCIA 4.9 03/17/2020	80,000	82,399
GERMAN RESIDENTIAL ASSET NOTE 0.445% 20 Jan 2021	297,528	385,200
GILEAD SCIENCES INC 1 05/01/2014	591,000	969,743
GLENCORE FINANCE EUROPE 5 12/31/2014	300,000	369,750
GLITNIR BANK TRADE CLAIM CHF MS	64,300	14,764
GLITNIR BANK TRADE CLAIM MS 1	80,429	15,270
GLITNIR BANK TRADE CLAIM-BAML 2 B	215,546	77,561
GLITNIR BANK TRADE CLAIM-BAML1	349,864	125,894

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
GLITNIR BANK TRADE CLAIM-MS 1	184,147	67,001
GLITNIR BANK TRADE CLAIM-MS 2	271,919	98,665
GLITNIR BANK TRADE CLAIM-MS 3	74,092	26,661
GLITNIR BANK TRADE CLAIM-YVK	14,448	5,199
GLITNIR BON-BAML3	228,669	82,283
GLITNIR BON-DB 1	67,028	24,119
GLITNIR BON-DB 2	86,913	19,956
GLITNIR CAD TRADE CLAIM-CS	121,679	26,359
GLITNIR TCL CAD-DB 3	339,866	73,623
GLITNIR TCL CHF-DB 3	286,050	65,679
GLITNIR TCL GBP-CS 1	166,874	65,738
GLITNIR TCL GBP-DB 3	86,913	34,239
GLITNIR USD TRADE CLAIM-BAR	485,325	132,251
GLITNIR USD TRADE CLAIM-MS 1	(0)	—
GLITNIR USD TRADE CLAIM-MS 1 B	298,213	81,263
GM 8.375% 7/15/2033 - ESCROW	283,000	28
GMAC MORTGAGE CORPORATION LOAN 4.32843% 25 Jun 2034	63,950	63,036
GMX RESOURCES 11% 12/1/2017 (P	1,249,669	1,218,427
GMX RESOURCES 15% 12/1/2017 (P	213,000	207,675
GNR 2007-26 SG FLT 04/20/2037	157,831	23,551
GOLDENTREE LON OPPR VI 2012-6A	990,000	945,450
GPMF 2006-AR2 4X 1 03/25/2036	308,548	4,912
GPMF 2006-AR3 3A1 FLT 04/25/2036	150,018	80,008
GPMF 2006-OH1 M1 0.60875 01/25/2037 ESC	1	—
GRANITE MASTER ISSUER PLC 0.2847% 20 Dec 2054	223,203	219,764
GRANITE MASTER ISSUER PLC 0.3447% 20 Dec 2054	165,216	162,670
GRANITE MORTGAGES PLC. 0.80313% 20 Jul 2043	150,772	149,348
GREENS CREEK FUNDING LTD	1,940,000	1,716,900
GROUPAMA SA 4.375	350,000	287,704
GROUPAMA SA 6.298 PERP (NON ACCRUAL)	1,450,000	1,019,591
GROUPAMA SA 7.875 10/27/2039	1,200,000	1,342,949
GSAA 2006-S1 1M1 0.705 01/25/2037 ESC	1	—
GSAA 2007-1 M1 0.52 02/25/2037 ESC	1	—
GSAMP 2007-NC1 M2 0.53 12/25/2046 ESC	1	—
GSCSF 2006-4A A1 FLT 11/06/2046 144A	258,006	—
GSR 2004-15F 2A3 6 12/25/2034	44,794	6,887
GSR 2005-HEL1 A1 FLT 11/25/2030	27,739	11,581
HALCYON 2007-2X CLO SUB 10/29/	1,210,000	1,137,400
HANJIN SHIPPING CO LTD 4 07/20/2016	600,000	546,000
HARBINGER 7 7/8% 7/15/2019	990,000	982,575
HARBM 3 A FLT 07/15/2014	2,704,075	3,307,389
HASC 2006-WMC1 M2 0.60875 07/25/2036 ESC	1	—
HASC 2007-NC1 A3 FLT 04/25/2037	1,091,000	475,785
HBOS CAPITAL FUNDING LP 1% 29 Mar 2049	109,000	177,180
HBOS PLC 6.75% 21 May 2018	254,000	273,368
HCA INC 7.875% 15 Feb 2020	200,000	222,500
HEAT 2006-6 2A3 FLT 11/25/2036	343,000	152,423
HEAT 2006-6 M1 FLT 11/25/2036 ESC	1	—
HEAT 2006-7 M1 FLT 01/25/2037 ESC	1	—
HEAT 2007-2 M1 0.75875 07/25/2037 ESC	1	—
HECKLER & KOCH GMBH 9.5 05/15/2018 REGS	69,000	78,814
HEMT 2006-4 A1 5.6713 11/25/2036	114,398	30,316
HEMT 2006-6 M1 3.60875 03/25/2037 ESC	1	—
HEMT 2006-6 M2 2.85188 03/25/2037 ESC	1	—
HIDILI INDUSTRY INTL DEV 1.5 01/19/2015 INS	3,800,000	636,990
HIGHLANDER EURO CDO	300,000	218,141
HILTON MEZZANINE C 1M LIBOR +275 BPS 11/12/2015	905,401	869,185
HILTON MEZZANINE D 1M LIBOR + 300BPS 11/12/2015	711,852	683,378

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
HILTON MEZZANINE E 1M LIBOR + 325BPS 11/12/2015	0	—
HILTON MEZZANINE F 1M LIBOR + 350BPS 11/12/2015	2,386,645	2,255,380
HOLMES MASTER ISSUER PLC 3.001% 15 Oct 2054	345,742	459,596
HOME INNS HTL MNGMT INC 2 12/15/2015	50,000	42,813
HOST HOTELS & RESORTS LP 2.5 10/15/2029 144A	598,000	781,272
HTZ 5.25 06/01/14	973,000	1,973,770
HVMLT 2004-8 2A4A FLT 11/19/2034	45,302	34,132
HVMLT 2004-9 3A FLT 12/19/2034	63,178	39,802
HVMLT 2005-15 2A11 FLT 10/20/2045	4,754	3,698
HVMLT 2006-12 B2 FLT 01/19/2038 ESCROW	1	—
HVMLT 2007-2 B1 0.87875 05/25/2038 ESC	1	—
ICE CANYON CLO	2,600,000	2,704,000
ICM 2006-S2A A1LB FLT 10/12/2045 144A	258,006	3,870
IMM 2005-6 2M2 FLT 10/25/2035	66,526	54,869
IMPAS 3 A FLT 03/22/2043	836,091	776,981
IMPAS 4 A FLT 03/22/2044	528,399	486,681
IMSER 2 B2 FLT 09/18/2025	200,000	192,793
IMSER 2 B3 FLT 09/18/2025	100,000	95,736
INABS 2007-B M2 FLT 07/25/2037 ESCROW	1	—
INDX 2006-AR3 3X FLT 04/25/2036	547,142	821
INDYMAC INDX MORTGAGE LOAN TRU 5.0992% 25 Sep 2035	253,826	226,003
INDYMAC RESIDENTIAL ASSET BACK 0.69472% 25 Aug 2035	300,000	266,193
INFIG CONSTRUCTION AF2 AUD	26,426	20,618
INFIG CONSTRUCTION AF2 EUR	9,302	9,212
INFIG CONSTRUCTION AF3 AUD	2,830	2,208
INFIG CONSTRUCTION AF3 EUR	2,815	2,788
INFIG CONSTRUCTION LC AUD	1,034	(269)
INFIGEN CONSTRUCTION MF AUD	20,214	15,771
INFIGEN CONSTRUCTION MF USD	5,700	4,275
INFIGEN LC EUR	1,921	(634)
INFIGEN TL MF AUD	19,011	14,833
INFIGEN TL MF USD	20,494	15,370
INFIGEN TLAF1 USD	24,128	18,096
INFIGEN WC MF EUR	1,453	(480)
INFIN SOPR A FLT 11/05/2019	221,874	255,922
ING BANK (AUSTRALIA) LTD 1% 24 Jun 2014	1,000,000	1,044,091
ING BANK NV 2.5% 14 Jan 2016	400,000	416,320
ING BANK NV 3.9% 19 Mar 2014	700,000	727,721
INSTITUT CREDITO OFICIAL 0.71585% 28 Jan 2013	100,000	99,837
INSTITUT CREDITO OFICIAL 3.276% 25 Mar 2014	900,000	1,148,988
INSTITUT CREDITO OFICIAL 4.5% 07 Mar 2013	200,000	325,456
INSTITUT CREDITO OFICIAL 6.125% 27 Feb 2014	200,000	200,664
INTER AMERICAN DEVEL BK 6% 26 Feb 2021	800,000	954,021
INTL BANKING CORP SYN CLAIM	195	2
INTL LEASE FINANCE CORP 6.375% 25 Mar 2013	800,000	808,400
ITALY GOV T INT BOND 4.75% 25 Jan 2016	100,000	104,760
ITALY GOV T INT BOND 6% 04 Aug 2028	100,000	160,572
ITALY GOV T INT BOND 6.875% 27 Sep 2023	100,000	116,136
IVG IMMOBILIEN AG REV B EUR	40,215	41,686
IVG IMMOBILIEN TLA 1L EUR	40,215	41,686
IXIS 2006-HE2 A3 FLT 08/25/2036	411,363	163,654
IXIS 2006-HE2 A4 FLT 08/25/2036	774,954	309,256
IXIS 2007-HE1 A4 FLT 05/25/2037	269,624	76,652
IXIS 2007-HE1 M1 0.51594 05/25/2037 ESC	1	—
JAIPRAKASH ASSOCIATES 5.75 09/08/2017	490,000	624,138
JAPAN TREASURY DISC BILL 0.01% 04 Mar 2013	90,000,000	1,040,721
JAPAN TREASURY DISC BILL 0.01% 10 Jan 2013	200,000,000	2,313,061
JP MORGAN CHASE COMMERCIAL MOR 5.42% 15 Jan 2049	400,000	462,642

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
JP MORGAN MORTGAGE TRUST 3.187% 25 Apr 2035	174,931	170,464
JPALT 2005-S1 1A8 FLT 12/25/2035	243,127	69,291
JPMMT 2004-S2 4A2 FLT 11/25/2034	104,818	24,161
JUNTA DE ANDALUCIA 4.85 03/17/2020	50,000	52,490
KAUF HOLD HEDGE	88,875	85,672
KAUFMAN & BROAD OPCO RCF	14,818	(2,935)
KAUFMAN & BROAD S.A OPCO TL B3	40,496	49,197
KAUFMAN & BROAD S.A OPCO TL C3	89,470	108,694
KAUFMAN & BROAD S.A. HOLD REV	98,091	94,556
KAUFMAN & BROAD S.A. HOLD TL 1	97,577	94,061
KAUFMAN & BROAD S.A. HOLD TL 2	97,303	93,797
KAUFMAN & BROAD S.A. HOLD TL C1	98,147	94,610
KAUFMAN & BROAD S.A. HOLD TL C2	97,629	94,111
KFW 0.625% 29 May 2015	700,000	934,209
KFW 2% 07 Sep 2016	500,000	699,129
KINGDOM OF SPAIN 3.625% 17 Jun 2013	500,000	499,985
KINGDOM OF SPAIN 5.25% 06 Apr 2029	100,000	144,320
KINTYRE CLO 2007-1A D 12/20/23	970,000	688,163
KKR FINANCIAL 2007-1A E 5/15/2	100,000	92,110
KKR FINANCIAL 2007-1A F 5/15/2	50,000	50,000
KKR FINANCIAL 2007-1A G 5/15/2	50,000	44,500
KKR FINANCIAL 2007-1A H 5/15/2	50,000	42,500
KKR FINANCIAL 2007-1A SUB 5/15	380,000	361,000
KKR FINANCIAL 2007-AA C 10/15/	20,000	19,903
KKR FINANCIAL 2007-AA D 10/15/	40,000	39,850
KKR FINANCIAL 2007-AA E 10/15/	330,000	327,987
KKR FINANCIAL 2007-AA F 10/15/	20,000	18,900
KKR FINANCIAL 2007-AA G 10/15/	30,000	26,400
KKR FINANCIAL 2007-AA H 10/15/	30,000	24,900
KKR FINANCIAL 2007-AA SUB 10/1	30,000	32,250
KOMMUNALBANKEN AS 2% 14 Jan 2013	200,000	200,091
L 3.75% 02/15/30	829,000	534,705
L 4.0% 11/15/29 (FON)	213,000	142,444
L 8.5% 07/15/29	(95,000)	(103,521)
LA MONDIALE 5.11 FIX TO FLOAT	150,000	124,787
LA MONDIALE 5.875	230,000	242,972
LANDMARK CDO 0.59688% 01 Jun 2017	243,457	241,387
LAVENA B1	73,894	94,040
LAVENA C1	73,894	94,040
LAVENA RCF	133,611	133,502
LBG CAPITAL NO.1 PLC 11.04% 19 Mar 2020	300,000	566,893
LBG CAPITAL NO.1 PLC 7.875% 01 Nov 2020	300,000	322,739
LBG CAPITAL NO.2 PLC 15% 21 Dec 2019	100,000	230,821
LBHI GUARANTEE CLAIM USD	633,383	35,865
LBHI TERM LOAN JPY	156,115,025	332,733
LBIE CLAIM EUR	68,786	99,007
LBIE CLAIM GBP	113,762	163,743
LBIE CLAIM USD	82,014	118,047
LBMLT 2004-4 M4 FLT 10/25/2034	43,021	29,691
LBMLT 2006-10 M2 0.51875 11/25/2036 ESC	1	—
LBMLT 2006-5 M1 FLT 06/25/2036 ESC	1	—
LBSF USD TCL AMCH	72,061	18,015
LBSF USD TCL BOA	266,970	66,743
LBSF USD TCL BOI	604,641	151,160
LBSF USD TCL DRAK	134,133	33,533
LBSF USD TCL ELAS ELLIOT ASSOCIATES	58,512	14,628
LBSF USD TCL ELIN INTERNATIONAL	552,067	138,017
LBSF USD TCL GENW	652,818	163,205

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
LBSF USD TCL LLOY	480,605	120,151
LBSF USD TCL ML	533,892	133,473
LBSF USD TCL NEWTON	397,837	99,459
LBSF USD TCL VIAT	350,992	87,748
LCERT 2006-1A A1 FLT 02/15/2046 144A	77,402	8
LEH 0 01/12/2012 (NON-ACC)	363,000	83,944
LEH 0 03/23/2009 (NON-ACC)	3,050,000	705,313
LEH 0 12/23/2010 (NON-ACC)	441,000	100,879
LEH 4.8 03/13/2014 (NON-ACC)	603,000	141,705
LEH 5.25 02/06/2012 (NON-ACC)	416,000	97,760
LEH 5.5 04/04/2016 (NON-ACCRUAL)	698,000	164,030
LEH 6 07/19/2012 (NON-ACC)	2,698,000	634,030
LEH 6.2 09/26/2014 NA	3,297,000	791,280
LEH 6.625 01/18/2012 NON ACCRUAL	4,992,000	1,179,360
LEH CLAIM OZGR	1	—
LEHMAN BROS HLDGS 6.875 05/02/2018 (NON-ACC)	1,265,000	303,600
LEHMAN BROTHERS HLDGS 5.75 04/25/11 (NON-ACC)	306,000	70,763
LEHMAN BROTHERS HLDGS 5.75 05/17/13 (NON-ACC)	258,000	59,663
LEHMAN BROTHERS HOLDINGS 0 01/14/2009 (NON ACC)	2,450,000	554,313
LEHMAN BROTHERS HOLDINGS 0 03/17/2011 EUR	649,000	207,824
LEHMAN BROTHERS HOLDINGS 0 04/03/2009 (NON ACC)	67,000	15,494
LEHMAN BROTHERS HOLDINGS 0 04/05/2011 EUR	386,000	123,605
LEHMAN BROTHERS HOLDINGS 0 05/04/2011 EUR	388,000	124,246
LEHMAN BROTHERS HOLDINGS 0 05/19/2016 EUR	150,000	48,033
LEHMAN BROTHERS HOLDINGS 0 05/25/2010 (NON ACC)	1,723,000	398,444
LEHMAN BROTHERS HOLDINGS 0 06/12/2013	326,000	104,392
LEHMAN BROTHERS HOLDINGS 0 07/20/2012	560,000	179,324
LEHMAN BROTHERS HOLDINGS 0 08/21/2009 (NON-ACC)	252,000	57,645
LEHMAN BROTHERS HOLDINGS 0 10/25/2011 EUR	43,000	13,770
LEHMAN BROTHERS HOLDINGS 0 11/09/2009 EUR	374,000	119,763
LEHMAN BROTHERS HOLDINGS 0% 03/05/2010 NA	50,000	16,011
LEHMAN BROTHERS HOLDINGS 0% 12/23/08 (NON-ACC)	239,000	55,269
LEHMAN BROTHERS HOLDINGS 05/10/2012 EUR	1,350,000	432,299
LEHMAN BROTHERS HOLDINGS 05/19/2023 NA	11,000	2,489
LEHMAN BROTHERS HOLDINGS 11 06/22/2022 (NA)	81,000	18,326
LEHMAN BROTHERS HOLDINGS 12/05/2022 (NON ACC)	9,000	2,036
LEHMAN BROTHERS HOLDINGS 3.95 11/10/2009 NA DFT	962,000	222,463
LEHMAN BROTHERS HOLDINGS 4 03/09/2015 EUR	2,546,000	827,891
LEHMAN BROTHERS HOLDINGS 4 05/04/2011 EUR	922,000	299,810
LEHMAN BROTHERS HOLDINGS 4.5 07/26/2010 NA	219,000	51,465
LEHMAN BROTHERS HOLDINGS 4.75 01/16/2014 EUR	509,000	165,513
LEHMAN BROTHERS HOLDINGS 5.125 06/27/2014 EUR	400,000	130,069
LEHMAN BROTHERS HOLDINGS 5.375 10/17/2012 EUR	200,000	65,035
LEHMAN BROTHERS HOLDINGS 5.45 09/20/2030 (NON ACC)	10,000	2,263
LEHMAN BROTHERS HOLDINGS 5.5 02/27/2020 (NON ACC)	18,000	4,073
LEHMAN BROTHERS HOLDINGS 5.55 09/27/2030 NA	12,000	2,715
LEHMAN BROTHERS HOLDINGS 5.6 02/25/2030 (NON ACC)	15,000	3,394
LEHMAN BROTHERS HOLDINGS 5.625 03/15/2030(NON ACC)	17,000	3,846
LEHMAN BROTHERS HOLDINGS 5.65 08/16/2030 NA	9,000	2,036
LEHMAN BROTHERS HOLDINGS 5.65 11/23/2029 (NON ACC)	20,000	4,525
LEHMAN BROTHERS HOLDINGS 5.7 12/14/2029 (NON ACC)	25,000	5,656
LEHMAN BROTHERS HOLDINGS 5.75 07/18/2011 (NON ACC)	328,000	75,850
LEHMAN BROTHERS HOLDINGS 5.8 10/25/2030 NA	17,000	3,846
LEHMAN BROTHERS HOLDINGS 5.9 02/07/2031 NA	9,000	2,036
LEHMAN BROTHERS HOLDINGS 6 04/01/2011 (NA)	462,000	80,795
LEHMAN BROTHERS HOLDINGS 6 05/30/2023 (NON ACC)	45,000	10,181
LEHMAN BROTHERS HOLDINGS 6 07/30/2034 (NON ACC)	24,000	5,430
LEHMAN BROTHERS HOLDINGS 6.2 05/25/2029 (NON ACC)	34,000	7,693

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
LEHMAN BROTHERS HOLDINGS 6.375 05/10/2011 EUR	116,000	37,720
LEHMAN BROTHERS HOLDINGS 6.5 02/13/2037 (NON ACC)	21,000	4,751
LEHMAN BROTHERS HOLDINGS 6.8 09/07/2032 NA	12,000	2,715
LEHMAN BROTHERS HOLDINGS 7 09/28/2037 (NON ACC)	27,000	6,109
LEHMAN BROTHERS HOLDINGS 7 11/16/2037 (NA)	12,000	2,715
LEHMAN BROTHERS HOLDINGS 7.875 08/15/2010 (NA)	220,000	51,700
LEHMAN BROTHERS HOLDINGS 7.875 11/01/2009(NON ACC)	7,500,000	1,696,875
LEHMAN BROTHERS HOLDINGS 9.5 12/28/2022 (NA)	229,000	51,811
LEHMAN BROTHERS HOLDINGS FLT 01/03/2023 (NON ACC)	14,000	3,168
LENNAR CORP 3.25 11/15/2021 144A	1,707,000	3,069,152
LEOPARD CLO BV IV-A D 2/23/22	520,000	454,706
LLOYDS TSB BANK PLC 12% 31 Dec 2049	500,000	578,345
LOS ANGELES CNTY CA PUBLIC WKS 7.618% 01 Aug 2040	300,000	397,458
LOTTE SHOPPING CO LTD 0% 05JUL16 USD CCY	2,200,000	2,142,250
LUDGATE FUNDING PLC 0.943% 01 Jan 2061	400,000	459,480
LUSI 4 A FLT 09/15/2048	62,299	58,718
LUSI 5 A FLT 07/15/2059	491,309	450,897
LXS 2007-1 WF1 FLT 01/25/2037	183,223	105,088
LXS 2007-18N AX 1 10/25/2037	2,813,006	—
LYONDELLBASELL INDU 5.75% 4/15	220,000	257,400
LYONDELLBASELL INDU 6% 11/15/2	710,000	831,588
MABS 2006-WMC1 A3 FLT 02/25/2036	194,921	82,841
MADISON PARK F IV 2007-6A INC	260,000	370,500
MADISON PARK F V 2007-5A SUB 2	260,000	399,100
MADISON PARK FND 2005-1A SUB	260,000	244,400
MADISON PARK FND 2006-2A INC	250,000	322,500
MADISON PARK FND III 2006-3A S	130,000	190,667
MADISON PARK FNDG 2011-7A SUB	1,040,000	1,123,200
MAGEL 4 A FLT 07/20/2059	661,754	611,692
MANA 2007-F1 IO2 6.25 03/25/2037	148,043	35,442
MANA 2007-OAR3 A3 FLT 07/25/2047 ESC	3	—
MANSD 2006-1X M2 FLT 10/15/2048	100,000	104,983
MANSD 2007-2X M1 FLT 12/15/2049	240,000	281,201
MARM 2007-1 IX3 0.5 01/25/2047	3,144,712	71,385
MARM 2007-HF1 M1 0.74606 05/25/2037 ESC	1	—
MARSH + MCLENNAN COS INC 5.75% 15 Sep 2015	66,000	73,989
MAXIS LOANS SECURITISATION 4.82% 12 Sep 2041	133,450	140,377
MERRILL LYNCH + CO 0.98% 25 Aug 2014	100,000	130,090
MERRILL LYNCH + CO 1.85% 31 Jan 2014	100,000	130,911
MERRILL LYNCH + CO 6.75% 21 May 2013	100,000	134,681
MERRILL LYNCH MORTGAGE INVESTO 4.50186% 25 Feb 2035	123,766	124,759
MERRILL LYNCH MORTGAGE INVESTO 5.53% 25 Feb 2036	46,955	40,717
MEX BONOS DESARR FIX RT 10% 05 Dec 2024	4,500,000	484,895
MEX BONOS DESARR FIX RT 6.25% 16 Jun 2016	8,000,000	640,747
MEX BONOS DESARR FIX RT 6.5% 09 Jun 2022	800,000	66,653
MEX BONOS DESARR FIX RT 6.5% 10 Jun 2021	10,000,000	832,215
MEXICAN CETES 0.01% 16 May 2013	360,000,000	2,727,306
MEXICAN CETES 0.01% 28 Feb 2013	890,000,000	6,809,878
MFD 2008-1 A 1.75 03/13/2046 GBP COR	4,736,050	4,901,536
MFD 2008-1 A FLT 03/13/2046	5,376,838	5,564,715
MFD 2008-1 B 2.309 03/13/2046	1,479,000	481,849
MGM RESORTS INTL 7.75 03/15/2022	(175,000)	(188,563)
MGM RESORTS INTL 8.625 02/01/2019 144A	(190,000)	(212,800)
MID STATE TRUST 8.33% 01 Apr 2030	71,445	74,543
MKP 6A A2 FLT 06/15/2051 144A	232,205	2
ML CFC COMMERCIAL MORTGAGE TRU 5.172% 12 Dec 2049	399,000	453,989
MLMI 2006-HE2 A4 FLT 03/25/2037	623,000	238,656
MLST IV-A A1A FLT 08/04/2047 144A ESCROW	1	—

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
MLST IV-A A1B FLT 08/04/2047 144A ESCROW	1	—
MLST IV-A A1C FLT 08/04/2047 144A ESCROW	1	—
MOLYCORP INC 6 09/01/2017	170,000	166,487
MOMENTIVE PERFORMANCE 8 7/8% 1	80,000	80,700
MOMENTIVE PERFORMANCE 9% 1/15/	1,030,000	753,188
MORGAN STANLEY MORTGAGE LOAN T 5.70097% 25 Feb 2047	248,763	160,467
MORNINGSIDE PARK CLO 1A SUB 10	2,180,000	1,853,000
MPL 2 ACQUISITION CANCO 9.875 08/15/2018 144A	69,000	65,205
MSAC 2006-HE3 A2D FLT 04/25/2036	935,000	488,098
MSAC 2006-HE6 M2 FLT 09/25/2036 ESC	1	—
MSAC 2007-HE1 M1 FLT 11/25/2036	65,954	106
MSAC 2007-HE5 A2C FLT 03/25/2037	352,629	158,967
MSAC 2007-NC1 M1 FLT 11/25/2036 ESC	1	—
MSM 2007-1XS M1 0.52875 09/25/2046 ESC	1	—
MSM 2007-2AX M1 0.52625 12/25/2036 ESC	1	—
MSM 2007-7AX 2A3 FLT 04/25/2037	194,930	88,693
MUZ2 1A B1 FLT 10/15/2013 144A	156,026	90,495
MUZ2 1A B2 9 10/15/2013 144A	41,710	23,775
MYLAN INC 3.75 09/15/2015	1,563,000	3,323,798
NAGOYA RAILROAD 0.5 03/31/2015	30,000,000	358,914
NATL ENERGY 10.375% UNIT FROM REORG	3,671,034	6
NAUTILUS SHIPHOLDINGS TERM LOAN B (JUNIOR LOAN)	436,106	117,749
NEPTUNO CLO 2007-3A B 12/5/24	3,670,000	3,572,634
NEPTUNO CLO 2007-3A C 12/5/24	1,770,000	1,506,864
NETHERLANDS GOVERNMENT 2.25% 15 Jul 2022	1,000,000	1,406,547
NETHERLANDS GOVERNMENT 2.5% 15 Jan 2017	900,000	1,289,109
NETHERLANDS GOVERNMENT 3.25% 15 Jul 2021	400,000	609,165
NETHERLANDS GOVERNMENT 4% 15 Jul 2019	200,000	315,073
NETHERLANDS GOVERNMENT 4.5% 15 Jul 2017	1,200,000	1,869,677
NEW S WALES TREASURY CRP 6% 01 Feb 2018	800,000	928,228
NEW ZEALAND GOVERNMENT 5% 15 Mar 2019	2,700,000	2,459,316
NEW ZEALAND GOVERNMENT 5.5% 15 Apr 2023	1,600,000	1,541,249
NEW ZEALAND GOVERNMENT 6% 15 May 2021	1,000,000	980,681
NEWFORD CAPITAL LTD 0 05/12/2016	(200,000)	(201,000)
NEWGATE FUNDING PLC 0.84844% 01 Dec 2050	400,000	575,148
NEWGATE FUNDING PLC 1.72469% 15 Dec 2050	300,000	390,116
NHELI 2007-1 2A2 FLT 02/25/2037	6,449	3,741
NIBC BANK NV 2.8% 02 Dec 2014	800,000	830,604
NOBLE GROUP LTD 0 06/13/2014	1,350,000	1,940,625
NOMURA ASSET ACCEPTANCE CORPOR 0.99875% 25 Aug 2034	97,507	94,093
NORDEA BANK AB 3.25 07/05/2022	(100,000)	(143,511)
NORDEA BANK AB 4 06/29/2020	(85,000)	(129,386)
NORDEA BANK AB 4.5 03/26/2020	(185,000)	(270,627)
NORTEL NETWORKS LIMITED 0 07/15/2011 (NON-ACC)	265,000	282,225
NWSTR 2006-1A C FLT 03/30/2022 144A	342,000	302,927
NWSTR 2007-1A B FLT 09/30/2022	194,000	173,339
NWSTR 2007-1A C FLT 09/30/2022	372,000	303,831
NWSTR 2007-1A D FLT 09/30/2022	194,000	147,683
NYKREDIT 2% 01 Apr 2013	6,400,000	1,136,470
OCR 3.25% 12/15/35	1,076,000	1,072,638
OFFICE DEPOT INC 6.25% 15 Aug 2013	122,000	123,842
ONTARIO (PROVINCE OF) 2.95% 05 Feb 2015	900,000	945,942
ONTARIO (PROVINCE OF) 3.15% 02 Jun 2022	500,000	519,519
ONTARIO (PROVINCE OF) 4% 02 Jun 2021	100,000	111,144
ONTARIO (PROVINCE OF) 4% 07 Oct 2019	200,000	229,581
OOMLT 2007-1 M2 FLT 01/25/2037	35,999	64
OOMLT 2007-4 M2 FLT 04/25/2037	6,937	13
OOMLT 2007-5 M2 FLT 05/25/2037 ESCROW	1	—

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
OPERA CMH A FLT 01/15/2015	450,000	473,152
ORCHID STRUCTURED 2006 3A (0.8	9,500,000	512,077
ORIX CORP 1% CVB 31MAR14	2,000,000	32,836
OSIM INTERNATIONAL LTD 2.75 07/05/2016	340,000	296,415
OZLM FUNDING LTD 2012-2A SUB	800,000	744,000
PALOMAR CA CMNTY CLG DIST 7.194% 01 Aug 2045	300,000	354,384
PARAGON MORTGAGES PLC 0.50617% 15 Nov 2038	179,295	157,017
PARAGON MORTGAGES PLC 0.982% 15 Jun 2041	400,000	450,659
PARAGON MORTGAGES PLC 1.3675% 15 May 2041	421,380	625,165
PBHET 2000-1 A2 FLT 03/25/2030	144,418	62,172
PBL MEDIA TLB 1 AUD	803,941	710,889
PCLN 1.25 03/15/15	2,360,500	4,914,127
PEARSON DOL FIN TWO PLC 6.25% 06 May 2018	725,000	876,750
PHH CORP 4 09/01/2014	582,000	656,763
PLYMOUTH ROCK CLO LTD 1.76075% 16 Feb 2019	67,898	67,921
PMI GROUP INC 4.5 04/15/2020 (NON ACC)	262,000	79,910
PMI GROUP INC 6 09/15/2016 (NON-ACC)	416,000	127,920
POSCO ZEUS CAYMAN II 0 08/18/2016	20,000,000	249,654
PREFERRED TERM SECS XIV FLT 06/24/2034 144A	263,000	128,870
PREFERRED TERM SECS XX FLT 03/22/2038 144A	819,123	394,544
PREFERRED TERM SECS XXI FLT 03/22/2038 144A	1,349,700	629,860
PREFERRED TERM SECS XXVII LTD FLT 12/22/2037 144A	89,165	57,957
PREFERRED TERM XXII FLT 09/22/2036 144A	995,052	509,263
PREFERRED TERM XXIII FLT 12/22/2036	193,030	93,620
PREFERRED TERM XXIII FLT 12/22/2036 144A	781,791	526,406
PREFERRED TERM XXIV FLT 03/22/2037 144A	98,690	44,657
PRIME 2006-1 2A6 6 06/25/2036	41,285	36,562
PROLOGIS INC 2.625 05/15/2038	279,000	280,618
PROMI 2 A FLT 04/26/2019	138,126	178,947
PROVINCE OF QUEBEC 3.5% 01 Dec 2022	300,000	317,141
PUMA FINANCE LIMITED 7.765% 22 Aug 2037	157,290	159,583
PUNCH TAVERNS FINANCE B 4.767 06/30/2033 A7	48,515	68,074
PXD 2.875 01/15/2038	1,298,000	2,300,747
QBE FUNDING TRUST 0% 12MAY30 REGS	5,000,000	3,250,000
RALI 2006-QO10 M1 0.59063 01/25/2037 ESC	1	—
RALI 2007-QH2 M1 0.6225 03/25/2037 ESC	1	—
RALI 2007-QH2 M2 FLT 03/25/2037 ESC	1	—
RALI 2007-QH3 M1 FLT 04/25/2037 ESC	1	—
RAMP 2006-NC1 M2 FLT 01/25/2036	83,852	656
RAST 2006-A3CB AX 6 01/25/2046	300,300	73,680
RAST 2006-A5CB AX 6.25 06/25/2036	350,509	85,144
RENESOLA LTD 4.125 03/15/2018 144A	300,000	145,045
REPUBLIC OF SOUTH AFRICA 8.25% 15 Sep 2017	400,000	51,860
RIVERSIDE CA ELEC REVENUE 7.455% 01 Oct 2030	200,000	259,820
RLOC 2007-1X B1B FLT 12/15/2043	76,185	82,302
ROBE2 2A B1L FLT 08/30/2013	177,720	172,984
ROMULUS FINANCE S.R.L FLT 02/20/2015	1,784,000	2,084,858
ROMULUS FINANCE S.R.L. 5.441 02/20/2023 SERIES A4	71,000	99,492
RVMLT 2007-1 X FLT 05/25/2047 144A	537,584	10,752
RVMLT 2007-2A X FLT 07/25/2047 144A	651,979	17,114
RYLAND GROUP 1.625 05/15/2018	583,000	795,510
SAAD SA INVEST FLT 08/24/2017	25,324	2,279
SABR 2007-BR3 M1 FLT 04/25/2037 ESC	1	—
SABR 2007-BR4 M2 0.5726 05/25/2037 ESC	1	—
SABR 2007-NC1 M2 0.53 12/25/2036 ESC	1	—
SACO 2006-9 A1 FLT 08/25/2036	67,719	43,831
SAMI 2004-AR5 2A3 FLT 10/19/2034	28,335	21,760
SAMI 2006-AR3 12X 1 04/25/2036	2,882,476	117,461

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SAMI 2006-AR4 2A1 FLT 06/25/2036	58,283	43,275
SARM 2005-9 2A1 FLT 05/25/2035	27,303	15,046
SASC 2006-BC4 M2 FLT 12/25/2036 ESCROW	1	—
SASC 2006-BC6 M2 FLT 01/25/2037	62,212	119
SASC 2006-OW1 A6M FLT 12/25/2035 144A	94,270	401
SASC 2006-S4 M1 0.8375 01/25/2037 ESC	1	—
SASC 2007-BC1 M2 FLT 02/25/2037	93,758	159
SASC 2007-EQ1 M2 0.69722 03/25/2037 ESCROW	1	—
SAYBROOK POINT CBO (FAC 0.5449	1,970,000	601,230
SK HYNIX INC 2.65 05/14/2015	4,700,000	5,040,750
SLC STUDENT LOAN TRUST 3.26875% 15 Jun 2017	108,731	108,748
SLM STUDENT LOAN TRUST 1.9511% 25 Apr 2023	880,859	917,931
SLOSO 2005-1A A1L FLT 10/15/2035	1,157,380	694,428
SLOSO 2005-1A A1LA FLT 10/15/2035 144A	470,658	304,751
SLOSO 2007-1A A1LA FLT 10/07/2037 144A	637,162	396,102
SM INVESTMENTS CORP 1.625 02/15/2017	800,000	934,000
SMALL BUSINESS ADMINISTRATION 5.6% 01 Sep 2028	337,897	393,539
SNAI SPA TL A	452,000	447,650
SNY SENIOR SUBORDINATED NOTES 9.75%	959,001	968,591
SSP A1 GBP TL	1,108	1,736
SSP AMERICA (USA), LLC A11 USD TL	2,400	2,304
SSP FINANCING LIMITED, LONDON (B1) D SEK TL	25,672	2,845
SSP FINANCING LIMITED, LONDON (B1) E NOK TL	50,296	6,518
SSP FINANCING LIMITED, LONDON A13 USD TL	1,761	1,691
SSP FINANCING LIMITED, LONDON B1 A GBP TL	11,107	12,991
SSP FINANCING LIMITED, LONDON B1 B EUR TL	2,712	2,579
SSP FINANCING LIMITED, LONDON B1 C USD TL	2,470	1,778
SSP FINANCING SPAIN SL, MADRID A6 EUR TL	2,482	3,195
SSP FINANCING UK LTD, LONDON A2 GBP TL	17,605	27,598
SSP FINLAND FINANCING OY, HELSINKI A7 EUR TL	1,757	2,262
SSP FRANCE FINANCING SAS, PARIS A4 EUR TL	478	615
SSP NORWAY FINANCING AS, OSLO A9 NOK TL 2	87,700	13,733
SSP SWEDEN FINANCING AB, STOCKHOLM A10 SEK TL	44,587	5,970
STANDARD PACIFIC CORP 1.25 08/01/2032	1,252,000	1,469,451
SUNCORP METWAY LTD 4% 16 Jan 2014	200,000	336,078
SURF 2007-BC1 M2 FLT 01/25/2038 ESC	1	—
SVENSKA HANDELSBANKEN AB 2.625 08/23/2022	(100,000)	(136,603)
SVENSKA HANDELSBANKEN AB 4.375 10/20/2021	(100,000)	(156,341)
SVENSKA HANDELSBANKEN AB 5.125 03/30/2020	(100,000)	(118,056)
SVG DIAMOND PRIVATE 1A A2 9/28	330,000	90,535
SWAN 4.4017% 25 Apr 2041	228,114	233,911
SYNCORA GUARANTEE INC 6.0% 07/27/2024 NA	840,307	436,960
TAHIT 1 C FLT 05/24/2015	129,278	205,505
TATA MOTORS LTD 4 10/16/2014	600,000	1,327,500
TCH PP 9.00% AMT 03/31/2016 C1	25,968	35,148
TCH PP 9.00% BLT 03/31/2016 C2	114,249	154,638
TCH PP 9.35% AMRT 05/26/2017 A1	120,526	123,539
TCH PP 9.35% BLT 03/31/2016 A2	319,357	327,341
TDA 24 A1 0.787 06/22/2040	377,059	374,674
TEMASEK FINANCIAL III PR 0% 14DEC13	2,750,000	2,217,379
TENN VALLEY AUTHORITY 5.88% 01 Apr 2036	363,000	504,361
TENN VALLEY AUTHORITY 6.25% 15 Dec 2017	400,000	504,349
TEVA PHARM FIN CO LLC 0.25 02/01/2026	(385,000)	(393,537)
TEXAS COMPETITIVE/TCEH 15 04/01/2021	1,190,000	398,650
THEAT 2007-1 C FLT 10/15/2031	186,191	227,229
THEAT 2007-2 C FLT 10/15/2031	53,873	65,746
THOMAS COOK GROUP REV GBP	357,329	399,978
THOMAS COOK GROUP TLA GBP	332,343	383,323

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
THOMSON SA TL A1 EUR	266,840	348,839
THOMSON SA TL B1 EUR	868,630	1,135,555
THQ INC 5 08/15/2014 DFT NA	196,000	22,050
TITN 2006-2X A FLT 01/23/2016	182,022	231,947
TITN 2007-1X A FLT 01/20/2017	1,167,383	1,458,658
TITN 2007-1X B FLT 01/20/2017	291,000	213,910
TITN 2007-1X C FLT 01/20/2017	177,000	89,136
TITN 2007-CT1X A1 FLT 01/23/2017	564,291	685,535
TITN 2007-CT1X A2 FLT 01/23/2017	470,972	464,885
TORRENS TRUST 4.42% 14 Jan 2041	212,264	220,619
TPK HOLDING CO LTD 0 10/01/2017 REG S	500,000	598,750
TRAVELPORT LLC 9.875 09/01/2014	107,000	93,090
TRAVELPORT LLC/TRAVELPOR 9 03/01/2016	404,000	307,040
TREASURY BILL 0 04/18/2013	10,000,000	9,998,013
TREASURY BILL 0 07/25/2013	10,000,000	9,993,058
TREASURY BILL 0% 22 Aug 2013	2,000,000	1,998,358
TREASURY BILL 0.01% 14 Feb 2013	96,000	95,997
TREASURY BILL 0.01% 17 Oct 2013	644,000	643,318
TREASURY BILL 0.01% 25 Jul 2013	75,000	74,947
TREASURY CORP VICTORIA 6% 17 Oct 2022	100,000	120,862
TROPC 2004-1A A1L FLT 07/15/2034 144A	269,294	182,985
TROPC 2004-4A A2L FLT 04/15/2035 144A	1,109,000	458,387
TROPC 2006-5A A1L2 FLT 07/15/2036	1,935,844	1,119,563
TSY 0 1/8 2024 I/L GILT 0.125% 22 Mar 2024	810,344	1,433,433
TSY 0 1/8 2029 I/L GILT 0.125% 22 Mar 2029	103,426	177,236
TSY 1 7/8 2022 I/L GILT 1.875% 22 Nov 2022	2,030,174	4,243,468
TSY INFL IX N/B 0.125% 15 Apr 2017	406,812	435,638
TSY INFL IX N/B 0.125% 15 Jul 2022	100,590	109,195
TSY INFL IX N/B 2.375% 15 Jan 2025	122,718	165,545
TSY INFL IX N/B 2.375% 15 Jan 2027	114,546	157,930
TUI AG 5.5% 17NOV2014	311	35,174
TXU EXTENDED TL	2,093,962	1,382,015
UAL CORP 6 10/15/2029	1,052,000	2,903,838
UBI BANCA SPCA 4.939 06/25/2014	(257,000)	(351,246)
UBI BANCA SPCA 5.75 07/10/2013	18	24
UK TREASURY 5 09/07/2014	(730,000)	(1,278,716)
UK TSY 1.75 2022 1.75% 07 Sep 2022	100,000	161,630
UK TSY 4 1/2 2034 4.5% 07 Sep 2034	100,000	206,283
UK TSY 4 1/4 2032 4.25% 07 Jun 2032	400,000	802,737
UK TSY 4 1/4 2039 4.25% 07 Sep 2039	300,000	595,260
UK TSY 4 1/4 2040 4.25% 07 Dec 2040	100,000	198,376
UK TSY 4 3/4 2030 4.75% 07 Dec 2030	800,000	1,705,085
UK TSY 4 3/4 2038 4.75% 07 Dec 2038	200,000	428,781
UK TSY 6 2028 6% 07 Dec 2028	100,000	241,106
UMC/UNIMICRON TECH 0% 02DEC14 CVB	100,000	98,830
UNIQUE PUB FINANCE CO 6.542 03/30/2021	300,000	462,983
UNITE (USAF) PLC 1.22688% 31 Mar 2017	600,000	959,696
UNITED MICROELECTRONICS 0 05/24/2016	2,400,000	2,325,000
UNITED RENTALS NORTH AM 8.375 09/15/2020	(119,000)	(132,983)
US TREASURY N/B 0.25% 30 Nov 2013	6,050,000	6,053,545
US TREASURY N/B 0.25% 31 May 2014	2,500,000	2,501,173
US TREASURY N/B 0.5% 15 Nov 2013	9,000,000	9,024,957
US TREASURY N/B 3% 15 May 2042	800,000	815,000
US TREASURY N/B 3.125% 15 Nov 2041	1,000,000	1,046,719
US TREASURY N/B 3.75% 15 Aug 2041	400,000	470,125
US TREASURY N/B 5.5% 15 Aug 2028	2,000,000	2,826,562
VCWHE 2009-1 VAE9 FLT 11/26/2035	85,419	30,307
VEDANTA RESOURCES 5.5% 07/13/2016	2,550,000	2,629,688

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
VEDANTA RESOURCES PLC 6.75 06/7/2016 (REG S)	(200,000)	(209,000)
VELA 2006-1A A FLT 12/10/2046 (NON ACCRUAL)	440,006	140,802
VIDEOCON INDUSTRIES LTD 6.75 12/16/2015	300,000	274,500
VINACASA 2008-1A D 10/14/15	1,260,000	896,700
VIRGIN MEDIA INC 6.5 11/15/2016	447,000	920,272
VODAFONE AMERICAS FINANCE 2 PIK B	1,890,606	1,942,598
WACHOVIA MORTGAGE LOAN TRUST 3.076163% 20 Oct 2035	299,988	264,339
WAMU 2004-AR10 X 0 07/25/2044	720,167	47,663
WAMU 2004-AR12 X 0 10/25/2044	996,889	55,487
WAMU 2005-AR1 A1A FLT 01/25/2045	18,763	17,243
WAMU 2005-AR1 X 0 01/25/2045	523,651	27,252
WAMU 2006-AR1 B2 FLT 01/25/2046	1	—
WAMU 2006-AR3 B2 FLT 02/25/2046 ESC	1	—
WAMU 2007-OA3 B1 FLT 04/25/2047 ESC	1	—
WAMU MORTGAGE PASS THROUGH CER 0.60875% 25 Nov 2045	286,542	250,793
WASH MUTUAL PFD 6.534 03/29/49 144A (NON-ACC)	124	—
WASH MUTUAL PFD FDG III 6.895 06/49 144A (NON-ACC)	120	—
WELLS FARGO MORTGAGE BACKED SE 2.9798% 25 Apr 2036	82,343	82,696
WELLS FARGO MORTGAGE BACKED SE 5.034402% 25 Mar 2036	207,462	199,552
WELLS FARGO MORTGAGE BACKED SE 5.058629% 25 Mar 2036	57,666	57,624
WHARF HOLDINGS LTD 2.3% 07JUN14 CVB	28,000,000	3,666,860
WINDERMERE SER I CL D FLT 01/31/2023	55,731	49,123
WINDM XIV-X A FLT 04/22/2018	536,091	615,880
WM COVERED BOND PROGRAM 4.375% 16 Sep 2014	700,000	968,641
WMABS 2006-HE1 M4 0.6358 04/25/2036 ESC	1	—
WMABS 2007-HE2 M1 FLT 02/25/2037 ESC	1	—
WMALT 2005-7 CX 5.5 09/25/2035	167,862	34,478
WMALT 2006-1 CX 6.5 02/25/2036	71,044	15,225
WMALT 2006-AR4 X4 1.25 06/25/2046	112,581	4,157
WMALT 2007-HY1 M1 0.49875 02/25/2037 ESC	1	—
WMALT 2007-OA3 MB1 0.7495 04/25/2047 ESC	1	—
WMALT 2007-OA3 MB2 FLT 04/25/2047 ESC	1	—
WMHE 2007-HE1 M2 FLT 01/25/2037 ESC	1	—
WOOD STREET CLO V-A D 9/14/23	980,000	860,179
YELL GROUP TL A3 USD	72,692	15,817

Total Fixed Income Securities	2,347,210,268	$382,421,489

Derivatives
10YR GOVT OF CANADA BOND FTRS MAR13 XMON	(5)	$1,698
10YR JAPAN GOVT BOND FTRS TSE MAR13 XTKS	5	(42,812)
10YR SWAP FUTURE MAR13	1	(1,125)
10YR US TREASURY NOTE FUTURES MAR13 XCBT	53	(31,892)
317514KS5 OTC EPUT HOH3 250 MY FEB13 250 PUT	6	1,310
317514KX4 OTC EPUT COH3 87 MYC FEB13 87 PUT	(6)	(660)
3175232C1 OTC EPUT PLTMLNPM JUN13 1433 PUT	(200)	(5,790)
3175232D9 OTC EPUT GOLDLNPM JUN13 1555 PUT	200	4,001
317523330 OTC EPUT HOH3 250 FEB13 250 PUT	(6)	(1,310)
3175233U0 OTC EPUT COH3 87 FEB13 87 PUT	6	660
317523HZ4 OTC EPUT PLTMLNPM NOV13 1420 PUT	(350)	(18,652)
317523TV0 OTC EPUT GOLDLNPM NOV13 1570 PUT	350	16,587
3175264V0 OTC EPUT PLTMLNPM DEC13 1450 PUT	(1,600)	(103,901)
3175264W8 OTC EPUT GOLDLNPM DEC13 1560 PUT	1,600	79,018
317U489D4 IRO USD 30Y P BOA SEP15 3.45 PUT	1,000,000	77,727
317U490D1 IRO USD 5Y P 2.5 BOA SEP15 2.5 PUT	(4,000,000)	(62,004)
317U497D4 IRO USD30Y 3.45 CBK SEP15 3.45 PUT	200,000	15,545
317U498D3 IRO USD 5Y P 2.5 CBK SEP15 2.5 PUT	(800,000)	(12,401)
317U865C0 IRO USD 5Y C 1.4000 MAR13 1.4 CALL	(500,000)	(12,463)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
317U866C9 IRO USD 5Y P 1.4000 MAR13 1.4 PUT	(500,000)	(156)
317U871C2 IRO USD 5Y P 1.4000 MAR13 1.4 PUT	(3,100,000)	(967)
317U872C1 IRO USD 5Y C 1.4000 MAR13 1.4 CALL	(3,100,000)	(77,271)
317U877C6 IRO USD 5Y C 1.7000 MAR13 1.7 CALL	(5,300,000)	(209,361)
317U878C5 IRO USD 5Y P 1.7000 MAR13 1.7 PUT	(5,300,000)	(302)
317U920C3 IRO USD 5Y MYC MAR13 1.7 PUT	(600,000)	(34)
317U921C2 IRO USD 5Y MYC MAR13 1.7 CALL	(600,000)	(23,701)
3MO EURIBOR INTEREST RATE FTRS SEP15 XLIF	92	44,869
3YR AUSTRALIAN TBOND FUTURES MAR13 XSFE	4	555
5YR US TREASURY NOTE FUTURES MAR13 XCBT	5	206
90DAY EURO$ FUTR MAR18	(1)	300
90DAY EURO$ FUTR 18MAR2013	(20)	(5,750)
90DAY EURO$ FUTR DEC13	(11)	(3,300)
90DAY EURO$ FUTR DEC14	(9)	(3,375)
90DAY EURO$ FUTR DEC15	(9)	(5,625)
90DAY EURO$ FUTR DEC16	(1)	(650)
90DAY EURO$ FUTR JUN13	(11)	(2,888)
90DAY EURO$ FUTR JUN14	(14)	(4,550)
90DAY EURO$ FUTR JUN15	(9)	(4,050)
90DAY EURO$ FUTR JUN16	(1)	(663)
90DAY EURO$ FUTR JUN17	(1)	(563)
90DAY EURO$ FUTR MAR14	(19)	(5,938)
90DAY EURO$ FUTR MAR15	(14)	(2,488)
90DAY EURO$ FUTR MAR16	(1)	(650)
90DAY EURO$ FUTR MAR17	(1)	(613)
90DAY EURO$ FUTR SEP13	(11)	(3,025)
90DAY EURO$ FUTR SEP14	(14)	(3,475)
90DAY EURO$ FUTR SEP15	(9)	(4,838)
90DAY EURO$ FUTR SEP16	(1)	(663)
90DAY EURO$ FUTR SEP17	(1)	(588)
AAPL 2013 JAN 600 CALL 01/19/2013	(1)	(162)
AAPL 2013 JAN 600 PUT 01/19/2013	1	6,920
AAPL 2013 JAN 700 CALL 01/19/2013	(61)	(824)
AAPL 2013 JAN 700 PUT 01/19/2013	61	1,023,275
AAPL Apr13 500 PUT	(26)	(70,460)
AAPL Feb13 525 PUT	(26)	(70,135)
AAPL Mar13 515 PUT	(26)	(72,540)
ABERTIS INFRAESTRUCTURAS SA - SWP	401	1,453
ACS ACTIVIDADES CONS Y SERV SWP	75	579
ADANI ENTERPRISES LTD USD SWP NOM	9,620	4,440
ADVANTEST CORP JPM JPY SWP	(2,400)	(9,822)
AEGIS GROUP PLC SWP	331,882	3,677
AGILE DFT 20JUN14 500 BANA (ML)	200,000	(1,401)
AGILE DFT 20JUN14 500 BOA	800,000	(5,604)
AGILE DFT 20JUN14 500 CS 20JUN2014	200,000	(1,401)
AGILE DFT 20JUN14 500 JPM	500,000	(3,502)
AGILE DFT 20JUN14 500 NOM	120,000	(841)
AGILE PROPERTY 500 DFT 20JUN14 CS	100,000	(700)
AGILE PROPERTY DFT 500 20JUN14 CITI	100,000	(700)
AGILE PROPERTY HLDGS HSBC HKD SWP	(112,000)	(12,079)
AGILE PROPERTY HLDGS LTD SWP BOA	(104,000)	(7,193)
AGILE PROPERTY HLDGS LTD SWP ML	(176,000)	(49,702)
AIFUL CORP JPY SWP NOM	(6,100)	(15,224)
AIG 2013 JAN 35 CALL 01/19/2013	(100)	(11,000)
AIG Feb13 35 CALL	(223)	(38,245)
AKZO NOBEL SWP	814	1,179
ALCATEL-LUCENT SWP	24,417	4,560
ALCOA DFT 100 20MAR2014 DB	500,000	(2,133)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ALCOA SWP BOA	(12,915)	(3,487)
ALCOA SWP CS	(1,749)	(587)
ALCOA SWP JPM	(18,383)	(3,885)
All Nippon Airways Co Ltd (9202JPSWAP)	(449,538)	206,315
ALL NIPPON AIRWAYS CO SWP NOM	(36,000)	(2,121)
ALLISON TRANSMISSION HOLDING CS SWAP	(1,653)	(2,314)
ALLISON TRANSMISSION HOLDING MS SWAP	(9,072)	(11,106)
ALS LTD AUD SWP CS	(6,910)	(20,149)
ALS LTD AUD SWP MACQ	(2,734)	(6,859)
ALSTOM SWP	(9,706)	(21,428)
ALUMINA LTD AUD SWP ML	(98,988)	(23,101)
ALUMINA LTD AUD SWP MS	(115,716)	(21,249)
ALUMINA LTD AUD SWP UBS	(201,209)	(33,408)
ALUMINA LTD SWAP DB	(35,304)	(5,649)
AMADEUS IT HOLDING SA-A SWP	291	886
AMERIGAS PARTNERS-LP CS SWAP	(514)	822
AMERIGAS PARTNERS-LP SWP CITI	(54)	(53)
AMERIGAS PARTNERS-LP SWP JPM	(2,973)	2,106
AMERIGAS PARTNERS-LP SWP UBS	(1,567)	999
AMSTERDAM IDX FUT JAN13	(2)	872
APOLLO HOSPITALS ENTERPRISE USD SWP UBS	5,113	(646)
APPLE INC CS SWAP USD CSFB	813	(1,101)
APPLE INC SWP CS	7,888	(336,541)
APPLE INC SWP MS	6,835	(359,682)
ASIA CEMENT ASW L+140 20FEB13	100,000	1
ATCOA SS 2013 FEB 150 PUT 02/15/2013	(163)	(878)
ATCOA SS 2013 FEB 170 PUT 02/15/2013	163	5,833
ATLANTIA SPA SWP	(8,229)	(6,303)
ATLAS COPCO AB-A SHS SWP	(23,322)	(71,932)
ATOS 2.5% UBS SWAP	2,395	(1,600)
ATOS SWP	(2,139)	(3,879)
ATOS UBS SWAP	(1,349)	2,690
ATVI US 2013 FEB 12 CALL 02/16/2013	128	1,600
AUST 3YR BOND FUT MAR13	(15)	(3,774)
AUSTRALIAN DOLLAR Forward	(4,200,000)	39,423
AUTOGRILL SPA SWP	45,892	58,051
AVB DFT 100 03/20/2015 BARC	500,000	(7,095)
AVP 2013 JAN 15 CALL 01/19/2013	256	10,240
AVP 2013 JAN 16 CALL 01/19/2013	259	4,533
BAC 2013 JAN 11 CALL 01/19/2013	133	10,840
BAC 2013 JAN 12.5 CALL 01/19/2013	97	1,358
BAC 2014 JAN 12 CALL 01/18/2014	20	3,240
BAML HK CUST BASKET LUXURY GOODS HKD SWP BOA	703	12,440
BANCO BILBAO VIZCAYA ARGENTARIA SWP	6,447	11,221
BANCO BRADESCO S.A. SWP MS	2,534	4,233
BANCO BRADESCO SA-PREF SWP MS	(2,304)	(1,208)
BANCO DE SABADELL SA SWP	3,569	2,056
BANCO ESPIRITO SANTO SWP	239,138	(154)
BANCO POPOLARE 4.75% 03/24/2014 CS SWAP	621,515	5,425
BANCO POPOLARE 500 DFT 20JUN2014 CS	100,000	(3,973)
BANCO POPOLARE 500 DFT 20JUN2014 DB	105,000	(4,171)
BANCO POPOLARE SC 4.75 03/24/2014 JPM	277,119	28,894
BANCO POPULAR ESPANOL SWP	7,516	(894)
BANCO SANTANDER SA SWP	11,868	16,292
BANK OF AMERICA CORP-WRTS 01/16/19	(21,072)	(114,737)
BANK OF CHINA HKD SWP BNP	(1,308,000)	(53,890)
BANK OF IRELAND USD SWP CS	(173,812)	(5,464)
BANK OF IRELAND-SPONS ADR SWP CS	3,755	3,458

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BANKIA SA SWP	1,666	(1,254)
BARCLAYS PLC SWP	602,806	586,471
BASF SE SWP	(906)	(5,914)
BC DFT 500 06/20/2014 BARC	500,000	(33,180)
BHP BILLITON PLC SWP	(60,133)	(8,391)
BILLERUD AKTIEBOLAG SWAP	(1,083)	(994)
BILLERUD AKTIEBOLAG SWP EXP CSFB	1,083	988
BILLERUDKORSNAS AB SWP NOM	(194)	(146)
BILLERUDKORSNAS AB SWP NOM EXP	194	150
BLACK DIAMOND INC SWP BOA	(6,826)	8,785
BOSTON PROPERTIES INC SWP DB	145	2,779
BP 2013 JAN 40 CALL 01/19/2013	44	8,470
BP 2013 JAN 42 CALL 01/04/2013	62	1,612
BP 2013 JAN 42 CALL 01/19/2013	44	2,728
BP PLC SWP	45,860	(17,319)
BP PLC SWP CSFB	(4,089)	217
BP SWP BARCAP	4,089	(44)
BPIM DFT 100 20JUNE2014 DB	108,000	3,882
BPIM DFT 100 20JUNE2014 JPM	108,000	3,882
BPIM DFT 100 20JUNE2014 MS	102,000	3,666
BPIM DFT 100 20JUNE2014 UBS	90,000	3,235
BPIM DFT 500 20JUNE2014 NOM	103,000	(4,092)
BPIM DFT 500 20MAR2015 JPM	200,000	(10,313)
BRITISH AIRWAYS 5.8% 08/13/2014 DB SWAP	1,676,000	121,188
BRITISH AIRWAYS DFT 500 20SEP2014 BARC	100,000	(8,732)
BRITISH AIRWAYS DFT 500 20SEP2014 JPM	650,000	(56,758)
BRITISH AIRWAYS DFT 500 20SEP2014 ML	190,000	(16,591)
BRITISH AIRWAYS DFT 500 20SEPT2014 CS	350,000	(24,968)
BRITISH AMERICAN TOBACCO PLC SWP	(3,650)	6,464
BRITISH POUND FORWARD	(10,250,000)	(117,117)
BUMI PLC SWP	57,151	40,846
BURGER KING SWP JPM	(1,558)	1,085
BURU ENERGY LTD AUD SWP CITI	(35,260)	(734)
BURU ENERGY LTD AUD SWP MS	(14,437)	(4,619)
BURU ENERGY LTD DB AUD SWP	(17,572)	6,194
Buy/Sell:BRL/USD	722,000	9,169
Buy/Sell:CAD/USD	185,252	(763)
Buy/Sell:CHF/USD	61,188	(197)
Buy/Sell:CNY/USD	3,946,744	(95,036)
Buy/Sell:DKK/USD	164,996	4,935
Buy/Sell:EUR/USD	31,167,188	(143,004)
Buy/Sell:GBP/USD	22,213,229	(18,087)
Buy/Sell:HKD/USD	92,562	4
Buy/Sell:IDR/USD	5,149	69
Buy/Sell:JPY/USD	6,433,891	(313,143)
Buy/Sell:MXN/USD	4,063,733	(37,499)
Buy/Sell:USD/AUD	6,964,521	18,437
Buy/Sell:USD/BRL	658,601	(15,419)
Buy/Sell:USD/CAD	940,250	8,780
Buy/Sell:USD/CNY	3,766,362	(83,928)
Buy/Sell:USD/DKK	1,084,462	(69,912)
Buy/Sell:USD/EUR	62,232,637	(576,965)
Buy/Sell:USD/GBP	32,772,562	(178,197)
Buy/Sell:USD/JPY	7,695,703	374,896
Buy/Sell:USD/MXN	12,347,116	(46,989)
Buy/Sell:USD/NZD	4,960,076	(83,657)
Buy/Sell:USD/ZAR	80,554	(3,073)
Buy/Sell:ZAR/USD	51,122	1,351

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
BWU000SV9 IRS JPY R V 06MLIBOR 1% 19 Dec 2014	100,000,000	(2,655)
BWU000ZJ8 IRS JPY R V 06MLIBOR 1% 19 Dec 2014	960,000,000	(12,517)
BWU035GH9 TRS USD P E	(81,431)	175,696
BXP 3.625 144A SWP DB 1	146,200	20,241
BXP CS SWP USD	(1,759)	4,474
BXP DFT 172 03/20/2014 CS	500,000	(8,810)
BYD CO LTD - H CS HKD SWP	(42,000)	(37,202)
C.N 2013 JAN 30 CALL 01/19/2013	583	561,138
CAC40 10 EURO FUT JAN13	(24)	3,774
CAIXABANK SWP	1,124	118
CAIXABANK SWP EXP	24	(10)
CAMELOT INFORMATION SYS-ADS TRS	41,241	(179,859)
CANADIAN DOLLAR Forward	(7,250,000)	4,303
CANADIAN PACIFIC RAILWAY LTD SWP CS	1,988	11,758
CASINO GUICHARD PERRACHON SWP	(3,395)	(20,885)
CATHAY PACIFIC AIRWAYS HKD SWP CITI	(98,000)	759
CATHAY PACIFIC AIRWAYS HKD SWP DB	(48,000)	(4,083)
CCI.N 2013 JAN 50 CALL 01/19/2013	399	885,780
CCS160078 CYS USD R V 03MLIBOR 0.31% 10 Feb 2016	2,804,878	110,945
CCS160102 CYS USD R V 03MLIBOR 1% 15 Mar 2013	2,310,000	90,781
CCS160540 CYS USD R V 03MLIBOR 1% 15 May 2014	1,100,000	77,793
CCS4135B7 CYS USD R V 03MLIBOR 1% 15 May 2014	2,500,000	200,143
CDX NA HY SER 19 500 12/20/2017 JPM	2,408,418	(14,953)
CELTIC EXPLORATION LTD SWP CS	14,127	376
CHARTER COMMUNICATIONS-CWAR 11/30/14	2,671	81,626
CHE 1.875 14A ASW 15MAY14	100,000	5,278
CHIMEI INNOLUX CORP BARC USD SWP	(677,409)	(92,611)
CHIMEI INNOLUX CORP SCB USD SWP	(106,563)	(14,854)
CHIMEI INNOLUX CORP SWP CS	(698,745)	(140,350)
CHIMEI INNOLUX CORP UBS USD SWP	(80,000)	(14,805)
CHIMEI INNOLUX CORP USD SWP HSBC	(23,000)	(4,269)
CHIMEI INNOLUX CORP USD SWP NOMURA	(81,000)	(13,329)
CHIMEI INNOLUX DISPLAY CORP USD SWP BNP	(17,000)	(3,029)
CHIMEI INNOLUX DISPLAY CORP USD SWP BOA	(677,239)	(136,670)
CHINA CONSTRUCTION BANK HKD SWP CS	(282,000)	2,094
CHINA LIFE SWP HKD SWAP CITI	(54,000)	(5,922)
CHINA MEDICAL TECH-SPON ADR SWP CS	(9,062)	247,537
CHINA MINSHENG BANKING - H-SHRS HKD SWP CITI	(28,000)	(795)
CHINA MOBILE LTD HKD SWP CITI	(27,000)	(1,045)
CHINA MOBILE LTD HKD SWP UBS	(2,500)	(439)
CHINA NATIONAL BLDG MATERIALS HKD SWP BOA	(26,000)	(5,229)
CHINA NATIONAL BLDG MATERIALS HKD SWP DB	(70,000)	(19,859)
CHINA OVERSEAS LAND & INV MS HKD SWP	(32,000)	(19,222)
CHINA OVERSEAS LAND & INVEST HKD SWP BOA	(22,000)	(14,088)
CHINA OVERSEAS LAND & INVEST HKD SWP DB	(22,000)	(17,058)
CHINA OVERSEAS LAND & INVEST HKD SWP JPM	(20,000)	(11,948)
CHINA PACIFIC INSURANCE USD SWP BOA	9,400	652
CHINA PACIFIC INSURANCE USD SWP DB	28,000	16,967
CHINA PACIFIC INSURANCE USD SWP JPM	91,300	65,084
CHINA PACIFIC INSURANCE USD SWP MS	42,900	31,278
CHINA PETROLEUM % CHEM ASW 24APR14 SCB	3,600,000	4,967
CHINA PETROLEUM & CHEM RBS HKD SWP	(70,000)	(7,450)
CHINA PETROLEUM & CHEMICAL BOA HKD SWP	(805,000)	(110,571)
CHINA PETROLEUM & CHEMICAL CORP SWP CITI	(38,000)	(392)
CHINA PETROLEUM & CHEMICAL JPM HKD SWP	(246,700)	(34,846)
CHINA RAILWAY CONSTRUCTION HKD SWP BARC	(20,500)	(2,987)
CHINA RAILWAY CONSTRUCTION HKD SWP BOA	(143,500)	(33,528)
CHINA RAILWAY CONSTRUCTION SWP MS	(308,500)	(92,826)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
CHINA RAILWAY HKD SWP MACQ	(49,000)	388
CHINA RAILWAYS CONSTRUCT USD SWP JPM	80,000	12,923
CHINA RAILWAYS CONSTRUTION A- SHS SWP MS	481,600	111,141
CHINA RENMINBI Forward	(42,948,923)	(48,971)
CHINA RESOURCES ENTERPRISE LTD HKD SWP BARC	(24,000)	(17,032)
CHINA RESOURCES ENTERPRISE LTD HKD SWP CITI	(12,000)	(232)
CHINA SHENHUA ENERGY CO -A USD SWP DB	23,700	13,176
CHINA SHENHUA ENERGY CO SWP BOA	18,500	41,002
CHINA SHENHUA ENERGY DB HKD SWP	(19,500)	(4,777)
CHINA STEEL CORP	(587,554)	(40,912)
CHINA UNICOM DFT 100 18NOV13 UBS	1,000,000	(4,440)
CHINA UNICOM HONG KONG LTD HKD SWP BOA	(432,000)	(32,431)
CHINA UNICOM HONG KONG LTD HKD SWP CS	(16,000)	(5,352)
CHINA VANKE CO LTD-A USD SWP BOA	168,200	49,675
CHINA VANKE CO LTD-A USD SWP DB	253,000	68,537
CHINA VANKE CO LTD-A USD SWP JPM	271,000	68,484
CHINA VANKE CO LTD-A USD SWP ML	65,900	13,121
CHINA VANKE CO LTD-A USD SWP MS	313,400	100,277
CHINA YURUN FOOD GROUP LTD	(302,014)	2,884
CHK 2013 JAN 11 PUT 01/19/2013	256	256
CITIC SECURITIES CO -A SHRS SWAP DB	69,100	5,955
CLARIANT AG 100 DFT 20DEC2014	125,000	—
CLARIANT AG 3% SWP	300,000	30,915
CLARIANT DFT 100 20SEP2014 BOA	25,000	—
CLARIANT SWAP CSFB	(26,459)	(28,879)
CLP HOLDINGS LTD HKD SWP HSBC	(1,000)	268
COAL OF AFRICA LTD SWP	889,648	(293,004)
COAL OF AFRICA LTD SWP CSFB	73,471	(69,898)
COCHLEAR LTD SWAP	(10,477)	(204,410)
CONTINENTAL AG	(1,430)	(17,796)
CORN FUTURES DEC13 XCBT	(14)	—
CORN FUTURES MAR13 XCBT	(9)	(1,913)
CROMWELL PROPERTY GROUP AUD SWP BARC	(6,720)	(55)
CROMWELL PROPERTY GROUP AUD SWP MACQ	(13,345)	(171)
CROMWELL PROPERTY GROUP SWP CSFB	(19,379)	(32)
CROMWELL PROPERTY GROUP SWP DB	(3,345)	(38)
CRUDE OIL EURO FTR OPTN DEC13 117 CALL	7	14,000
CRUDE OIL EURO FTR OPTN DEC13 77 PUT	(7)	(24,850)
CS HK/SG MIDCAP BASKET USD SWP CS	(1,213)	(2,390)
CS PRIME RMBS 2010-1 DFT 07/20/2047 CS	(562,900)	5,837
CSI 300 INDEX DB HKD MKT INDEX SWP	(476)	(12,366)
CSI 300 INDEX DB USD MKT INDEX SWP	(1,827)	(79,347)
CSX 2013 JAN 20 CALL 01/19/2013	93	2,604
CTX DFT 325 03/20/2014 CS	500,000	(18,612)
CTX DFT 365 03/20/2014 CS	500,000	(21,061)
DAEWOO SHIPBUILDING & MARINE USD SWP CS	(2,898)	(14,438)
DAEWOO SHIPBUILDING & MARINE USD SWP DB	(2,959)	(10,269)
DAEWOO SHIPBUILDING & MARINE USD SWP MACQ	(529)	(2,147)
DAIHATSU MOTOR CITI JPY SWP	(12,000)	—
DAIHATSU MOTOR CS JPY SWP	(5,000)	(20,931)
DAIHATSU MOTOR SWP JPM	(4,000)	(14,159)
DAIWA SECURITIES GROUP BOA JPY SWP	(7,000)	(13,705)
DAIWA SECURITIES GROUP DB JPY SWP	(1,000)	(1,907)
DAX 2013 MAR 6700 PUT 03/15/2013	21	6,475
DAX INDEX FUTURE MAR13	(8)	15,846
DB SXXP EX SPAIN / GREECE IDX SWP DB	(554)	(315)
DEC13 ICEU	(7)	(2,030)
DELHAIZE GROUP SWP	(3,327)	(14,071)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
DEUTSCHE LUFTHANSA-REG SWP	56,105	202,511
DHI 2015 JAN 13 CALL 01/17/2015	(133)	(108,395)
DHI DFT 100 06/20/2014 BARC	750,000	(4,518)
DIRECT LINE INSURANCE GROUP	239,450	118,490
DIXONS RETAIL PLC DFT 500 20MAR18 CITI	344,000	(9,780)
DIXONS RETAIL PLC DFT 500 20MAR2018 DB	289,000	(8,216)
DJ EURO STOXX OIL & GAS INDEX JPM SWP	(779)	34,591
DJ EUROSTOXX 600 INDEX MS SWAP	384	(836)
DJ STOXX 600 AUTO P IX MS SWP EUR	308	1,318
DJ STOXX 600 AUTO PRICE INDEX JPM	(399)	(22,015)
DJ STOXX 600 BASIC RESOURCES DB SWP	(209)	(3,278)
DJ STOXX 600 IGS UBS SWP EUR	(247)	(13,178)
DKK$ per USD @ 5.64	(24,456)	13
DNB ASA SWP	(55,428)	(7,596)
DOLLAR GENERAL CORP MS SWAP	(43,398)	(75,276)
DOLLAR GENERAL CORP SWP CS	(11,254)	25,686
DONGFENG MOTOR GRP CO LTD-HKD SWP BOA	(58,000)	(21,901)
DONGFENG MOTOR GRP CO LTD-HKD SWP CS	(4,000)	(671)
DONGFENG MOTOR GRP CO LTD-HKD SWP JPM	(2,000)	(687)
DONGFENG MOTOR GRP CO LTD-HKD SWP MS	(68,000)	(18,218)
DOW JONES STOXX 600 TELECOM (PRICE) INDX	(228)	3,568
DULUTH EXPLORATION LIMITED WTS	3,393	1,533
DUNKIN DONUTS SWP CS	(27,284)	(38,751)
EA 2013 JAN 15 CALL 01/19/2013	300	8,700
EADS NV USD SWP	27,530	8,376
EBRO FOODS SA SWP	450	774
EMN Mar13 57.50 PUT	(161)	(13,283)
ENERGY SELECT SECTOR SPDR SWP CITI	(2,493)	(548)
ENERGY SELECT SECTOR SPDR SWP CS	(2,281)	4,531
ENERGY TRANSFER PARTNERS SWP MS	15,277	18,488
ENTERTAINMENT ONE LTD SWP	248,220	(26,035)
EOP DFT 100 03/20/2017 CITI	2,500,000	(45,570)
EPISTAR CORP TRS	(157,858)	34,070
EQIX 2013 MAR 210 CALL 03/16/2013	51	56,355
EQR DFT 100 03/20/2015 JPM	500,000	(4,413)
ERICSSON LM-B SHS SWP	57,949	241
ETP US 2013 JAN 45 CALL 01/19/2013	143	1,073
EUR FX 03/20/13 FWD (ERIC)	(2,090,000)	4,834
EUR FX 03/21/13 FWD (BN) - MAC	(1,140,000)	(14,857)
EUR FX 3/12/13 FWD (ESSM)	(3,740,000)	(97,654)
EUR FX 3/13/13 FWD (JALC)	(6,200,000)	(160,148)
EUR FX 3/14/13 FWD (JA)	(450,000)	(11,497)
EUR FX 3/15/13 FWD (BCLC)	(2,750,000)	(51,667)
EUR FX 3/19/13 FWD (BRC)	(6,140,000)	(80,022)
EURO FX CURR FUT MAR13	(76)	(103,455)
EURO STOXX 600 OIL & GAS INDEX CS SWAP	(129)	3,769
EURO STOXX ENERGY INDEX MS SWP	(554)	(2,232)
EURO STOXX ENERGY INDEX SWAP DB	(179)	3,094
EURO STOXX TELECOMMUNICATIONS SWP JPM	(176)	14,822
EURO-BOBL FUTURE MAR13	1	1,096
EUROPEAN AERONAUTIC DEFENSE SWP	25,424	(1,167)
EUROPEAN MONETARY UNIT Forward	(28,050,000)	(356,301)
EURO-SCHATZ FUT MAR13	(1)	(172)
EWJ 2013 JAN 9 CALL 01/19/2013	94	7,285
F.N 2013 JAN 17.5 CALL 01/19/2013	(156)	(78)
F.N 2013 JAN 17.5 PUT 01/19/2013	156	70,980
F.N 2013 JAN 20 CALL 01/19/2013	(124)	(62)
F.N 2013 JAN 20 PUT 01/19/2013	124	87,420

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
FB Jun13 25 PUT	(363)	(96,195)
FCX MAY13 30 PUT	(146)	(21,024)
FCX May13 32 PUT	(263)	(55,230)
FDO Apr13 60 PUT	(33)	(8,085)
FDO Apr13 62.50 PUT	(193)	(66,585)
FINANCIAL SELECT SECTOR SPDR MS SWAP	(35,462)	(22,586)
FINANCIAL SELECT SECTOR SPDR SWP CS	(32,761)	(86,692)
FIRST REPUBLIC BANK SWP CS	(1,500)	1,495
FIRSTENERGY CORP SWP BARC	(2,362)	(486)
FTSE 100 IDX FUT MAR13	(3)	2,071
FTSE 250 INDEX SWP BOA	(41)	(33,288)
FTSE/MIB IDX FUT MAR13	(1)	(1,281)
FUJITSU LTD DFT 100 20SEP17 CITI	3,000,000	(240)
GAS OIL FUTURES APR13 ICEU	4	(2,500)
GAS OIL FUTURES AUG13 ICEU	4	(1,900)
GAS OIL FUTURES DEC13 ICEU	14	(5,600)
GAS OIL FUTURES JUN13 ICEU	(15)	8,250
GAS OIL FUTURES JUN14 ICEU	(7)	2,625
GBP CALL / USD PUT 1.62 21FEB2013 CS	2,000,000	17,004
GBP FX 3/13/13 FWD (JALC)	(80,000)	94
GBP FX 3/14/13 FWD (JA)	(440,000)	(5,975)
GCCFC 2005-GG5 G DFT 110 04/10/2037 MS	1,000,000	931,331
GD MIDEA HOLDING CO LTD -A USD SWP BOA	34,309	(2,944)
GECC 06/20/2014 MS DFT 100	200,000	(1,471)
GEMALTO	(12,070)	(36,963)
GEMDALE CORP-A USD SWP DB	43,600	11,796
GEMDALE CORP-A USD SWP MS	88,300	28,248
GENEL ENERGY PLC SWP	172,749	265,862
GENERAL MOTORS CW 07/10/19 SWP DB	71	334
GENERAL MOTORS SWP DB	(3,641)	(31,822)
GENERAL MOTORS-CW 07/10/16	13,034	254,945
GENERAL MOTORS-CW 07/10/19	3,528	44,188
GENERL MOTORS CW 07/10/16 SWP DB	3,654	29,360
GENPACT SWP CS	(5,470)	3,135
GENTING SINGAPORE PLC SGD SWP DB	(395,000)	11,598
GEORGIA GULF CORP SWP BOA	(7,116)	17,308
GEORGIA GULF CORP SWP CS	(34,916)	127,094
GEORGIA GULF CORP SWP MS	(9,281)	23,683
GERMAN EURO BUND FUTURES MAR13 XEUR	21	24,710
GLAXOSMITHKLINE PLC SWP	3,625	(295)
GLENCORE 5 12/31/2014 CS SWP	250,000	4,906
GLENCORE DFT 100 20DEC2014 ML	350,000	(686)
GLENCORE INTERNATIONAL PLC SWP USD	(55,058)	5,963
GLENCORE INTERNATIONAL SWP	(734,242)	(89,760)
GM.N 2013 JAN 13 CALL 01/19/2013	(80)	(126,200)
GM.N 2013 JAN 28 CALL 01/19/2013	83	11,247
GOLD 100 OZ FUTURES FEB13 XCEC	(1)	(1,990)
GOLDEN EAGLE RETAIL GROUP HKD SWP BAR	(25,000)	(7,900)
GOLDEN EAGLE RETAIL GROUP HKD SWP BNP	(14,000)	(1,856)
GOLDEN EAGLE RETAIL GROUP HKD SWP BOA	(18,000)	(6,923)
GOLDEN EAGLE RETAIL GROUP HKD SWP CITI	(2,000)	(175)
GOLDEN EAGLE RETAIL GROUP HKD SWP DB	(25,000)	(5,614)
GOLDEN EAGLE RETAIL GROUP HKD SWP HSBC	(8,000)	(473)
GOLDEN EAGLE RETAIL GROUP HKD SWP UBS	(41,000)	(19,792)
GOOG Jun13 650 PUT	(14)	(36,400)
GOOG Mar13 620 PUT	(46)	(31,970)
GOOG Mar13 640 PUT	(69)	(69,690)
GPM STUB SWP DB ESCROW	39,428	—

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
GRAINCORP LTD AUD SWP CS	26,447	4,098
GRAINCORP LTD AUD SWP MACQ	14,697	2,293
GREE ELECTRIC APPLIANCES I-A DB USD SWP	99,600	23,648
GREE ELECTRIC APPLIANCES I-A MS USD SWP	9,800	2,038
GREE ELECTRIC APPLIANCES I-A USD SWP BOA	47,100	33,433
GREE ELECTRIC APPLIANCES I-A USD SWP JPM	5,000	2,072
GROUPON INC SWP CS	11,021	(32,071)
GS HOLDINGS CORP CS USD SWP	(1,555)	(4,075)
GS HOLDINGS CORP USD SWP BOA	(1,837)	(5,336)
GS HOLDINGS CORP USD SWP DB	(148)	(343)
GUANGZHOU AUTOMOBILE GROUP HKD SWP BOA	(86,000)	(17,175)
HANA FINANCIAL GROUP	7,758	15,745
HANG LUNG PROPERTIES LTD HKD SWP MS	(12,000)	(4,485)
HANG SENG BANK LTD	(32,910)	(8,077)
HANG SENG IDX FUT JAN13	(2)	(1,123)
HANJIN SHIPPING 500 DFT JPM 20SEP14	500,000	15,735
HANJIN SHIPPING CO LTD SWP BOA	(7,000)	(6,398)
HARLEY-DAVIDSON INC DB SWAP	25,052	49,519
HARLEY-DAVIDSON INC MS SWAP	10,593	30,989
HDFC BANK LTD SWP ML	17,340	37,572
HDFC BANK LTD USD SWP BOA	20,347	16,534
HEALTH CARE SELECT SECTOR MS SWAP	(22,903)	(8,316)
HEALTH CARE SELECT SECTOR SPDR SWP CS	(3,323)	(8,868)
HEALTH CARE SELECT SECTOR SWP BOA	(15,354)	13,880
HEALTH CARE SELECT SECTOR SWP JPM	(46,375)	22,042
HEIDELBERGCEMENT AG SWP	(12,332)	(67,895)
HEINEKEN HOLDING NV SWP	2,651	31,960
HEINEKEN NV SWP	(2,231)	(36,498)
HERTZ DFT 500 20JUN2014 CS	250,000	(15,352)
HILLSHIRE BRANDS CO SWP CS	19,869	(141,432)
HILLSHIRE BRANDS CO SWP MS	6,749	(17,930)
HITACHI CONSTRUCTION MACHINE SWAP	(52,599)	(155,220)
HK/SG MID CAP BASKET CS USD SWP CS	(705)	(9,782)
HKD$ per USD @ 7.75	(293,109)	(9)
HOLCIM LTD - REG SWP	43,020	111,371
HOME RETAIL GROUP SWAP	(338,735)	14,306
HONG KONG DOLLAR Forward	(92,000,000)	529
HOST HOTELS & RESORTS INC CS SWP USD	2,673	2,900
HOUSING DEVELOP FINANCE USD SWP UBS	9,341	7,459
HOUSING DVLPMNT & INFRA CS USD SWP	23,162	5,507
HOUSING DVLPMNT & INFRA MS USD SWP	48,154	8,591
HOUSING DVLPMNT & INFRA USD SWP BAR	45,246	11,712
HPQ 2013 MAY 12 CALL 05/18/2013	222	62,160
HSBC HOLDINGS PLC MS USD SWP	60,181	75,864
HSBC HOLDINGS PLC SWP	(55,036)	(86,601)
HSBC HOLDINGS PLC USD SWP CS SHORT	(60,181)	(75,864)
H-SHARES IDX FUT JAN13	(3)	(985)
HSI IDX 21393.93 PUT 27FEB13 BNP	600	14,948
HST 2013 JAN 12.5 PUT 01/19/2013	(39)	(98)
HST DFT 500 12/20/2015 UBS	1,000,000	(110,888)
HTZ DFT 500 06/20/2014 CS	250,000	(15,352)
HUABAO INTERNATIONAL HOLDING	(613,190)	(19,114)
HUGO BOSS AG ORD SWP	(4,340)	(5,028)
HUNGARIAN FORINT Forward	(5,500,000)	(198)
HYNIX DFT 100 20JUN15 BOA	800,000	9,657
HYNIX DFT 100 20JUN15 CS	200,000	2,414
HYNIX DFT 20JUN13 500 BOA	200,000	(4,453)
HYNIX DFT 20JUN13 500 BOA2	100,000	(2,226)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
HYNIX DFT 20JUN13 500 NOM	200,000	(4,453)
HYNIX DFT 20JUN15 500 NOM	100,000	(8,450)
HYNIX DFT 500 20JUN13 CS2	400,000	(8,906)
HYNIX SEMI DFT 100 20JUN13 CS	100,000	(332)
HYNIX SEMI DFT 100 20JUN15 BOA/ML	200,000	2,414
HYNIX SEMI DFT 20JUN13 380 BOA	100,000	(1,658)
HYNIX SEMI DFT 500 20JUN13 NOM	900,000	(20,038)
HYUNDAI MERCHANT MARINE CO LTD SWP BOA	1,070	—
HYUNDAI MERCHANT MARINE CS USD SWP	(1,489)	2
HYUNDAI MERCHANT MARINE SWP BOA	(66)	(11)
HYUNDAI MERCHANT MARINE SWP NOM	620	(122)
IAG SWP DB	(470,673)	(155,579)
ICICI BANK LTD USD SWAP DB	6,907	12,832
IMT LN 2000 PUT JUNE 2013 06/21/2013 BCLEAR	(11)	(4,735)
IMT LN 2000 PUT SEPT 2013 09/20/2013 BCLEAR	(19)	(15,741)
IMT LN 2600 CALL JUNE 2013 06/21/2013 BCLEAR	6	2,948
IMT LN 2600 CALL SEPT 2013 09/20/2013 BCLEAR	3	2,546
IMT LN 2700 CALL JUNE 2013 6/21/13 BCLEAR	16	4,551
IMT LN 2700 CALL SEPT 2013 09/20/2013 BCLEAR	13	7,269
IND & COMM BK OF CHINA HKD SWP BOA	(320,000)	1,976
INDIABULLS REAL JAN13 MACQ INR STK FUT SWP (X4000)	(44,000)	(2,656)
INDIAN RUPEE FORWARD	(114,583,000)	(3,660)
INDUSIND BANK JAN13 USD STK FUT MS (X1K)	(11,000)	(235)
INDUSIND BANK LTD USD SWP DB	9,524	6,207
INDUSTRIAL SELECT SECTOR SPDR FUND SWP CS	(17,418)	(7,843)
INFINEON TECHNOLOGIES SWP	137,859	92,604
INNOLUX DISPLAY CORPORATION USD SWAP MS	(19,181)	(2,802)
INTESA SANPAOLO SWP	4,402	303
IOS FN-6567 IO SWP DB	(204,000)	255
ISHARE A50 CHINA TRACKER BOA HKD SWP	(24,400)	(920)
ISHARE A50 CHINA TRACKER SWP BNP	(66,500)	(12,885)
ISHARES A50 CHINA TRACKER HKD SWP CS	(75,700)	(8,355)
ISHARES A50 CHINA TRACKER HKD SWP SC	(28,400)	(5,450)
ISHARES A50 CHINA TRACKER SWP JPM5	(108,900)	(17,981)
ISHARES A50 CHINA TRACKER SWP UBS	(47,300)	(11,746)
ISHARES FTSE/ XINHUA CHI A50 SWP HSBC	(146,900)	(20,820)
ISHRS FTSE A50 CHINA IDX 9.000015 PUT 27FEB13 HSBC	226,900	450
ISHRS FTSE A50 CHINA IND 8.052645 PUT 27FEB13 HSBC	(226,900)	(99)
ISRAEL CHEMICALS LTD SWP	10,140	(2,188)
JAIPRAKASH ASSOC JAN13 USD STK FUT SWP RBS (X4K)	(232,000)	1,671
JAIPRAKASH ASSOCIA JAN13 BOA USD STK FUT (X4000)	(68,000)	4,823
JAPAN AIRLINES CO LTD SWP MS NN	21,300	(23,057)
JAPAN AIRLINES CO LTD SWP NOM	8,700	(10,534)
JAPANESE YEN FORWARD	(900,000,000)	414,860
JCP 2013 JAN 20 CALL 01/19/2013	118	12,685
JCP 2013 JAN 35 CALL 01/19/2013	256	128
JFE HOLDINGS CS JPY SWP	(5,400)	(23,699)
JPY FX 03/21/13 FWD (BN) - MAC	(74,200,000)	59,767
JPY$ per USD @ 85.60	14,295,135	(2,220)
JPY$ per USD @ 86.01	17,226,171	(1,696)
JPY$ per USD @ 86.02	140,843	(14)
JPY$ per USD @ 86.08	9,927,127	(880)
JPY$ per USD @ 86.09	1,210,572	(108)
KABEL DEUTSCHLAND HOLDING SWP	(1,701)	(24,843)
KAPPAHL AB SWP BOA	(337)	(16)
KAPPAHL AB SWP BOA EXP	337	19
KAPPAHL AB SWP UBS	(1,683)	(156)
KAPPAHL AB SWP UBS EXP	1,683	174

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
KBC GROEP NV SWP	31,384	203,069
KDDI CORPORATION ASW 50 ML 14DEC15	40,000,000	69,880
KEPPEL CORP SGD SWP ML	(6,000)	(1,734)
KEPPEL LAND L+190 ASW 29NOV15 MS	300,000	82
KINDER MORGAN INC WTS CALL EXP 02/15/2017	51,500	194,670
KINDER MORGAN INC-CW 02/15/17	255,676	966,455
KINDER MORGAN INC-CW17	166,200	628,236
KINTETSU CORP	(101,295)	(102,185)
KMB 2013 JAN 85 PUT 01/19/2013	20	2,600
KOBE STEEL LTD 100 DFT 20DEC14 BOA	7,000,000	2,254
KOBE STEEL LTD 100 DFT 20DEC14 DB	7,000,000	2,254
KOBE STEEL LTD 100 DFT 20DEC14 UBS	7,000,000	2,254
KOBE STEEL LTD JPY SWP CS	(139,000)	(77,959)
KOMATSU DFT 105 20DEC13 UBS	10,000,000	(1,029)
KOMATSU DFT 140 20DEC13 CS	10,940,000	(1,559)
KOMATSU LTD JPY SWP CS	(15,700)	(72,156)
KOMATSU LTD JPY SWP DB	(1,900)	(8,140)
KOMATSU LTD MACQ JPY SWP	(2,000)	(8,997)
KOMATSU LTD MS JPY SWP	(2,600)	(14,804)
KONE OYJ B SWP	(2,112)	(350)
KONINKLIJKE DSM NV SWP	(10,062)	(90,389)
KONINKLIJKE PHILIPS ELECTRONICS SWP	112,787	9,233
KOREAN AIR LINES CO LTD	(14,138)	12,820
KOREAN AIR LINES USD SWP BOA	(4,575)	(6,137)
KOREAN AIR LINES USD SWP BZW	(825)	140
KOREAN AIR LINES USD SWP DB	(1,467)	(914)
KOREAN WON FORWARD	(766,080,000)	(13,254)
KOSPI2 251.9609 PUT 21JAN13 MS	7,000,000	115
KOSPI2 INX FUT MAR13 USD FUT SWP BOA (X500K)	(1,500,000)	(15,295)
KOSPI2 INX FUT MAR13 USD FUT SWP CS (X500K)	(1,000,000)	(9,996)
KSS 2013 JAN 45 CALL 01/19/2013	41	1,948
KT CORPORATION SWP UBS	(750)	(2,656)
KT CORP-SP ADR SWP CS	3,550	(4,189)
KUNLUN ENERGY CO LTD HKD SWP BOA	(118,000)	(1,395)
KWEICHOW MOUTAI CO LTD-A USD SWP JPM	2,600	3,264
KYUSHU ELECTRIC DFT 100 20DEC17 CITI	3,000,000	2,737
LACLEDE GROUP SWP CSFB	(105)	88
LACLEDE GROUP SWP MS	(2,167)	565
LAREDO PETROLEUM HOLDINGS IN CS SWAP	(8,598)	(494)
LAREDO PETROLEUM HOLDINGS SWP JPM	4,155	2,451
LAS VEGAS SANDS CORP SWP BOA	42,791	(16,371)
LAS VEGAS SANDS CORP SWP CS	25,050	(5,621)
LAS VEGAS SANDS CORP SWP MS	42,538	(17,970)
LAWSON INC DB JPY SWP	(372)	(2,284)
LEGAL & GENERAL GROUP PLC SWP	(188,569)	(50,855)
LEGRAND SA SWP	(6,216)	(22,332)
LEN 2015 JAN 23 PUT 01/17/2015	(45)	(10,553)
LEN DFT 500 12/20/2016 BOA	500,000	(62,115)
LG ELECTRONICS	(16,868)	(127,093)
LG ELECTRONICS INC USD SWP CS	(1,755)	3,154
LG ELECTRONICS INC USD SWP HSBC	(526)	470
LI & FUNG LTD	(173,520)	(25,857)
LI & FUNG LTD SWP ML	(37,000)	5,702
LIBERTY DFT 500 09/20/2016 RBS	500,000	(61,218)
LIC HOUSING FINANCE LTD USD SWP UBS	1,190	958
LIC HOUSING FINANCE ML USD SWP	534	250
LIC HOUSING FINANCE USD SWP BOA	3,671	2,887
LLOYDS BANKING GROUP PLC SWP	(657,448)	(30,214)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
LOGITECH INTERNATIONAL SA SWP	2,112	(1,574)
LOTTE JPY ASW 120 05JUL14 DB	100,000,000	4,497
LOTTE SHOPPING CO JPM JPY SWP	(164)	(3,653)
LOTTE SHOPPING CO USD SWA JPM	(118)	(11,427)
LOTTE SHOPPING DFT 20SEP14 100 NOM	1,700,000	(8,776)
LOTTE SHOPPING DFT 20SEP14 NOM	200,000	(1,033)
LVS 2013 JAN 44.25 CALL 01/19/2013	21	5,355
LVS 2013 MAR 47.25 CALL 03/16/2013	235	56,400
MAGNIT OJSC-SPON GDR REGS SWP	(48,662)	(688,397)
MAGNIT SWP MS	12,014	639,960
MAPFRE SA SWP	1,417	(51)
MAR13 XLIF	(23)	(17,073)
MARKIT ITRX EUR SUB FIN SER 18 500 12/20/0217 BARC	524,000	(84,064)
MARKIT ITRX EUR SUB FIN SER 18 500 12/20/2017	1,624,000	(260,534)
MARKIT ITRX EUR SUB FIN SER 18 500 12/20/2017 MS	786,000	(126,096)
MARUBENI CORP JPY SWP MACQUARIE	(5,000)	(232)
MARUTI SUZUKI JAN13 INR FUT SWP MACQ (X250)	(1,750)	1,060
MARUTI SUZUKI JAN13 USD STK FUT SWP CS (X250)	(250)	(27)
MARUTI SUZUKI JAN13 USD STK FUT SWP MS (X250)	(750)	2
MAS DFT 540 03/20/2014 DB	500,000	(29,719)
MATERIALS SELECT SECTOR MS SWP USD	(20,668)	(9,503)
MATERIALS SELECT SECTOR SPDR SWP CS	(41,829)	(100,440)
MAZDA MOTOR CORP CS JPY SWP	(31,000)	(16,142)
MAZDA NOM JPY SWP	(61,000)	(48,390)
MCGRAW-HILL COMPANIES INC SWP CS	32,201	(43,392)
MCGRAW-HILL COMPANIES INC SWP BOA	4,428	(6,156)
MCGRAW-HILL COMPANIES INC SWP MS	88,684	(157,522)
MCO 2013 FEB 46 PUT 02/16/2013	192	17,472
MCO 2013 JAN 46 PUT 01/19/2013	111	2,609
MCO 2013 JAN 49 PUT 01/19/2013	4	270
MCP 2014 JAN 5 PUT 01/18/2014	99	11,732
MDAX INDEX CS SWAP	(23)	(16,384)
MDAX PERF INDEX BOA SWAP	(13)	(3,912)
Mediatek Inc 2454.Tt	233,380	17,454
MEDITERRANEAN OIL & GAS PLC SWP	547,440	63,521
MELLANOX TECHNOLOGIES LTD CS SWAP	4,678	(46,265)
MELLANOX TECHNOLOGIES LTD MS SWAP	1,560	(15,428)
MEO GY 2013 JAN 20 PUT 01/18/2013	(181)	(5,736)
MEO GY 2013 JAN 23 CALL 01/18/2013	181	1,912
MEO GY 2013 JAN 26 CALL 01/18/2013	(181)	(239)
MET 2014 JAN 35 CALL 01/18/2014	183	54,534
MET 5 PFD SWP DB	8,896	37,332
MET Mar13 33 PUT	(176)	(33,088)
METLIFE INC 5% PFD BOA SWAP	5,290	29,997
METLIFE INC SWP BOA	(3,673)	(12,451)
METLIFE INC SWP CS	(21,479)	(55,057)
METLIFE INC SWP DB	(6,948)	(12,165)
MEXICAN PESO Forward	(100,000)	45
MGM MIRAGE SWP CSFB	3,258	(273)
MHP 2013 JAN 52.5 CALL 01/19/2013	18	4,500
MICHAEL KORS HOLDINGS LTD SWP CS	(23,977)	(205,196)
MILL WHEAT FUTURES NOV13 XLIF	87	(5,675)
MITSUBISHI HEAVY INDUS BARC JPY SWP	(60,000)	(56,779)
MITSUBISHI HEAVY INDUS CS JPY SWP	(25,000)	(13,943)
MITSUBISHI HEAVY INDUS DB JPY SWP	(60,000)	(50,623)
MITSUBISHI HEAVY INDUSTRIES SWP JPM	(4,000)	(3,305)
ML CUSTOM STEEL INDEX SWAP ML	(2,395)	(31,123)
ML CUSTOM SXIP SWP BOA	(671)	(7,757)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
ML SXXP X SPAIN SWP BOA	(10,142)	(42,222)
MOLYCORP INC MS SWAP	(12,612)	3,027
MS SX7P W/O SPAIN SWP MS	(5,611)	(13,025)
MS SXOEP W/O SPAIN INDEX SWP	(5,556)	8,664
MS SXXP W/O ITALY/SPAIN BSK SWP MS	(5,489)	(12,231)
MSCI DAILY TR GR EMRG MRKS PHILIP USD INDX SWP DB	(431)	(67,970)
MSCI TR GROSS EMERGING MKTS INDEX INF DB USD SWP	(24)	(1,186)
MSFT 2013 JAN 28 CALL 01/19/2013	104	1,300
MTU AERO ENGINES HOLDING AG SWP	(2,538)	(19,688)
MUENCHENER RUECKVER AG-REG SWP	(3,848)	(70,735)
MYL 2013 JAN 10 PUT 01/19/2013	51	51
MYL 2014 JAN 10 PUT 01/18/2014	18	360
NAGOYA RAILROAD #10 15 ASW 70 NOM 31MAR15	8,000,000	4,345
NASDAQ 100 E-MINI MAR13	(9)	(1,440)
NATIONAL GRID PLC EXP SWP HSBC	4,502	32
NATIONAL GRID PLC SWP CSFB	(4,502)	355
NATURAL GAS FTR OPTN FEB13 3150 PUT	(2)	(980)
NATURAL GAS FUTURES APR13 XNYM	(39)	42,900
NATURAL GAS FUTURES MAR13 XNYM	(10)	11,700
NATURAL GAS FUTURES OCT13 XNYM	49	(49,980)
NEWS CORP-B SWP CITI	13,057	9,401
NEWS CORP-CL A SWP CITI	(13,057)	(7,834)
NEXT DFT 100 20MAR2018 CITI	485,000	1,594
NEXT DFT 100 20MAR2018 JPM	77,000	253
NHN CORP	(1,351)	18,019
NHN CORP CS USD SWP	(1,030)	19,011
NHN CORP USD SWP DB	(616)	8,733
NHN CORP USD SWP JPM	(647)	13,169
NIDEC CORP ASW 40 20SEP13 NOM	130,000,000	1,424
NIELSEN HOLDINGS BV 6.25% PFD	2,013	12,375
NIELSEN HOLDINGS NV SWP CITI	(3,220)	(741)
NIELSEN HOLDINGS SWP CSFB	(43,611)	(32,574)
NIFTY 5335.5610 PUT 31JAN13 CS	5,400	451
NIKKEI 225 (SGX) MAR13	(24)	(76,511)
NIKKEI 8750 PUT 11JAN13 UBS	16,000	419
NINE DRAGONS PAPER HOLDINGS LTD HKD SWP BOA	(27,000)	(4,590)
NINE DRAGONS PAPER HOLDINGS LTD HKD SWP DB	(118,000)	(18,517)
NIPPON PAPER GROUP INC SWAP	(18,922)	(42,625)
NIPPON YUSEN KK DFT 100 20MAR18 BAR	7,000,000	3,724
NISSAN MTR 810 CALL 04APR13 MS	53,500	29,746
NKY 2013 JAN 9500 PUT 01/11/2013	8	738
NKY 2013 MAR 10500 CALL 03/08/2013	118	476,245
NKY 2013 MAR 11250 CALL 03/08/2013	(118)	(156,481)
NLSN 2013 JAN 22.5 PUT 01/19/2013	26	130
NLSN 2013 JAN 25 PUT 01/19/2013	28	350
NLY 2013 JAN 7.5 PUT 01/19/2013	101	101
NLY 2014 JAN 8 PUT 01/18/2014	304	6,232
NOBL DFT 20SEP14 100 BOA	600,000	7,630
NOBLE GROUP ASW 170 SCB 13JUN14	200,000	—
NOBLE GROUP DFT 100 20SEP14 JPM	400,000	5,087
NOBLE GROUP DFT 20SEP14 500 CS	400,000	(22,043)
NOK1V FH 2013 MAR 3.4 CALL 03/15/2013	220	4,067
NOK1V FH 2013 MAR 3.4 PUT 03/15/2013	(220)	(18,012)
NOKIA OYJ SWP	(21,560)	(21,239)
NORTHERN TIER ENERGY LP SWP JPM	(608)	(221)
NORTHERN TIER ENERGY LP SWP MS	(514)	(1,526)
NORTHERN TIER ENERGY LP UBS SWAP	(514)	(1,520)
NORWEGIAN KRONA FORWARD	(650,000)	(1,026)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
NOVN VX 2013 JUN 60 CALL 06/21/2013	142	8,073
NOVO NORDISK A/S-B SWP	399	363
NWSA 2013 JAN 25 CALL 01/19/2013	62	5,270
NYR BB 2013 MAR 4.8 PUT 03/15/2013	102	6,735
NYRSTAR BOA SWAP	5,791	1,384
OCR DFT 100 12/20/2015 DB	500,000	2,340
OCR DFT 500 12/20/2015 BARC	500,000	(56,165)
ODAKYU ELECTRIC RAILWAY CO SWAP	(46,981)	(43,893)
OJI PAPER CO LTD 100 DFT 20SEP17 CITI	10,000,000	2,091
OJI PAPER CO LTD 100DFT 20SEP17 DB	4,000,000	836
ORIX ASW L+150 31MAR14 DB2	20,000,000	99,873
ORIX ASW L+155 31MAR14 DB	100,000,000	500,058
ORIX ASW L+160 31MAR14 DB	22,000,000	110,165
ORIX DFT 100 30APR14 CITI	10,000,000	(771)
OSIM INTERNATIONAL LTD SGD SWP HSBC	(28,000)	(1,288)
OZ PAY 0.45% REC EUR003M FRA 19JUN13 JPM	35,000,000	(32,506)
OZ PAYS 0.4475%CS 6M JPY LIBOR 17APR17 CS	137,000,000	(10,815)
OZ REC 0.195% PAY DAILY EONIA 19JUN13 JPM	35,000,000	19,085
OZ REC 2.0975% PAY SGD FLT 6M SOR 06FEB19 UBS	1,000,000	22,409
OZ REC 3.29% PAY 3M KRW KWCDC 17MAY17 CS	438,000,000	7,425
OZ REC 6.99% PAY INR FLT OIS 6M 11OCT17 CS	46,000,000	(4,537)
OZ REC 7.53% PAY NSERO ANNUAL 21MAY17 CS	23,000,000	6,307
OZ REC 7.56% PAY INR FLT OIS 6M 17MAY17 CS	23,000,000	6,758
PACIFIC ALTO CAP SER 12-1 TR 1 09/08/2016 WAR	2	138,586
PACTERA TECHNOLOGY-ADR	44,672	(200,585)
PANASONIC CORP DFT 100 20MAR14 CITI	7,000,000	394
PANASONIC CORP DFT 100 20SEP17 BOA	4,000,000	2,046
PAY 0.43% REC 6M LIBOR 27NOV14 UBS	661,000,000	(17,903)
PAY 0.449% REC 6M LIBOR 29MAY15 CS	220,000,000	(13,023)
PAY 0.476% REC 6M LIBOR 25NOV16 CS	131,500,000	(12,327)
PAY 0.535% REC 6M LIBOR 05DEC16 UBS	128,000,000	(15,495)
PAY 0.545% REC 6M LIBOR 01DEC16 JPM	131,000,000	(16,383)
PAY 3.48% REC 3M KWCDC 10FEB17 SC	395,000,000	(8,652)
PAY 3.72% REC 3M NFIX3FRA 16SEP15 DB	3,800,000	(77,419)
PAY 3M JPY LIBOR -65 BPS REC 3M USD LIBOR 30JAN14	594,000,000	28,111
PAY 3M L-57.75BPS REC USD 3M LBR FLAT 11SEP13 UBS	351,000,000	9,522
PAY 3M LIBOR -67BPS REC USD 3M LIBOR 26JAN14 JPM	282,000,000	14,003
PAY 3M LIBOR -67BPS REC USD 3M LIBOR 28JAN14 UBS	297,000,000	14,743
PAY 3M LIBOR-70.75BP REC USD 3M LIBOR 17JAN14 JPM	282,000,000	15,334
PAY 4.58% REC 3M NFIX3FRA 16SEP21 DB	1,800,000	(104,177)
PAY Apr13 28 PUT	(41)	(7,585)
PAY Apr13 30 PUT	(234)	(65,520)
PAY DAILY AVG FED FUNDS + 23 BPS 01/14/2013 MS	7,000,000	(361)
PAY DAILY AVG FED FUNDS +24.125 BPS 01/12/2013 MS	7,000,000	(335)
PAY DAILY AVG FED FUNDS +24.36 BPS 01/13/2013 MS	12,000,000	(632)
PAY DAILY AVG FED FUNDS +24.625 BPS 01/12/2013 JPM	3,000,000	(148)
PAY JPY 3M LIBOR-71BP REC USD 3M LIBOR 17JAN14 UBS	282,000,000	15,413
PCS US 2013 JAN 14 CALL 01/19/2013	128	320
PEGATRON ASW 285 06FEB15 NOM	400,000	58,120
PEGATRON CORP USD SWP BOA	(44,000)	(90)
PEGATRON CORP USD SWP CITI	(24,000)	(386)
PEGATRON CORP USD SWP NOMURA	(124,000)	11,345
PERNOD-RICARD SA SWP	18,004	37,768
PETROBAKKEN ENERGY LTD CS SWAP	(3,354)	7,821
PETROBANK ENERGY & RESOURCES LTD CS SWAP	19,855	(20,031)
PETROLEO BRASILEIRO SA SWP BOA	5,760	(3,887)
PETROLEO BRASILEIRO-SPON ADR SWP BOA	(5,760)	3,623
PETROPAVLOVSK PLC SWP	8,128	4,927

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
PEUGEOT SA SWP	(5,279)	(5,145)
PEUGEOT SA SWP CS	(17,597)	(24,654)
PEUGEOT SA SWP HSBC	22,876	29,799
PHH DFT 500 09/20/2014 CS	500,000	(32,564)
PHOENIX GROUP HOLDINGS	20,102	9,888
PHOENIX GROUP HOLDINGS SWP	35,613	(10,217)
PICC PROPERTY & CASUALTY DB HKD SWP	(88,000)	(12,574)
PICC PROPERTY & CASUALTY HKD SWP JPM	(170,000)	(30,374)
PICC PROPERTY & CASUALTY HKD SWP MS	(64,000)	(13,518)
PII 2013 MAR 90 CALL 03/16/2013	104	25,220
PING AN INSURANCE A SWP USD JPM	15,700	20,683
PING AN INSURANCE GROUP CO- HK SWP BOA	(65,500)	(58,986)
PING AN INSURANCE GRP-A USD SWP DB	18,900	24,676
PING AN INSURANCE HKD SWP MS	(6,500)	(4,129)
PING AN INSURANCE HKD SWP UBS	(3,000)	(1,880)
PING AN INSURANCE JPM HKD SWP	(21,000)	(13,084)
PING AN INSURANCE SWP DB	(15,000)	(11,671)
PING AN INSURANCE USD SWP BOA	86,100	131,615
PLD DFT 275 06/20/2013 ML	500,000	(5,018)
PORTUGAL DFT 100 20SEP2016 MS	50,000	5,724
PPG 2013 JAN 125 CALL 01/19/2013	72	79,560
PPG INDUSTRIES INC SWP BOA	4,789	20,594
PPG INDUSTRIES INC SWP CS	62,533	533,452
PPG INDUSTRIES INC SWP MS	35,133	215,080
PPR DFT 100 20MAR2018 CITI	212,000	1,943
PPR DFT 100 20MAR2018 JPM	69,000	633
PRIMARIS RETAIL REAL ESTATE SWP BOA	3,136	2,059
PRIMARIS RETAIL REAL ESTATE SWP CS	10,454	7,180
PROLOGIS INC 2.625 05/15/2038 SWP DB	28,000	19,109
PROSIEBEN SAT.1 MEDIA AG-PFD SWP	(3,370)	622
PUMA SE SWP	195	(1,795)
PVH Mar13 110 CALL	(37)	(24,975)
PXD DFT 100 03/20/2013 BARC	500,000	(635)
PXD DFT 100 03/20/2013 RBS	500,000	(635)
QBD DFT 20JUN13 500 CS	100,000	(1,986)
QBE DFT 100 20JUN13 DB	500,000	(473)
QBE DFT 100 20JUN13 JPM	400,000	(378)
QBE DFT 100 20JUN13 JPM2	1,000,000	(945)
QBE INSURANCE AUD SWP JPM	(10,189)	25,921
QBE INSURANCE AUD SWP UBS	(1,304)	4,448
QBE INSURANCE DB SWP AUD	(24,261)	44,832
QBE INSURANCE GROUP LTD SWP CSFB	(2,834)	6,032
QBE INSURANCE GRP BOA AUD SWP	(8,893)	(5,328)
QCOM 2013 JAN 60 CALL 01/19/2013	52	14,456
QCOM 2013 JAN 62.5 CALL 01/19/2013	47	5,781
QCOM Apr13 60 PUT	(132)	(37,620)
QINGDAO HAIER CO LTD-A USD SWP BOA	60,300	21,526
QINGDAO HAIER CO LTD-A USD SWP DB	79,000	10,187
QINGDAO HAIER CO LTD-A USD SWP JPM	60,600	17,123
RBN 2013 JAN 60 CALL 01/19/2013	79	198
REC 0.41% PAY 6M LIBOR 27NOV13 UBS	661,000,000	9,029
REC 0.422% PAY 6M LIBOR 29MAY13 CS	661,000,000	3,464
REC 3M AUD BBSW+28BPS PAY 3M USD LIBOR 06FEB14 JPM	2,000,000	322
REC 3M AUD BBSW+28BPS PAY 3M USD LIBOR 06FEB16 JPM	2,000,000	322
REC 3MAUD BBSW+28.5BP PAY 3MUSD LIBOR 06FEB17 JPM	1,000,000	595
REC 4.29% PAY 3M NFIX3FRA 17SEP18 DB	4,700,000	221,110
RED SPRING WHEAT FUTURES MAR13 XMGE	10	(1,125)
REFER-REDE FERROVIARIA 4.675 10/16/2024	50,000	3,499

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
RENAULT SA SWP	(7,944)	975
REPSOL SA RTS SWP	391	50
REPSOL YPF SA SWP	391	1,671
RESOLUTION LTD SWP	225,201	74,704
RI FP 2013 MAR 78 PUT 03/15/2013 B CLEAR	(60)	(5,342)
RI FP 2013 MAR 82 PUT 03/15/2013 B CLEAR	60	10,361
RI FP 2013 MAR 92 CALL 03/15/2013	(60)	(11,488)
RICOH CO LTD	(144,460)	(474,093)
RIGHTMOVE PLC	7,170	(2,888)
RIMM 2013 JAN 10 PUT 01/19/2013	46	759
RIMM 2013 JAN 12 CALL 01/19/2013	118	8,555
RIMM 2013 JAN 14 CALL 01/19/2013	311	6,998
RIO TINTO LIMITED SWP MACQ	(2,335)	(42,045)
RIO TINTO PLC SWP	(734)	(2,254)
ROCKWOOD HOLDINGS INC SWP CITI	1,367	943
ROCKWOOD HOLDINGS INC UBS SWAP	4,673	10,414
ROLLS-ROYCE GROUP PLC	114,100	24,679
ROLLS-ROYCE GROUP PLC TRS C	8,897,320	14,463
ROLLS-ROYCE HOLDINGS PLC SWP	171,985	7,879
ROSNEFT OJSC-REG S GDR SWP	54,828	(987)
RTS INDEX FUTURE FRS MS	(159)	(594)
RUSSELL 2000 MINI MAR13	(6)	(16,080)
RYANAIR HOLDINGS USD SWP CSFB	(32,184)	(16,631)
RYL 2015 JAN 30 CALL 01/17/2015	(69)	(85,560)
RYL DFT 500 06/20/2018 JPM	250,000	(31,896)
RYL DFT 500 06/20/2018 MS	250,000	(31,896)
RYMAN HOSPITALITY PROPERTIES SWP CS	21,866	136,770
RYMAN HOSPITALITY PROPERTIES SWP MS	9,235	108,285
S US 2013 AUG 10 CALL 08/17/2013	34	85
S US 2013 AUG 10 PUT 08/17/2013	(34)	(20,485)
S US 2013 JAN 6 CALL 01/19/2013	5	8
S US 2014 JAN 10 CALL 01/18/2014	278	1,251
S US 2014 JAN 10 PUT 01/18/2014	(278)	(173,055)
S US 2014 JAN 5 CALL 01/18/2014	(20)	(1,700)
S US 2014 JAN 5 PUT 01/18/2014	20	2,810
S US 2014 JAN 5.5 CALL 01/18/2014	131	6,878
S US 2014 JAN 7 CALL 01/18/2014	(263)	(2,893)
S&P MID 400 EMINI MAR13	(11)	(19,415)
S&P500 EMINI FUT MAR13	(584)	(232,054)
SABMILLER PLC	5,700	17,128
SABRE RESOURCES LTD AUD SWP UBS	156,747	(12,230)
SAFRAN SA SWP	(5,970)	(1,539)
SAMSUNG ELECTRO-MECHANICS USD SWP JPM	(1,494)	(14,245)
SAMSUNG ELECTRO-MECHANICS USD SWP MACQ	(535)	(5,418)
SAMSUNG ELECTRONICS MS USD SWP	113	32,047
SANDVIK AB SWP	58,536	108,994
SANOFI-AVENTIS-CVR-W/I	255,676	434,649
SBERBANK SWP BARC	(225,218)	2,625
SBERBANK SWP CS	(1,441,877)	(717,198)
SBERBANK SWP JPM	27,106	(5,692)
SBERBANK SWP JPM SHORT	(108,426)	8,043
SBERBANK UBS SWAP	(35,760)	(5,393)
SBERBANK-SPONSORED ADR SWP BARC	56,305	2,256
SBERBANK-SPONSORED ADR SWP CS	360,469	748,451
SBERBANK-SPONSORED ADR SWP UBS	8,940	6,616
SCANIA AB-B SHS SWP	67,017	101,699
SCXP EX SPAIN SWP BOA	(1,020)	(9,368)
SD Jan13 5 PUT	(426)	(1,704)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SEIKO EPSON CORP	(52,680)	(3,391)
SEK$ per USD @ 6.51	446,389	70
SEK$ per USD @ 6.56	184,898	284
SEM GROUP LITIGATION TRUST	1	—
SEMBCORP MARINE LTD SWP CS	(32,000)	(7,596)
SEMBCORP MARINE LTD SWP DB	(85,000)	17,083
SEMBCORP MARINE LTD SWP JPM	(38,000)	10,200
SEMCORP MARINE LTD SWP BAR	(45,000)	(2,933)
SET50 FUTURES MAR13 THB FUT SWP UBS (X1K)	(15,000)	(4,387)
SGX FTSE CHN A50 IDX MAR13 FUTS 8722.35 EC 27MAR13	49	17,787
SGX FTSE CHN A50 IDX MAR13 FUTS 9553.05 EC 27MAR13	(49)	(6,909)
SGX S&P CNX NIFTY JAN13	(159)	(9,304)
SHANGHAI ELECTRIC GRP CO CS HKD SWP	(462,000)	(4,717)
SHARP CORP JPY SWP CS	(6,000)	182
SHARP CORP JPY SWP DB	(19,000)	(5,583)
SHARP CORP JPY SWP UBS	(42,000)	(47,947)
SHIMAO PROPERTY HLDGS DB HKD SWP	(207,500)	(43,313)
SHIMAO PROPERTY HLDGS HKD SWP BOA	(19,500)	311
SIEMENS AG-REG - SWP	4,386	3,436
SINGAPORE DOLLAR Forward	(7,600,000)	13,345
SINO LAND CO HKD SWP DB	(213)	(383)
SINO LAND CO HKD SWP HSBC	(60)	(108)
SINOPEC 0.7 23FEB17 CVB BOA USD SWP	1,965,000	19,560
SINOPEC 0.7 23FEB17 CVB JPM USD SWP	5,764,000	35,051
SINOPEC 0.7 23FEB17 CVB ML USD SWP	1,062,000	(275)
SINOPEC 0.7 23FEB17 CVB MS USD SWP	772,000	7,338
SINOPEC 0.7 23FEB17 CVB RBS USD SWP	3,568,000	20,830
SINOPEC 0.7 23FEB17 CVB UBS USD SWP	770,000	(801)
SINOPEC 150 ASW 24APR14 SCB	1,000,000	1,355
SINOPEC 155 ASW 24APR14 SCB	400,000	578
SISAL TLA1 EUR SWP JPM	21,996	2,759
SISAL TLB1 EUR SWP JPM	108,035	13,553
SISAL TLC1 EUR SWP JPM	108,035	13,553
SISAL TLD1 EUR SWP JPM	31,932	4,006
SK HYNIX INC SWP USD JPM	(26,130)	(16,911)
SK HYNIX INC USD SWP CS	(18,690)	125,261
SK HYNIX SWP USD CITI	(1,980)	(902)
SK HYNIX SWP USD DB	(1,080)	(1,390)
SK HYNIX USD HSBC SWP	(1,560)	(908)
SK HYNIX USD SWP BOA	(17,120)	(25,885)
SKYWORTH DIGITAL HLDGS HKD SWP CITI	(8,000)	124
SKYWORTH DIGITAL HLDGS HKD SWP CS	(162,000)	4,224
SM INVESTMENT CORP SWP HSBC	5,500	677
SM INVESTMENTS CORP BARC USD SWP	(12,100)	(54,206)
SM INVESTMENTS CORP BOA USD SWP	(1,500)	(5,774)
SM INVESTMENTS CORP SWP DB	(11,035)	(30,280)
SM INVESTMENTS CORP SWP HSBC	(8,410)	(61)
SMC CORP MACQ JPY SWP	(900)	(6,221)
SOLVAY SA SWP	(2,651)	(61,008)
SOUTH AFRICAN RAND Forward	(3,270,000)	(6,203)
SOYBEAN FTR OPTN MAR13 1900 CALL	(4)	(100)
SOYBEAN FUTURES MAR13 XCBT	9	(4,163)
SOYBEAN FUTURES MAY13 XCBT	3	(850)
SPDR S&P OIL & GAS EXPLORATION & PRODUCTION CS	(2,362)	(1,205)
SPDR S&P REGIONAL BANKING ETF SWP CITI	(2,092)	21
SPDR S&P RETAIL ETF SWP CITI	(1,036)	(1,332)
SPDR S&P RETAIL ETF SWP CS	(21,785)	(12,878)
SPF 2014 JAN 7 CALL 01/18/2014	(131)	(21,943)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SPF DFT 500 09/20/2017 DFT CITI	250,000	(22,017)
SPF DFT 500 09/20/2017 MS	500,000	(44,033)
SPI 200 FUTURES MAR13	(7)	(6,626)
SPX 2013 JAN 1360 PUT 01/19/2013	(16)	(9,200)
SPX 2013 JAN 1415 PUT 01/19/2013	16	27,120
SPX Dec13 1000 PUT	(461)	(728,380)
SPX Dec13 1025 PUT	(29)	(52,345)
SPX Dec13 1050 PUT	(29)	(61,190)
SPX Dec13 1550 CALL	(32)	(112,640)
SPX Dec13 1575 CALL	(32)	(89,600)
SPX Dec13 1600 CALL	(63)	(136,710)
SPX Dec13 1625 CALL	(116)	(200,100)
SPX Dec13 1650 CALL	(122)	(159,820)
SPX Dec13 1675 CALL	(58)	(56,260)
SPX Dec13 975 PUT	(58)	(80,040)
SPX Jun13 1150 PUT	(99)	(120,780)
SPX Jun13 1175 PUT	(58)	(83,520)
SPX Jun13 1525 CALL	(63)	(117,810)
SPX Jun13 1550 CALL	(131)	(163,095)
SPX Jun13 1575 CALL	(145)	(116,000)
SPX Sep13 1025 PUT	(12)	(14,040)
SPX Sep13 1050 PUT	(386)	(521,100)
SPX Sep13 1075 PUT	(44)	(68,420)
SPX Sep13 1100 PUT	(29)	(51,765)
SPX Sep13 1525 CALL	(35)	(107,625)
SPX Sep13 1550 CALL	(94)	(203,980)
SPX Sep13 1575 CALL	(106)	(196,630)
SPX Sep13 1600 CALL	(145)	(194,300)
SPX Sep13 1625 CALL	(58)	(54,520)
SPY 2013 JAN 135 PUT 01/19/2013	(52)	(2,210)
SPY 2013 JAN 141 PUT 01/19/2013	295	42,333
SPY 2013 JAN 141.5 PUT 01/04/2013	62	4,712
STAN LN 1650 CALL 12/20/2013 BCLEAR	18	24,814
STANDARD CHARTERED - CS SWP	(7,684)	(12,401)
STANDARD CHARTERED HK SWP CSFB	(28,689)	35,155
STANDARD CHARTERED PLC USD SWAP CS	288,538	(172,129)
STANDARD PACIFIC DFT 500 20SEP2017 CITI	250,000	(22,017)
STATE BANK INDIA JAN13 USD STK FUT SWP BOA (X125)	(2,250)	(2,191)
STOXX 600 AUTOMOBILES & PARTS PR SWP BOA	(300)	(13,702)
STOXX 600 OIL & GAS (PRICE) INDEX SWP	(497)	462
STOXX 600 OPTIMISED FOOD & BEVERAGE SWP BOA	(730)	(39,312)
STOXX 600 TELECOMMUNICATIONS SWP BOA	(265)	3,411
STOXX INSURANCE 600 SWP BOA	(2,808)	(1,397)
STXE SML 200 SWP BOA	(253)	(1,091)
SUBSEA 7 SWP	(19,482)	(15,627)
SUZUKI #4 ASW L+25NOM 29MARCH13	80,000,000	9
SVG CAPITAL PLC SWP	264,147	96,632
SWEDBANK AB SWP	37,316	22,819
SWEDISH MATCH AB SWP	1,330	(1,333)
SWISS FRANC Forward	150,000	5,392
SWISS LIFE HOLDING AG-REG SWP	(3,332)	(55,939)
SWK DFT 170 12/20/2013 BARC	500,000	(6,592)
SWPC005H5 CDS USD R F 1% 20 Jun 2015	300,000	3,964
SWPC108F5 CDS USD R V 03MEVENT 1% 20 Sep 2013	400,000	(8,882)
SWPC207H1 CDS USD R F 1% 20 Jun 2015	200,000	1,989
SWPC225C0 CDS USD R V 03MEVENT 1% 20 Jun 2013	54,000	(409)
SWPC297H2 CDS USD R F 1% 20 Jun 2015	200,000	2,317
SWPC356K3 CDS USD R F 2.1% 20 Dec 2020	500,000	24,658

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SWPC386P6 CDS USD R F 1% 20 Dec 2016	100,000	2,799
SWPC475S2 CDS USD R F 1% 20 Jun 2017	300,000	25,708
SWPC513N7 CDS USD R F 1% 20 Sep 2016	500,000	5,745
SWPC517N3 CDS USD R F 1% 20 Sep 2016	100,000	1,223
SWPC536C4 CDS USD R V 03MEVENT 1% 20 Jun 2017	363,000	3,086
SWPC586B5 CDS USD R V 03MEVENT 1% 20 Mar 2018	1,000,000	(56,577)
SWPC644C3 CDS USD R V 03MEVENT 1% 20 Sep 2015	102,000	499
SWPC675K7 CDS USD R F 1% 20 Dec 2015	200,000	3,233
SWPC690C6 CDS USD R V 03MEVENT 1% 20 Jun 2018	725,000	3,352
SWPC745B3 CDS USD R V 03MLIBOR 0% 20 Mar 2018	500,000	(29,493)
SWPC758U5 CDS USD R V 03MEVENT 1% 20 Dec 2017	100,000	(424)
SWPC786C1 CDS USD R V 03MEVENT 1% 20 Mar 2018	254,000	(3,864)
SWPC805U8 CDS USD R V 03MEVENT 1% 20 Dec 2017	400,000	(2,117)
SWPC962J2 CDS USD R F 1% 20 Dec 2015	200,000	8,024
SWPC993J5 CDS USD R F 1% 20 Dec 2015	400,000	13,962
SWU000DB9 IRS MXN R F 5.5% 13 Sep 2017	8,100,000	7,549
SWU000GS9 IRS MXN R F 5.5% 13 Sep 2017	3,100,000	2,650
SWU000HO7 IRS MXN R F 5.5% 13 Sep 2017	2,500,000	2,365
SWU001EF7 IRS JPY R F 1% 21 Mar 2023	130,000,000	2,916
SWU0099R0 IRS MXN R F 6.59% 08 Dec 2015	2,900,000	12,320
SWU023AB4 TRS USD R F0% 27 Nov 2013	312,000	2,165
SWU023AC2 TRS USD R F 0% 27 Nov 2013	130,000	583
SWU023AD0 TRS USD P F 0% 27 Nov 2013	(80,000)	832
SWU023AE8 TRS USD P F .00000	(80,000)	879
SWU023AF5 TRS USD R F .00000	130,000	656
SWU023AG3 TRS USD R F .00000	570,000	2,562
SWU023AH1 TRS USD R F .00000	400,000	(10,730)
SWU023AK4 TRS USD R F .00000	(360,000)	4,243
SWU023BT4 TRS USD R F .00000	(200,000)	1,605
SWU023CL0 TRS USD R F .00000	110,000	3,983
SWU023LN6 TRS USD R F .00000	(110,000)	(4,318)
SWU035FN7 TRS USD P V 01MTBILL	(10,612,784)	—
SWU035FN7 TRS USD R E	15,059	152,834
SWU035GA4 TRS USD P V 03MTBILL	(30,120,808)	—
SWU035GA4 TRS USD R E	42,739	433,767
SWU035GH9 TRS USD P V 01MTBILL 1% 15 Feb 2013	(1,926,037)	—
SWU035GH9 TRS USD R E	6,859	(6,526)
SWU035GT3 TRS USD P V 03MTBILL 1% 15 Feb 2013	(2,232,653)	—
SWU035GT3 TRS USD R E	3,703	1,542
SWU036UV0 TRS USD R F 0% 12 Mar 2013	220,000	7,976
SWU036V23 TRS USD P V 03MTBILL 1% 15 Feb 2013	(6,868,854)	—
SWU036V23 TRS USD R E	9,746	96,891
SWU036VG2 TRS USD R F 0% 30 Sep 2014	210,000	3,834
SWU037FD5 TRS USD P V 01MTBILL 1% 15 Feb 2013	(7,790,167)	—
SWU037FD5 TRS USD R E	14,978	(81,098)
SWU0448R8 IRS MXN R F 6.75% 08 Jun 2016	36,000,000	107,219
SWU0626R2 IRS JPY R F 1.5% 21 Dec 2021	90,000,000	47,648
SWU0627R1 IRS JPY R F 1.5% 21 Dec 2021	50,000,000	26,469
SWU0694T5 IRS AUD R F 5% 15 Jun 2022	100,000	10,768
SWU083TY8 TRS USD P F 0% 04 Jun 2014	(180,000)	(8,709)
SWU086YT6 TRS USD R F 0% 04 Jun 2014	200,000	10,708
SWU09G938 TRS USD P V 03MTBILL 0.21% 15 Feb 2013	(14,896,330)	—
SWU09G938 TRS USD R E	21,137	214,521
SWU09H076 TRS USD R F 0% 20 Feb 2013	790,000	26,702
SWU09H639 TRS USD P V 03MTBILL 0.35% 15 Feb 2013	(9,766,625)	—
SWU09H639 TRS USD R E	26,897	(40,782)
SWU0A69G9 TRS USD R F 0% 20 Feb 2013	590,000	20,209
SWU0A9B21 TRS USD R F 0% 20 Feb 2013	520,000	17,930

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
SWU0ABT92 TRS USD P V 03MTBILL 1% 15 Feb 2013	(11,037,997)	—
SWU0ABT92 TRS USD R E	15,662	158,957
SWU0GABE6 TRS USD P F 0% 26 Apr 2013	(120,000)	(5,233)
SX7P W/O SPAIN SWP BOA	(839)	(5,978)
SXNP INDUSTRIALS EX SPAIN BSK SWP CS	(777)	(53,522)
SXNP W/O SPAIN SWP MS	(2,864)	(29,843)
SXPP 1 P400 2013 JAN 400 PUT 01/18/2013	(34)	(224)
SXPP 2013 JAN 440 CALL 01/18/2013	34	52,305
TAIWANESE DOLLAR FORWARD	(49,602,000)	(9,716)
TATA MOTORS BOA USD SWP	52,718	45,311
TATA MOTORS DB USD SWP	60,277	53,324
TATA MOTORS LTD JAN13 USD STK FUT SWP BOA (X1K)	(19,000)	(3,119)
TATA MOTORS LTD JAN13 USD STK FUT SWP CITI (X1K)	(82,000)	(24,441)
TATA MOTORS LTD USD JPM SWP	310	17
TATA MOTORS LTD USD MS SWP	29,184	27,136
TATA MOTORS MACQ USD SWP	52,462	43,853
TATA MOTORS NOM USD SWP	37,327	25,433
TATA MOTORS USD SWP CS	30,872	42,567
TATA MOTORS USD SWP UBS	20,217	29,034
TAYLOR WIMPEY PLC WTS 30APR2014	5,689	4,469
TAYLOR WIMPEY SWP	(5,689)	(2,370)
TDC DC SWP	(5,729)	(1,692)
TECH MAHINDRA LTD USD SWP CS	1,564	1,387
TECHNIP SA SWP	26,414	97,089
TECNICAS REUNIDAS SWP	23	17
TEF SM 2013 SEP 11 CALL 09/20/2013	488	26,421
TEF SM 2013 SEP 8.5 PUT 09/20/2013	(488)	(21,910)
TELECITY GROUP PLC SWAP	4,943	(4,572)
TELEFONICA SA SWAP	1,986	1,136
TEMASEK HLDGS (PRIVATE) DFT 100 20MAR14 BARC	1,200,000	(11,756)
TESCO PLC SWP	184,563	42,096
TEVA 2013 JAN 47.5 CALL 01/19/2013	84	168
TEVA 2014 JAN 45 CALL 01/18/2014	68	5,338
TGS NOPEC GEOPHYSICAL CO ASA SWP	(7,566)	(1,379)
THAILAND DOLLAR FORWARD	(24,581,200)	(1,377)
THALES SA SWAP	(6,610)	390
THYSSENKRUPP AG SWP	59,806	3,645
TLM 2013 JAN 15 CALL 01/19/2013	67	168
TNT EXPRESS NV - W/I SWP	29,374	17,218
TOKYO ELECTRIC POWER DFT 100 20SEP17 CITI	(7,000,000)	(10,739)
TOKYO ELECTRIC POWER DFT 100 20SEP17 CS	(7,000,000)	(10,739)
TOPIX INDX FUTR MAR13	(3)	(20,422)
TPK HOLDINGS USD SWP BOA	(22,000)	(10,900)
TPK HOLDINGS USD SWP HSBC	(1,000)	661
TRADE ME LTD NOM AUD SWP	143,847	11,283
TRUVO TALON WRT TALON EQUITY CO	33	—
TRW AUTOMOTIVE HOLDINGS CORP SWP CS	(2,777)	(13,594)
TSCO LN 2013 JAN 3.40 CALL 01/18/2013	182	16,261
TSN DFT 100 12/20/2013 BARC	500,000	(2,929)
TUI AG 5.5% SWP CS	21,817	885,298
TUI AG DFT 500 20DEC14 BOA	250,000	(22,146)
TUI AG DFT 500 20DEC14 ML	100,000	(8,859)
TUI AG SWP CS	(60,780)	(67,376)
TUI DFT 500 20MAR2015 BARC	200,000	(18,590)
TUI1 GR 2013 JUN 3.2 PUT 06/21/2013	200	264
TWD RTP FIX K=1.72% 16FEB2015 UBS	45,000,000	3,874
TWD RTR FIX K=2.47% 16FEB2015 UBS	(45,000,000)	(548)
TWN ELECTRONICS SEC JAN13 FUT SWP CS (X4K)	(12,000)	(361)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
TWN ELECTRONICS SEC JAN13 FUT SWP JPM (X4K)	(4,000)	(17)
TWSE 8000.6345 CALL 02JAN13 MS	(2,000)	—
TWSE 7698.7238 CALL 02JAN13	2,000	1,927
TXT DFT 100 06/20/2013 JPM	500,000	(1,397)
UAUA 6 29 CBS CITI	451,000	(15,527)
UBI BANCA 5.75 13 SWP JPM	155,898	7,489
UBS AG-REG	112,501	13,879
UBSN VX 2013 MAR 12 PUT 03/15/2013 B CLEAR	(832)	(14,100)
UBSN VX 2013 MAR 13.5 PUT 03/15/2013 B CLEAR	(832)	(39,571)
UBSN VX 2013 MAR 14.5 PUT 03/15/2013 B CLEAR	832	75,504
UCG IM 2013 JUN 4.6 CALL 06/21/2013	65	5,751
UCG IM 2013 JUN 5 CALL 06/21/2013	(65)	(1,953)
UMC USD SWAP BOA	(196,000)	(565)
UMC/UNIMICRON ASW L+330 02DEC14 NOM	300,000	25,080
UNICREDIT SPA SWAP	10,045	2,859
UNIMICRON TECHNOLOGY USD SWP BOA	(37,200)	5,609
UNIMICRON TECHNOLOGY USD SWP CS	(16,000)	2,296
UNIMICRON TECHNOLOGY USD SWP UBS	(83,200)	57,932
UNITECH LTD JAN13 USD STK FUT SWP (X10K)	140,000	2,081
UNITECH LTD USD SWP UBS	111,156	11,798
UNITED CONTINENTAL HOLDINGS SWP CITI	(49,924)	14,977
UNITED GROUP LTD AUD SWP MACQ	(15,439)	(6,231)
UNITED MICROELECTRONICS 100 DFT 20JUN14 DB	300,000	4,333
UNITED MICROELECTRONICS 200 DFT 24JUN14 SCB	440,000	—
UNITED MICROELECTRONICS CORP NOM USD SWP	(50,000)	198
UNITED MICROELECTRONICS CORP SWP USD RBS	(35,000)	117
UNITED MICROELECTRONICS SWP USD ML	(757,000)	42,070
US 5YR NOTE (CBT) MAR13	(36)	4,705
US DOLLAR FORWARD	106,316,888	—
US LONG BOND (CBT) MAR13	(5)	11,509
USD CALL / CNY PUT 7.00 08JAN14 NOM	2,000,000	1,578
USD CALL / CNY PUT 8.00 08JAN14 NOM	(2,000,000)	(175)
USD CALL / JPY PUT 125 05APR21 ML	1,400,000	36,898
USD CALL / JPY PUT K 100 19FEB14 MS	100,000	9,506
USD CALL / JPY PUT K= 125 12MAR21 JPM	1,000,000	26,471
USD CALL / JPY PUT K= 125 12MAR21 UBS	1,000,000	27,135
USD CALL / JPY PUT K=120 19OCT20 NOM	1,500,000	45,756
USD CALL / JPY PUT K=120.00 02JUL20 NOM	4,000,000	118,573
USD CALL / JPY PUT K=120.00 02JUN20 UBS	4,000,000	119,759
USD CALL / JPY PUT K=120.00 04JUN20 ML	2,000,000	57,379
USD CALL / JPY PUT K=120.00 04JUN20 UBS	2,000,000	59,890
USD CALL / JPY PUT K=120.00 16OCT20 NOM	1,500,000	45,693
USD CALL / JPY PUT K=122.00 11JUN20 JPM	4,000,000	111,141
USD CALL / JPY PUT K=122.00 29JUN20 ML	4,000,000	108,176
USD CALL / JPY PUT K=125 01APR21 CS	2,000,000	51,820
USD CALL / JPY PUT K=125 01APR21 JPM	1,000,000	26,572
USD CALL / JPY PUT K=125 01APR21 UBS	1,000,000	27,247
USD CALL / JPY PUT K=125 11MAR21 BZW	1,000,000	26,195
USD CALL / JPY PUT K=125 15MAR21 UBS	1,000,000	27,147
USD CALL / JPY PUT K=125 24MAR22 UBS	4,000,000	117,615
USD CALL / JPY PUT K=135 18FEB22 ML	1,000,000	20,423
USD CALL /JPY PUT 2013 MAR K=120 NOM	2,327,000	1
USD per GBP$ @ 1.62	(610)	1
UTILITIES SELECT SECTOR SPDR SWP CS	(104,462)	106,738
VALEBZ DFT 100 03/20/2015 DB	500,000	1,093
VALEO SA SWP	2,837	2,285
VALIDUS HOLDINGS LTD	64,500	1,101,661
VEDANTA RESOURCES DFT 500 20SEP2014 BOA	2,100,000	(22,991)

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
VEDANTA RESOURCES PLC SWP JPM USD	(15,566)	(10,465)
VIETNAM DFT 100 20DEC17 BOA	160,000	6,607
VIETNAM DFT 100 20DEC17 JPM	160,000	6,607
VIETNAM DFT 20DEC17 100 BOA	160,000	6,607
VINCOM JSC 5 04/03/2017 CS USD SWP	1,100,000	104,000
VINCOM JSC MS USD SWP	(21,490)	(2,705)
VINCOM JSC USD CS SWP	(123,606)	(56,850)
VIRGIN MEDIA INC SWP MS	(1,948)	(24,278)
VISCOFAN SA SWP	228	1,940
VIV FP 2013 MAR 13.55 PUT 03/15/2013	(768)	(9,401)
VIV FP 2013 MAR 16 CALL 03/15/2013	768	159,297
VIV FP 2013 MAR 17.42 CALL 03/15/2013	(768)	(75,731)
VOD LN 1/18/2013 C160 BCLEAR	91	924
WAG 2013 JAN 36 PUT 01/19/2013	21	704
WASTE MANAGEMENT SWP BOA	(13,508)	(4,576)
WASTE MANAGEMENT SWP CS	(9,606)	(10,323)
WASTE MANAGEMENT SWP JPM	(25,311)	(25,389)
WEMBLEY PLC DB SWAP	20,188	604
WES AU DFT 100 20MAR17 DB	150,000	(2,861)
WES AU DFT 100 20MAR17 JPM	150,000	(2,861)
WESFARMERS 37.73 CALL 27SEP13 NOM	5,560	6,419
WESFARMERS 40.90625 CALL 24DEC14 NOM	7,600	9,155
WESFARMERS K=38 CALL 18JAN13 CITI	16,404	2,143
WESFARMERS LIMITED AUD SWP JPM	(107,222)	(767,599)
WESFARMERS LIMITED AUD SWP NOM	(2,736)	(14,424)
WESFARMERS LTD CITI AUD SWP	(2,133)	(89)
WESFARMERS LTD-PPS AUD SWP JPM	146,911	1,146,084
WHARF HOLDINGS BOA HKD SWP	(2,000)	124
WHARF HOLDINGS LTD HKD SWP MS	(13,000)	(14,477)
WHEAT FUTURES DEC13 XCBT	(34)	425
WHEAT FUTURES DEC13 XKBT	1	225
WHEAT FUTURES JUL13 XCBT	3	(188)
WHEAT FUTURES JUL13 XKBT	(1)	(200)
WHEAT FUTURES MAR13 XCBT	(6)	225
WHEAT FUTURES MAY13 XCBT	(7)	263
WIN.N 2013 JAN 11 PUT 01/19/2013	16	4,360
WINTEK CORP NOM USD SWP	(4,000)	(20)
WINTEK CORP USD SWP BARCLAYS	(14,000)	3,190
WINTEK CORP USD SWP RBS	(1,000)	312
WINTEK CORP USD SWP STAN CHART	(8,000)	(181)
WIPRO LTD USD SWP BOA	11,181	4,890
WIPRO LTD USD SWP CS	6,273	2,122
WM MORRISON SUPERMARKETS SWP	(70,180)	(1,837)
WM US 2013 JAN 34 CALL 01/19/2013	228	7,980
WM US 2013 JUL 35 CALL 07/20/2013	469	45,728
WMB 2013 JAN 32 CALL 01/19/2013	70	8,155
WMB DFT 100 12/20/2017 BOA	238,000	5,658
WMB DFT 100 12/20/2019 BOA	119,000	5,114
WMB DFT 100 20DEC2017 BOA	119,000	2,829
WMB DFT 100 20DEC2017 DB	119,000	2,829
WMB DFT 100 20DEC2017 MS	238,000	5,658
WMB DFT 100 20DEC2017 MS 2	238,000	5,658
WMB Jan13 33 CALL	(368)	(22,632)
WMB Jan13 35 CALL	(85)	(1,190)
WMI DFT 105 03/20/2014 MS	500,000	(5,019)
WPP LN DFT 100 20MAR2018 DB	279,000	(1,290)
WTI CRUDE FUTURE FEB13	5	22,000
WTI LIGHT SWEET CRUDE OIL FTRS DEC13 XICEU	7	5,320

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
XLI 2013 JAN 38 PUT 01/19/2013	52	3,250
XSTRATA PLC SWP	369,904	223,935
YAHOO SWP BARC	34,304	130,856
YAHOO SWP MS	36,284	141,152
YAMADA DENKI CO LTD	(17,466)	21,605
YANCOAL AUSTRALIA LTD AUD SWP CS	(1,361)	822
YASKAWA ELEC 60 ASW 16MAR17 NOM	30,000,000	47,723
YASKAWA ELEC ASW 16MAR17 BOA	20,000,000	32,507
YHOO 2013 JAN 20 CALL 01/19/2013	(207)	(8,177)
YHOO 2013 JAN 20 PUT 01/19/2013	207	10,868
YHOO 2013 JAN 25 PUT 01/19/2013	16	8,240
ZARDOYA OTIS SA - SWP	306	704
ZIGGO NV SWP	28,055	9,705
ZTE CORP-H	(377,650)	(55,161)
ZURICH FINANCIAL SERVICES AG SWP	9,345	74,344

Total Derivatives	6,082,557,564	$3,837,134

Preferred Stock
ADLAC 5.5% SERIES D ESC	3,100	$—
ADLAC 7.5% 05 F ESCROW	182,700	0
ADLAC 7.5% 11/04 ESCROW	9,200	—
BEAZER HOMES USA 7.5% PFD	6,714	191,525
GENERAL MOTORS 4.75 PFD SER B	(18,235)	(805,796)
GOODYEAR TIRE & RUBBER	(12,971)	(609,961)
ISTAR FINANCIAL INC 7.500% PERP SR:I	520	11,310
ISTAR FINANCIAL INC 7.650% PERP SR:G	700	15,022
ISTAR FINANCIAL INC 7.800% PERP SR:F	2,280	49,704
ISTAR FINANCIAL INC 7.875% PERP SR:E	80	1,770
ISTAR FINANCIAL INC 8.000% PERP SR:D	60	1,340
METLIFE INC 5% PFD	32,640	1,449,118
MMR 5.75% CONV. PREF	459	499,163
MMR 5.75% CONV. PREF (144A)	2,527	2,748,113
MOTORS LIQUIDATION CO	8,375	—
MOTORS LIQUIDATION CO ESCROW	17,985	—
NIELSEN HOLDINGS BV 6.25% PFD	27,825	1,562,299
PREFERENCE	209,276	3,313,676
PREFERRED STOCK 01/18 VAR	900	21,213
UNITED TECHNOLOGIES CORP 7.5% 8/1/15 PFD	(7,882)	(440,525)
WINTRUST FINANCIAL CORP 7.5% PFD	29,864	1,623,303

Total Preferred Stock	496,117	$9,631,274

Real Estate Investments
ACADIA REALTY TRUST	60,630	$1,520,600
ALEXANDRIA REAL ESTATE EQUIT	18,340	1,271,329
AMERICAN ASSETS TRUST INC	36,900	1,030,617
AMERICAN CAMPUS COMMUNITIES	52,370	2,415,828
APARTMENT INVT + MGMT CO A	42,600	1,152,756
AVALONBAY COMMUNITIES INC	31,580	4,281,932
BOSTON PROPERTIES INC	64,240	6,797,234
BRE PROPERTIES INC	42,280	2,149,092
CAMDEN PROPERTY TRUST	25,240	1,721,620
COMMONWEALTH REIT	39,740	629,482
CORESITE REALTY CORP	38,070	1,053,016
DDR CORP	196,390	3,075,467
DIAMONDROCK HOSPITALITY CO	101,480	913,320
DIGITAL REALTY TRUST INC	66,570	4,519,437

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Current Value
DUKE REALTY CORP	196,440	2,724,623
EDUCATION REALTY TRUST INC	77,900	828,856
EQUITY LIFESTYLE PROPERTIES	23,630	1,590,063
EQUITY ONE INC	29,970	629,670
EQUITY RESIDENTIAL	148,390	8,409,261
ESSEX PROPERTY TRUST INC	26,720	3,918,488
EXCEL TRUST INC	66,870	847,243
EXTRA SPACE STORAGE INC	17,740	645,559
FIRST INDUSTRIAL REALTY TR	92,770	1,306,202
GENERAL GROWTH PROPERTIES	210,000	4,168,500
GLIMCHER REALTY TRUST	85,320	946,199
HCP INC	153,590	6,939,196
HEALTH CARE REIT INC	123,200	7,550,928
HIGHWOODS PROPERTIES INC	40,880	1,367,436
HOST HOTELS + RESORTS INC	246,700	3,865,789
ISTAR FINANCIAL INC	33,816	275,600
KIMCO REALTY CORP	268,640	5,190,125
LASALLE HOTEL PROPERTIES	121,400	3,082,346
LIBERTY PROPERTY TRUST	63,040	2,254,941
MACERICH CO/THE	112,210	6,541,843
MACK CALI REALTY CORP	65,110	1,700,022
MISSION WEST PROPERTIES	5,800	52,838
NATIONAL RETAIL PROPERTIES	120,430	3,757,416
OMEGA HEALTHCARE INVESTORS	69,660	1,661,391
PARKWAY PROPERTIES INC	29,430	411,726
PEBBLEBROOK HOTEL TRUST	41,660	962,346
PIEDMONT OFFICE REALTY TRU A	151,710	2,738,366
PLUM CREEK TIMBER CO	(24,570)	(1,090,171)
POST PROPERTIES INC	16,400	819,180
POTLATCH CORP	19,500	764,205
PROLOGIS INC	239,800	8,750,302
PS BUSINESS PARKS INC/CA	11,540	749,869
PUBLIC STORAGE	56,570	8,200,387
RLJ LODGING TRUST	58,720	1,137,406
SIMON PROPERTY GROUP INC	76,240	12,052,782
SL GREEN REALTY CORP	53,180	4,076,247
SOVRAN SELF STORAGE INC	10,700	664,470
SPIRIT REALTY CAPITAL INC	47,060	836,727
STAG INDUSTRIAL INC	43,200	776,304
SUNSTONE HOTEL INVESTORS INC	35,020	375,064
TANGER FACTORY OUTLET CENTER	117,350	4,013,370
TAUBMAN CENTERS INC	13,480	1,061,146
TWO HARBORS INVESTMENT CORP	71,400	791,112
UDR INC	223,740	5,320,527
VENTAS INC	126,650	8,196,788
VORNADO REALTY TRUST	55,090	4,411,607
WINTHROP REALTY TRUST	25,600	282,880

Total Real Estate Investments	4,716,126	$169,088,905

Total Investments, at Fair Value	9,748,093,297	$5,205,443,232

* Notes Receivable from Participants		$29,839,756

Total Assets Held at End of Year		$5,235,282,988

*	Denotes party-in-interest

The Goldman Sachs 401(k) Plan

Schedule H, Line 4i — Schedule of Assets (Acquired and

Disposed of Within the Plan Year)

December 31, 2012

Identity of issue, borrower, lessor, or similar party including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Shares/ Par Value	Costs of Acquisitions	Proceeds of Dispositions
Partner/Joint Venture Interests
BLACKSTONE GROUP LP	76,132	$1,042,146	$1,181,031
CARLYLE GROUP	12,079	263,674	266,420
CEDAR FAIR LP	18,258	447,267	453,327
CHESAPEAKE MIDSTREAM PARTNER	862	24,351	24,782
EQT MIDSTREAM PARTNERS LP	2,204	50,780	52,841
EV ENERGY PARTNER LP	1,658	104,199	98,404
JPMORGAN ALERIAN MLP INDEX ETN	15,923	632,311	632,639
LAZARD LRD-CL A	25,088	717,395	735,602
OAKTREE CAPITAL GROUP LLC	7,061	275,651	277,889
PETROLOGISTICS LP	1,102	18,136	18,124

The Goldman Sachs 401(k) Plan

Schedule H, Line 4j — Schedule of Reportable Transactions

December 31, 2012

Identity of party involved	Description of asset	Number of transactions	Purchase cost	Selling price	Cost of asset	Current value of asset on transaction date	Net gain or (loss)
SERIES:
Corporate Debt Instrument - All Other
PIMCO	SWU035GA4 TRS USD R E	5	$155,646,796	$—	$—	$279,338,509	$—
PIMCO	SWU035GA4 TRS USD R E	4	—	123,691,713	125,525,987	279,338,509	(1,834,274)
PIMCO	SWU035GA4 TRS USD P V 03MTBILL, Interest Rate: 1%, Maturity Date: 2/15/2013	4	125,525,987	—	—	281,172,783	—
PIMCO	SWU035GA4 TRS USD P V 03MTBILL, Interest Rate: 1%, Maturity Date: 2/15/2013	5	—	155,646,796	155,646,796	281,172,783	—

The above information was derived from data certified accurate and complete by State Street Bank& Trust Company, Trustee

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2012

	(b)	(c)	Amount received during reporting year		(f)	(g) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral,	Amount overdue
	Identity and address of obligor	Original amount	(d)	(e)	Unpaid balance at year end	any renegotiation of the loan and the terms of the	(h)	(i)
(a)		of loan (par value)	Principal	Interest		renegotiation and other material matters	Principal	Interest	Steps taken or will be taken to collect overdue amounts
	Ahern Rentals Inc, 4241 South Arville Street, Las Vegas, NV 89103, United States	484,000	—	—	484,000	Issue Date: 1/24/2006, Maturity Date: 8/15/2013,Collateral Type:SECURED,Interest Rate:9.25	—	85,187	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Edison Mission Energy, 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612-1046, United States	167,000	—	—	167,000	Issue Date: 11/20/2007, Maturity Date: 5/15/2017,Collateral Type:SR UNSECURED,Interest Rate:7	—	1,494	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Edison Mission Energy, 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612-1046, United States	95,000	—	—	95,000	Issue Date: 11/20/2007, Maturity Date: 5/15/2019,Collateral Type:SR UNSECURED,Interest Rate:7.2	—	874	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Edison Mission Energy, 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612-1046, United States	48,000	—	—	48,000	Issue Date: 11/9/2006, Maturity Date: 6/15/2013,Collateral Type:SR UNSECURED,Interest Rate:7.5	—	140	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Edison Mission Energy, 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612-1046, United States	736,000	—	—	736,000	Issue Date: 11/20/2007, Maturity Date: 5/15/2027,Collateral Type:SR UNSECURED,Interest Rate:7.625	—	7,171	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Edison Mission Energy, 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612-1046, United States	48,000	—	—	48,000	Issue Date: 11/9/2006, Maturity Date: 6/15/2016,Collateral Type:SR UNSECURED,Interest Rate:7.75	—	145	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Eastman Kodak Co, 343 State Street, Rochester, NY 14650-0218, United States	24,000	—	—	24,000	Issue Date: 3/5/2010, Maturity Date: 3/1/2018,Collateral Type:SECURED,Interest Rate:9.75	—	2,256	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Evergreen Solar Inc, 138 Bartlett Street, Marlboro, MA 01752, United States	16,947	—	—	16,947	Issue Date: 4/26/2010, Maturity Date: 4/15/2015,Collateral Type:SR SECURED,Interest Rate:13	—	3,084	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Evergreen Solar Inc, 138 Bartlett Street, Marlboro, MA 01752, United States	20,000	—	—	20,000	Issue Date: 7/2/2008, Maturity Date: 7/15/2013,Collateral Type:SR UNSECURED,Interest Rate:4	—	1,189	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Nortel Networks Corp, 5945 Airport Road, Suite 360, Mississauga, ON L4V 1R9, Canada	265,000	—	—	265,000	Issue Date: 1/25/2008, Maturity Date: 7/15/2011,Collateral Type:COMPANY GUARNT,Interest Rate:0	265,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	PMI Group Inc/The, 3003 Oak Road, Walnut Creek, CA 94597, United States	262,000	—	—	262,000	Issue Date: 4/30/2010, Maturity Date: 4/15/2020,Collateral Type:SR UNSECURED,Interest Rate:4.5	—	13,231	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	PMI Group Inc/The, 3003 Oak Road, Walnut Creek, CA 94597, United States	416,000	—	—	416,000	Issue Date: 9/18/2006, Maturity Date: 9/15/2016,Collateral Type:SR UNSECURED,Interest Rate:6	—	28,011	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	THQ Inc, 29903 Agoura Road, Agoura Hills, CA 91301, United States	196,000	—	—	196,000	Issue Date: 8/4/2009, Maturity Date: 8/15/2014,Collateral Type:SR UNSECURED,Interest Rate:5	—	327	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	239,000	—	—	239,000	Issue Date: 12/21/2006, Maturity Date: 12/23/2008,Collateral Type:SR UNSECURED,Interest Rate:0	239,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	252,000	—	—	252,000	Issue Date: 8/21/2006, Maturity Date: 8/21/2009,Collateral Type:SR UNSECURED,Interest Rate:0	252,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	67,000	—	—	67,000	Issue Date: 4/3/2006, Maturity Date: 4/3/2009,Collateral Type:SR UNSECURED,Interest Rate:0	67,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	3,050,000	—	—	3,050,000	Issue Date: 3/23/2007, Maturity Date: 3/23/2009,Collateral Type:SR UNSECURED,Interest Rate:0	3,050,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	441,000	—	—	441,000	Issue Date: 12/21/2005, Maturity Date: 12/23/2010,Collateral Type:SR UNSECURED,Interest Rate:0	441,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	9,000	—	—	9,000	Issue Date: 12/5/2007, Maturity Date: 12/5/2022,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	363,000	—	—	363,000	Issue Date: 1/12/2007, Maturity Date: 1/12/2012,Collateral Type:SR UNSECURED,Interest Rate:0	363,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	11,000	—	—	11,000	Issue Date: 5/19/2008, Maturity Date: 5/19/2023,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	81,000	—	—	81,000	Issue Date: 6/22/2007, Maturity Date: 6/22/2022,Collateral Type:SR UNSECURED,Interest Rate:11	—	38,808	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	962,000	—	—	962,000	Issue Date: 10/25/2004, Maturity Date: 11/10/2009,Collateral Type:SR UNSECURED,Interest Rate:3.95	962,000	165,507	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	219,000	—	—	219,000	Issue Date: 7/13/2005, Maturity Date: 7/26/2010,Collateral Type:SR UNSECURED,Interest Rate:4.5	219,000	42,924	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	603,000	—	—	603,000	Issue Date: 2/25/2004, Maturity Date: 3/13/2014,Collateral Type:SR UNSECURED,Interest Rate:4.8	—	126,067	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	416,000	—	—	416,000	Issue Date: 1/12/2007, Maturity Date: 2/6/2012,Collateral Type:SR UNSECURED,Interest Rate:5.25	416,000	95,125	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	10,000	—	—	10,000	Issue Date: 9/20/2005, Maturity Date: 9/20/2030,Collateral Type:SR UNSECURED,Interest Rate:5.45	—	2,374	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	698,000	—	—	698,000	Issue Date: 3/29/2006, Maturity Date: 4/4/2016,Collateral Type:SR UNSECURED,Interest Rate:5.5	—	167,210	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	18,000	—	—	18,000	Issue Date: 3/4/2003, Maturity Date: 2/27/2020,Collateral Type:SR UNSECURED,Interest Rate:5.5	—	4,312	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	12,000	—	—	12,000	Issue Date: 9/27/2005, Maturity Date: 9/27/2030,Collateral Type:SR UNSECURED,Interest Rate:5.55	—	2,901	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	15,000	—	—	15,000	Issue Date: 2/25/2005, Maturity Date: 2/25/2030,Collateral Type:SR UNSECURED,Interest Rate:5.6	—	3,659	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	17,000	—	—	17,000	Issue Date: 3/15/2005, Maturity Date: 3/15/2030,Collateral Type:SR UNSECURED,Interest Rate:5.625	—	4,165	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	9,000	—	—	9,000	Issue Date: 8/16/2005, Maturity Date: 8/16/2030,Collateral Type:SR UNSECURED,Interest Rate:5.65	—	2,215	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	20,000	—	—	20,000	Issue Date: 11/23/2004, Maturity Date: 11/23/2029,Collateral Type:SR UNSECURED,Interest Rate:5.65	—	4,922	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	25,000	—	—	25,000	Issue Date: 12/14/2004, Maturity Date: 12/14/2029,Collateral Type:SR UNSECURED,Interest Rate:5.7	—	6,207	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	258,000	—	—	258,000	Issue Date: 5/16/2006, Maturity Date: 5/17/2013,Collateral Type:SR UNSECURED,Interest Rate:5.75	—	64,615	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	17,000	—	—	17,000	Issue Date: 10/25/2005, Maturity Date: 10/25/2030,Collateral Type:SR UNSECURED,Interest Rate:5.8	—	4,295	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
	Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	9,000	—	—	9,000	Issue Date: 2/7/2006, Maturity Date: 2/7/2031,Collateral Type:SR UNSECURED,Interest Rate:5.9	—	2,313	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2012

Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	462,000	—	—	462,000	Issue Date: 4/4/1991, Maturity Date: 4/1/2011,Collateral Type:SR UNSECURED,Interest Rate:6	462,000	120,736	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	2,698,000	—	—	2,698,000	Issue Date: 7/19/2007, Maturity Date: 7/19/2012,Collateral Type:SR UNSECURED,Interest Rate:6	2,698,000	705,077	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	45,000	—	—	45,000	Issue Date: 5/30/2003, Maturity Date: 5/30/2023,Collateral Type:SR UNSECURED,Interest Rate:6	—	11,760	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	24,000	—	—	24,000	Issue Date: 7/30/2004, Maturity Date: 7/30/2034,Collateral Type:SR UNSECURED,Interest Rate:6	—	6,272	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	3,297,000	—	—	3,297,000	Issue Date: 9/26/2007, Maturity Date: 9/26/2014,Collateral Type:SR UNSECURED,Interest Rate:6.2	—	890,337	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	34,000	—	—	34,000	Issue Date: 5/25/2004, Maturity Date: 5/25/2029,Collateral Type:SR UNSECURED,Interest Rate:6.2	—	9,182	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	21,000	—	—	21,000	Issue Date: 2/13/2007, Maturity Date: 2/13/2037,Collateral Type:SR UNSECURED,Interest Rate:6.5	—	5,945	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	4,992,000	—	—	4,992,000	Issue Date: 1/10/2002, Maturity Date: 1/18/2012,Collateral Type:SR UNSECURED,Interest Rate:6.625	4,992,000	1,440,469	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	12,000	—	—	12,000	Issue Date: 9/5/2007, Maturity Date: 9/7/2032,Collateral Type:SR UNSECURED,Interest Rate:6.8	—	3,554	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,265,000	—	—	1,265,000	Issue Date: 4/24/2008, Maturity Date: 5/2/2018,Collateral Type:SR UNSECURED,Interest Rate:6.875	—	378,797	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	27,000	—	—	27,000	Issue Date: 9/28/2007, Maturity Date: 9/28/2037,Collateral Type:SR UNSECURED,Interest Rate:7	—	8,232	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	12,000	—	—	12,000	Issue Date: 11/14/2007, Maturity Date: 11/16/2037,Collateral Type:SR UNSECURED,Interest Rate:7	—	3,659	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	7,500,000	—	—	7,500,000	Issue Date: 11/1/1999, Maturity Date: 11/1/2009,Collateral Type:SR UNSECURED,Interest Rate:7.875	7,500,000	2,572,500	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	14,000	—	—	14,000	Issue Date: 1/3/2008, Maturity Date: 1/3/2023,Collateral Type:SR UNSECURED,Interest Rate:9.25	—	5,640	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	229,000	—	—	229,000	Issue Date: 12/28/2007, Maturity Date: 12/28/2022,Collateral Type:SR UNSECURED,Interest Rate:9.5	—	94,755	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,723,000	—	—	1,723,000	Issue Date: 5/25/2007, Maturity Date: 5/25/2010,Collateral Type:SR UNSECURED,Interest Rate:0	1,723,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	50,000	—	—	50,000	Issue Date: 3/5/2007, Maturity Date: 3/5/2010,Collateral Type:SR UNSECURED,Interest Rate:0	50,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	386,000	—	—	386,000	Issue Date: 4/5/2004, Maturity Date: 4/5/2011,Collateral Type:SR UNSECURED,Interest Rate:0	386,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	388,000	—	—	388,000	Issue Date: 5/4/2006, Maturity Date: 5/4/2011,Collateral Type:SR UNSECURED,Interest Rate:0	388,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	150,000	—	—	150,000	Issue Date: 5/19/2006, Maturity Date: 5/19/2016,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	560,000	—	—	560,000	Issue Date: 7/20/2005, Maturity Date: 7/20/2012,Collateral Type:SR UNSECURED,Interest Rate:0	560,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	2,450,000	—	—	2,450,000	Issue Date: 9/28/2007, Maturity Date: 1/14/2009,Collateral Type:SR UNSECURED,Interest Rate:0	2,450,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	43,000	—	—	43,000	Issue Date: 10/25/2006, Maturity Date: 10/25/2011,Collateral Type:SR UNSECURED,Interest Rate:0	43,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	374,000	—	—	374,000	Issue Date: 11/9/2004, Maturity Date: 11/9/2009,Collateral Type:SR UNSECURED,Interest Rate:0	374,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	2,546,000	—	—	2,546,000	Issue Date: 3/9/2005, Maturity Date: 3/9/2015,Collateral Type:SR UNSECURED,Interest Rate:4	—	443,570	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	922,000	—	—	922,000	Issue Date: 5/4/2006, Maturity Date: 5/4/2011,Collateral Type:SR UNSECURED,Interest Rate:4	922,000	160,633	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	922,000	—	—	922,000	Issue Date: 5/4/2006, Maturity Date: 5/4/2011,Collateral Type:SR UNSECURED,Interest Rate:4	922,000	160,633	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	328,000	—	—	328,000	Issue Date: 7/18/2006, Maturity Date: 7/18/2011,Collateral Type:SR UNSECURED,Interest Rate:5.75	328,000	82,146	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	306,000	—	—	306,000	Issue Date: 5/26/2006, Maturity Date: 4/25/2011,Collateral Type:SR UNSECURED,Interest Rate:5.75	306,000	76,636	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	220,000	—	—	220,000	Issue Date: 8/15/2000, Maturity Date: 8/15/2010,Collateral Type:SR UNSECURED,Interest Rate:7.875	220,000	75,460	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	649,000	—	—	649,000	Issue Date: 3/17/2006, Maturity Date: 3/17/2011,Collateral Type:SR UNSECURED,Interest Rate:0	649,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	649,000	—	—	649,000	Issue Date: 3/17/2006, Maturity Date: 3/17/2011,Collateral Type:SR UNSECURED,Interest Rate:0	649,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,350,000	—	—	1,350,000	Issue Date: 5/10/2007, Maturity Date: 5/10/2012,Collateral Type:SR UNSECURED,Interest Rate:0	1,350,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	1,350,000	—	—	1,350,000	Issue Date: 5/10/2007, Maturity Date: 5/10/2012,Collateral Type:SR UNSECURED,Interest Rate:0	1,350,000	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	326,000	—	—	326,000	Issue Date: 6/12/2006, Maturity Date: 6/12/2013,Collateral Type:SR UNSECURED,Interest Rate:0	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	509,000	—	—	509,000	Issue Date: 1/16/2004, Maturity Date: 1/16/2014,Collateral Type:SR UNSECURED,Interest Rate:4.75	—	105,306	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	400,000	—	—	400,000	Issue Date: 6/27/2007, Maturity Date: 6/27/2014,Collateral Type:SR UNSECURED,Interest Rate:5.125	—	89,289	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	400,000	—	—	400,000	Issue Date: 6/27/2007, Maturity Date: 6/27/2014,Collateral Type:SR UNSECURED,Interest Rate:5.125	—	89,289	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

The Goldman Sachs 401(k) Plan

Schedule G, Part 1 - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

December 31, 2012

Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	200,000	—	—	200,000	Issue Date: 10/17/2007, Maturity Date: 10/17/2012,Collateral Type:SR UNSECURED,Interest Rate:5.375	200,000	46,822	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
Lehman Brothers Holdings Inc, 745 Seventh Avenue, New York, NY 10019	116,000	—	—	116,000	Issue Date: 5/10/2001, Maturity Date: 5/10/2011,Collateral Type:SR UNSECURED,Interest Rate:6.375	116,000	32,209	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
MKP Vela CBO Ltd	440,006	—	—	440,006	Issue Date: 11/16/2006, Maturity Date: 12/10/2046,Collateral Type:CF-CDO,Interest Rate:0.7306	—	13,868	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
AERO INVENTORY PLC, 30 Lancaster Rd, New Barnet, Hertfordshire EN4 8AP	2,296,809	—	—	2,296,809	Issue Date: 2/15/08, Maturity Date: 2/15/13, Collateral Type: SR SECURED, Int Rate: L+3.0%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security
SAAD INVESTMENTS COMPANY LIMITED, PO Box 309GT, Ugland House, South Church St, Georgetown, Grand Cayman, Cayman Islands	25,324	—	—	25,324	Issue Date: 8/24/07, Maturity Date: 8/24/12, Collateral Type: SR SECURED, Int Rate: L+1.10%	—	—	We will continue to monitor all available information that comes to our attention regarding possible payment and collection of amounts due on the respective security

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS 401(k) PLAN Members of the Administrative Committee

By:	/s/ Christopher Ceder
Name: Christopher Ceder

By:	/s/ Edina Jung
Name: Edina Jung

By:	/s/ Michael Perloff
Name: Michael Perloff

Date: July 1, 2013

INDEX TO EXHIBITS

Exhibit No.	Description
23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm